                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             PP&L Resources, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                                                  [Logo of PP&L]
                              PP&L Resources, Inc.


                            Notice of Annual Meeting
                                 April 23, 1999

                                      and

                                Proxy Statement
                 (including appended 1998 Financial Statements)

Notice of Annual Meeting of Shareowners

  The Annual Meeting of Shareowners of PP&L Resources, Inc. ("PP&L Resources" or "the Company") will be held at Lehigh University's Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, Pennsylvania, on Friday, April 23, 1999, at 1:30 p.m., following the Annual Meeting of Shareowners of PP&L, Inc. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Proxy Statement, and to transact such other business as may properly come before the Meeting or any adjournments thereof:

  1. The election of three directors for a term of three years.

  2. The ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 1999.

  3. The approval of the Amended and Restated Incentive Compensation Plan.

  4. The approval of the Short-Term Incentive Plan.

  The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other business should properly come before the Meeting, it is the intention of the Board of Directors that the persons named as proxies will vote in accordance with their best judgment.

  After reading the Proxy Statement, please mark, sign, date and return your Proxy as soon as possible, to assure your representation at the meeting. Only Shareowners of record at the close of business on Friday, February 26, 1999, will be entitled to vote at the Annual Meeting or any adjournments thereof. If the Annual Meeting is interrupted or delayed for any reason, the Shareowners attending the adjourned Meeting shall constitute a quorum and may act upon such business as may properly come before the Meeting.

                                     By Order of the Board of Directors.

                                              /s/ Robert J. Grey

                                                Robert J. Grey
                                                  Secretary

March 12, 1999

                                Proxy Statement

  The Company's principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number (610) 774-5151. This Proxy Statement and the accompanying Proxy, solicited on behalf of the Board of Directors, were first released to Shareowners on or about March 12, 1999.

OUTSTANDING STOCK AND VOTING RIGHTS

  The Board of Directors has established Friday, February 26, 1999, as the record date for Shareowners entitled to vote at the Annual Meeting (the "Record Date"). The transfer books of the Company will not be closed. The Articles of PP&L Resources divide the Company's voting stock into two classes:
Common and Preferred. There were no shares of Preferred Stock outstanding on the Record Date. A total of 157,694,133 shares of Common Stock was outstanding on the Record Date. Each outstanding share of Common Stock entitles the holder to one vote upon any business properly presented to the Annual Meeting.

  As of February 15, 1999, the following are the only entities known by the Company to own more than five percent of any class of stock entitled to vote at the Annual Meeting.

                                                Number of
                         Name and                 Shares    Percent of
                        Address of             Beneficially   Class
    Title            Beneficial Owner             Owned     or Series
 ------------ ------------------------------   ------------ ----------
 Common Stock J.P. Morgan & Co. Incorporated    12,848,318     8.1%
              60 Wall Street
              New York, NY 10260

  Execution of the Proxy will not affect a Shareowner's right to attend the Annual Meeting and vote in person. Any Shareowner giving a Proxy has the right to revoke it at any time before it is voted by giving notice in writing to the Secretary. Shares represented by Proxy will be voted in accordance with the instructions given. In the absence of instructions to the contrary, the Proxy solicited hereby will be voted FOR the election of directors, FOR the Ratification of the Appointment of Independent Accountants, FOR the approval of the Amended and Restated Incentive Compensation Plan, and FOR the approval of the Short-Term Incentive Plan. Abstentions and broker non-votes are not counted as either "yes" or "no" votes.

  Full and fractional shares held by the Company for each participant in the Dividend Reinvestment Plan will be voted by PP&L, Inc. ("PP&L"), as the registered owner of such shares, in the same manner as shares held of record by that participant are voted. If a participant owns no shares of record, full and fractional shares credited to that participant's account will be voted in accordance with the participant's instructions on the Proxy. Shares held in the Dividend Reinvestment Plan will not be voted if Proxies are not returned.

  To preserve voter confidentiality, the Company voluntarily limits access to Shareowner voting records to certain designated employees of PP&L. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a Shareowner has voted to any employee of PP&L Resources or its subsidiaries or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

  Regarding Proposal 1 (the election of directors), the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person's name in the list of nominees on the accompanying Proxy. In order to be approved, each of Proposal 2 (the Ratification of the Appointment of Independent Accountants), Proposal 3 (the approval of the Amended and Restated Incentive Compensation Plan), and Proposal 4 (the approval of the Short-Term Incentive Plan) must receive a majority of the votes cast, in person or by proxy, by the Shareowners voting as a single class.

PROPOSAL 1: ELECTION OF DIRECTORS

  PP&L Resources has a classified Board of Directors, currently consisting of nine directors divided into three classes. These classes consist of three directors whose terms will expire at the 1999 Annual Meeting, three directors whose terms will expire at the 2000 Annual Meeting, and three directors whose terms will expire at the

2001 Annual Meeting. Since the directors of the Company also serve as the directors of PP&L, terms and length of service for the Company include PP&L tenure.

  The nominees this year are Frederick M. Bernthal, William J. Flood and Frank
A. Long. All of the nominees are currently serving as directors. Dr. Bernthal was elected by the Board of Directors effective March 1, 1997, and Messrs. Flood and Long were elected by the Shareowners at the 1996 Annual Meeting. If elected by the Shareowners, the above nominees would serve until the 2002 Annual Meeting and until their successors shall be elected and qualified. Following their election, there would be nine members of the Board of Directors, consisting of three classes: three directors whose terms would expire at the 2000 Annual Meeting, three directors whose terms would expire at the 2001 Annual Meeting, and three directors whose terms would expire at the 2002 Annual Meeting.

  The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, the accompanying Proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

                            The Board of Directors
                recommends that Shareowners vote FOR Proposal 1

NOMINEES FOR DIRECTORS:


               FREDERICK M. BERNTHAL, 56, is President of Universities Research Association (URA), Washington, D.C., a position he has held since 1994. URA is a consortium of 87 major research universities, and is management and operations contractor on behalf of the U.S. Department of Energy for the Fermi National Accelerator Laboratory. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from 1988 to 1990 as Assistant Secretary of State for Oceans, Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. He received a B.S. in chemistry from Valparaiso University, and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Dr. Bernthal, a member of the Audit and Corporate Responsibility Committee of PP&L Resources and the Nuclear Oversight Committee of PP&L, has been a director since 1997.
[Photo of Bernthal]



               WILLIAM J. FLOOD, 63, is Secretary-Treasurer of Highway Equipment & Supply Co. (HESCO), Harrisburg, Pa., supplier of heavy equipment for highway construction, industry and general contractors. Mr. Flood received a B.A. from Dartmouth College and joined HESCO in 1960. He is a director of HESCO, Penn State Geisinger Health System, Hescorp, Inc. and PNC Bank (Northeast
               PA). A member of the Audit and Corporate Responsibility Commitee of PP&L Resources and the Nuclear Oversight Committee of PP&L, Mr. Flood has been a director since 1990.

[Photo of Flood]


               FRANK A. LONG, 58, is Executive Vice President of PP&L Resources and Executive Vice President and Chief Operating Officer of PP&L. Mr. Long received a B.S. in Electrical Engineering from Northeastern University, and joined PP&L in 1963. Senior Vice President-System Power & Engineering from 1990 until 1993, he was named to his present PP&L position in 1993 and to his PP&L Resources position in February 1995. Mr. Long is a member of the Pennsylvania Electric Association Executive Committee, and a director of the Smart Discovery Center and the Visiting Nurses Northeast. Mr. Long has been a director since 1993.
[Photo of Long]

DIRECTORS CONTINUING IN OFFICE:


               E. ALLEN DEAVER, 63, retired in January 1998 as Executive Vice President and a director of Armstrong World Industries, Inc., Lancaster, Pa., a manufacturer of interior furnishings and specialty products. He graduated from the University of Tennessee with a B.S. in Mechanical Engineering and joined Armstrong in 1960. He is a director of the Internacional de Ceramica S.A. (Mexico), Penn State Geisinger Health System and Donsco, Inc. Mr. Deaver, chair of the Compensation and Corporate Governance Committees of PP&L Resources and PP&L and a member of the Executive and Finance Committees of PP&L Resources and PP&L, has been a director since 1991; his term ends in 2000.

[Photo of Deaver]


               ELMER D. GATES, 69, is Vice Chairman of Fuller Company, Bethlehem, Pa., a company involved in the design and manufacture of plants, machinery and equipment used in the cement, paper, power and processing industries. He has a B.S. in Mechanical Engineering from Clarkson College. Mr. Gates is a former director of Ambassador Bank, a director of SI Handling Systems, Inc., a director of the Lehigh Valley Economic Development Corporation and president of the Lehigh Valley Partnership. Mr. Gates, chair of the Finance Committees of PP&L Resources and PP&L and a member of the Compensation and Corporate Governance and Executive Committees of PP&L Resources and PP&L, has been a director since 1989; his term ends in 2000.

[Photo of Gates]


               WILLIAM F. HECHT, 55, is Chairman, President and Chief Executive Officer of both PP&L Resources and PP&L. Mr. Hecht received a B.S. and M.S. in Electrical Engineering from Lehigh University, and joined PP&L in 1964. He was elected President and Chief Operating Officer in 1991 and was named to his present PP&L position in 1993, and to his PP&L Resources position in February 1995. Mr. Hecht is a director of a number of civic and charitable organizations. He is chair of the Executive Committees of PP&L Resources and PP&L and chair of the Corporate Leadership Council, an internal committee comprised of the senior officers of PP&L Resources. Mr. Hecht has been a director since 1990; his term ends in 2001.
[Photo of Hecht]



               STUART HEYDT, 59, is Chief Executive Officer of the Penn State Geisinger Health System, a not-for-profit corporation involved in health care and related services. Dr. Heydt, who specializes in maxillofacial surgery, attended Dartmouth College and received an M.D. from the University of Nebraska. He is past president of the American College of Physician Executives and a director of Bucknell University, Wilkes University and PNC Bank (Northeast PA). He is chair of the Audit and Corporate Responsibility Committee of PP&L Resources and a member of the Compensation and Corporate Governance and Executive Committees of PP&L Resources and PP&L. Dr. Heydt has been a director since 1991; his term ends in 2001.

[Photo of Heydt]


               NORMAN ROBERTSON, 71, served as Senior Vice President and Chief Economist of Mellon Bank N.A., Pittsburgh, Pa., until his retirement in 1992. Mr. Robertson received a B.S. in Economics from the University of London, England, and attended the London School of Economics. Mr. Robertson is an independent economic advisor to Smithfield Trust Company, a private investment management firm. He is also an Adjunct Professor of Economics at Carnegie Mellon University. Mr. Robertson, a member of the Executive, Finance and Compensation and Corporate Governance Committees of PP&L Resources and PP&L, has been a director since 1969; his term ends in 2000.

[Photo of Robertson]

               MARILYN WARE, 55, is Chairman of American Water Works Company, Inc. of Voorhees, New Jersey, a position she has held since 1988. American Water Works is the largest water utility holding company in the country. In addition, she served as a director of Penn Fuel Gas, Inc. from 1990 to 1998 and is a director of CIGNA Corp. She attended American University and the University of Pennsylvania. Ms. Ware has been a director since January 1998. She is a member of the Finance Committees of PP&L Resources and PP&L and the Audit and Corporate Responsibility Committee of PP&L Resources; her term ends in 2001.
[Photo of Ware]

FORMER DIRECTOR:


               NANCE K. DICCIANI, Senior Vice President, Business Group Executive and Director, European Region, Rohm and Haas Company, Philadelphia, Pa., a specialty chemical company, resigned from the Board effective December 31, 1998, due to her relocation to an overseas position at Rohm and Haas Company. A director since 1994, Dr. Dicciani provided a business perspective which we valued highly.
[Photo of Dicciani]

GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Director Attendance at Board Meetings

  The Board of Directors held twelve meetings during 1998. Each director attended at least 75% of the meetings held by the Board and its Committees during the year. The average attendance of directors at Board and Committee meetings held during 1998 was 98%.

Compensation of Directors

  Directors who are Company employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. Non-employee directors receive a retainer of $39,000 per year, of which a minimum of $21,000 is allocated to a deferred stock account under the Directors Deferred Compensation Plan ("DDCP"); a fee of $1,000 for attending Board of Directors meetings, Committee meetings and other meetings at the Company's request; and a fee of $150 for participating in meetings held by telephone conference call. Only one attendance fee is paid when the Boards of PP&L Resources and PP&L meet on the same day, and when "dual" committee meetings are held on the same day. Also, only one retainer is paid for services on the Boards of both the Company and PP&L.

  Non-employee directors may elect to defer all or any part of the retainer and fees, pursuant to the DDCP. Under this Plan, these directors can defer compensation into a cash account or a deferred stock account. Payment of these amounts and applicable interest or dividends can be deferred until after the directors' retirement from the Board of Directors, at which time they can receive these funds in one or more annual installments for a period of up to ten years.

  Under the terms of the DDCP, any increase in the annual retainer is automatically allocated to each director's deferred stock account. As with the DDCP benefits, this additional deferred stock together with applicable dividends is available to the directors after retirement from the Board, at which time they can receive this stock in one or more annual installments for a period of up to ten years.

Certain Transactions Involving Directors or Executive Officers

  The SEC requires disclosure of certain business transactions or relationships between PP&L Resources, or its subsidiaries, and other organizations with which any of PP&L Resources' directors or executive officers is affiliated as an owner, partner, director, or executive officer.

  From time to time, when it has been appropriate and reasonable, the Company and its subsidiaries have engaged in transactions with, or have used products or services of, organizations with which the Company's directors or executive officers are affiliated. It is expected that the Company will continue to do so.

  On August 21, 1998, PP&L Resources acquired Penn Fuel Gas, Inc., pursuant to an Agreement and Plan of Merger, dated as of June 26, 1997. As a result of the merger, Ms. Ware and certain family members and trusts of which Ms. Ware is the beneficiary or trustee acquired an aggregate of 5,330,913 shares of Common Stock of the Company.

  During 1998, PP&L paid Highway Equipment & Supply Co. (HESCO) $246,270 for certain equipment and materials. Mr. Flood is secretary-treasurer and a principal owner of HESCO.

Stock Ownership

  All directors and executive officers as a group own 3.14% of PP&L Resources' Common Stock. As a result of the Company's merger with Penn Fuel Gas, Inc. described above, Ms. Ware owns 3.02% of PP&L Resources' Common Stock. Each of the other directors and executive officers own less than 1% of PP&L Resources' Common Stock. The following table sets forth certain ownership of the Company's stock as of January 1, 1999:

                                                        Shares of
                                                       Common Stock
                                                       Beneficially
    Name                                                 Owned/1/
    ----                                               ------------
   F. M. Bernthal                                           3,962
   R. G. Byram                                             19,145
   E. A. Deaver                                            11,196
   R. D. Fagan                                             13,135
   W. J. Flood                                              8,151
   E. D. Gates                                             16,883
   R. J. Grey                                               8,707
   W. F. Hecht                                             57,826
   S. Heydt                                                 7,894
   F. A. Long                                              32,033
   N. Robertson                                             6,982
   M. Ware                                              4,758,589/2/
   All 15 executive officers and directors as a group   4,955,815

-------
/1 /The number of shares beneficially owned includes: (i) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual's account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; (iv) with respect to executive officers, shares held for their benefit by the Trustee under the Employee Stock Ownership Plan; (v) with respect to non-employee directors, shares credited to their deferred stock account under the DDCP, as follows: Dr. Bernthal, 3,762, Mr. Deaver, 8,111 shares, Mr. Gates, 8,440 shares, Dr. Heydt, 5,014 shares, Messrs. Flood and Robertson, 1,452 shares each and Ms. Ware, 897 shares; and (vi) with respect to non-employee directors, additional deferred stock credited to them in connection with the termination of the Directors Retirement Plan in 1996, as follows: Mr. Deaver, 1,705 shares, Mr. Flood, 2,024 shares, Mr. Gates, 2,701 shares, Dr. Heydt, 1,272 shares, and Mr. Robertson, 3,700 shares. These directors do not have voting or dispositive power over the shares credited to their deferred stock accounts.
/2 /Includes 4,241,497 shares held by a family limited partnership with respect to which Ms. Ware has voting and dispositive power; 58,319 shares owned by trusts and a foundation with respect to which Ms. Ware has shared voting and dispositive power; and 457,876 shares owned by Ms. Ware's mother. Ms. Ware disclaims beneficial ownership of 4,114,881 of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

  To the Company's knowledge, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to the Company's directors and executive officers during 1998 were complied with, except that one Form 4, Statement of Changes in Beneficial Ownership, was inadvertently filed late by Ms. Ware with respect to the acquisition of shares as a result of the Company's merger with Penn Fuel Gas, Inc., as described above.

Board Committees

  The Board of Directors has four standing committees--the Executive, Audit and Corporate Responsibility, Compensation and Corporate Governance, and Finance Committees. Each non-employee director usually serves on one or more of these and PP&L's Board committees. (PP&L's committees include the Executive, Compensation and Corporate Governance, Finance, and Nuclear Oversight Committees.) The Audit and Corporate Responsibility, Compensation and Corporate Governance, Finance and Nuclear Oversight Committees are composed entirely of non-employee directors.

  Executive Committee. The Executive Committee exercises during the periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee). The Executive Committee of the Company met twice in 1998. The members of the Executive Committee for both the Company and PP&L are Mr. Hecht (chair), Dr. Heydt and Messrs. Deaver, Gates and Robertson.

  Audit and Corporate Responsibility Committee. The principal functions of the Audit and Corporate Responsibility Committee are to assist the Company's Board of Directors in the oversight of executive management's responsibilities related to the Company's internal control process. This internal control process is designed to provide reasonable assurance regarding the achievement of the Company's objectives in the areas of effectiveness and efficiency of operations, reliability of financial reporting, and compliance with laws, regulations and standards of integrity. In addition, the Committee reviews various policies and practices of management related to the Company's responsibilities to its investors, customers, employees, the environment and the general public, and reviews the Company's response to actions, investigations, sanctions or warnings by governmental and regulatory authorities. This committee met three times in 1998. The members of the Audit and Corporate Responsibility Committee are Dr. Heydt (chair), Dr. Bernthal, Mr. Flood and Ms. Ware.

  Compensation and Corporate Governance Committee. The principal functions of the Compensation and Corporate Governance Committee are to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the Company and its subsidiaries, and to set their remuneration, including incentive awards; to review the fees paid to outside directors for their services on the Board of Directors and its Committees; and to review management's succession planning. For those individuals who are senior officers of both the Company and PP&L, the Compensation and Corporate Governance Committees of both companies act jointly to set remuneration for services to both companies. Another principal Committee function is to develop and review criteria for the qualifications of Board members, to establish and administer programs for evaluating the performance of Board members and to identify and recommend to the Board of Directors candidates for election to the Board. This committee met five times in 1998. The members of the Compensation and Corporate Governance Committee for both the Company and PP&L are Mr. Deaver (chair), Messrs. Gates and Robertson and Dr. Heydt.

  Nominees for directors may be proposed by Shareowners in accordance with the procedures set forth in the Bylaws. Recommendations for the 2000 Annual Meeting must be received by seventy-five days prior to the 2000 Annual Meeting. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to the Chair of the Compensation and Corporate Governance Committee, c/o Secretary, Two North Ninth Street, Allentown, Pennsylvania 18101.

  Finance Committee. The principal functions of the Finance Committee are to approve specific Company financings and corporate financial policies, to review the Company's annual capital and operating budgets, financing plans and overall financial strategy, to declare dividends when the Board is not regularly scheduled to meet or does not meet, and to review the activities of the unregulated subsidiaries of the Company. The Finance Committee met eleven times in 1998. The members of the Finance Committee for both the Company and PP&L are Mr. Gates (chair), Messrs. Deaver and Robertson and Ms. Ware.

Retirement Plans for Executive Officers

  PP&L officers upon retirement are eligible for benefits under the PP&L Retirement Plan and the Supplemental Executive Retirement Plan ("SERP"). The following table shows the estimated annual retirement benefits for executive officers payable under these Plans:

                     Estimated Annual Retirement Benefits
                        at Normal Retirement Age of 65
                         Officers Hired Before 1/1/98

      Five-Year
       Average
        Annual                            Years of Service
     Compensation        15 Years           20 Years           25 Years           30 Years
     ------------        --------           --------           --------           --------
     $  250,000           84,774            118,524            131,024            143,524
        300,000          105,024            145,524            160,524            175,524
        350,000          125,274            172,524            190,024            207,524
        400,000          145,524            199,524            219,524            239,524
        450,000          165,774            226,524            249,024            271,524
        500,000          186,024            253,524            278,524            303,524
        550,000          206,274            280,524            308,024            335,524
        600,000          226,524            307,524            337,524            367,524
        650,000          246,774            334,524            367,024            399,524
        700,000          267,024            361,524            396,524            431,524
        750,000          287,274            388,524            426,024            463,524
        800,000          307,524            415,524            455,524            495,524
        850,000          327,774            459,000            485,024            527,524
        900,000          348,024            469,524            514,524            559,524
        950,000          368,274            496,524            544,024            591,524
      1,000,000          405,000            540,000            590,000            640,000
      1,050,000          425,250            567,000            619,500            672,000

  Benefits under both the Retirement Plan and the SERP benefit formulas are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred pursuant to the Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table which follows. (Of the officers listed in that Table, Mr. Hecht deferred $52,000 of compensation for each of 1996, 1997 and 1998; Mr. Long deferred $31,200 for each of 1996, 1997 and 1998; Mr. Fagan deferred $20,800 for 1996, $54,000 for 1997 and $96,560 for 1998; and Mr. Grey deferred
$600 for 1996.) For purposes of calculating benefits under the SERP, the compensation used is base salary, bonus and the value of any restricted stock grant for the year in which earned, as listed in the Table, as well as dividends paid on restricted stock.

  Benefits payable under the Retirement Plan are subject to limits set forth in the Internal Revenue Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the SERP are computed on the same basis; are offset by Retirement Plan benefits, the maximum Social Security benefit payable at 65, and in some cases, by pensions received from prior employment; and are reduced for retirement prior to age 60.

  As of January 1, 1999, the years of credited service under the Retirement Plan for Messrs. Hecht, Long, Byram and Grey were 28.8, 31.4, 22.3 and 3.7, respectively. The years of credited service under the SERP for each of these officers are three years less than under the Retirement Plan (except in the case of Mr. Byram, who is entitled to nine months of additional credited service under the SERP, and Mr. Grey, who is entitled to 15.4 years of additional credited service).

  For officers hired on or after January 1, 1998, benefits under the SERP are based on a new formula, as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP;
(ii) the percentage of pay provided as a retirement benefit is changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee's date of hire instead of at age 30.

  The following table shows the estimated annual retirement benefits for executive officers payable under the new SERP formula:

                     Estimated Annual Retirement Benefits
                        at Normal Retirement Age of 65
                       Officers Hired On or After 1/1/98

      Five-Year
       Average
        Annual                            Years of Service
     Compensation        15 Years           20 Years           25 Years           30 Years
     ------------        --------           --------           --------           --------
     $  250,000           75,000            100,000            118,750            137,500
        300,000           90,000            120,000            142,500            165,000
        350,000          105,000            140,000            166,250            192,500
        400,000          120,000            160,000            190,000            220,000
        450,000          135,000            180,000            213,750            247,500
        500,000          150,000            200,000            237,500            275,000
        550,000          165,000            220,000            261,250            302,500
        600,000          180,000            240,000            285,000            330,000
        650,000          195,000            260,000            308,750            357,500
        700,000          210,000            280,000            332,500            385,000
        750,000          225,000            300,000            356,250            412,500
        800,000          240,000            320,000            380,000            440,000
        850,000          255,000            340,000            403,750            467,500
        900,000          270,000            360,000            427,500            495,000
        950,000          285,000            380,000            451,250            522,500
      1,000,000          300,000            400,000            475,000            550,000
      1,050,000          315,000            420,000            498,750            577,500

  For existing officers, effective January 1, 1998, benefits under the SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001 and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997.

  As President of PP&L Global, Inc. ("PP&L Global"), Mr. Fagan is covered by that company's Officers Retirement Plan. That plan provides a retirement benefit, computed on the basis of the life annuity form of pension payable at age 60, determined by multiplying Mr. Fagan's five-year annual average compensation (which includes salary, including deferrals to the PP&L Global Officers Deferred Compensation Plan, bonus, and restricted stock but excluding any dividends paid on restricted stock) times 2% for each year of service completed by age 60. This benefit is reduced for retirement prior to age 60 and, in some cases, by pensions received from prior employment. As of January 1, 1999, the years of credited service for Mr. Fagan for purposes of this benefit were 23.8.

SUMMARY COMPENSATION TABLE

  The following table summarizes all compensation for the Chief Executive Officer and the next four most highly compensated executives for the last three fiscal years, for service for PP&L Resources and its subsidiaries. Messrs. Hecht and Long also served as directors but received no separate remuneration in that capacity.

                                                                      Long-Term
                                        Annual Compensation         Compensation
                         -------------------------------------------------------------------
                                                      Other Annual   Restricted     All Other
          Name and               Salary/1  Bonus/1   Compensation/2 Stock Award/3 Compensation/4
     Principal Position     Year  / ($)     / ($)        / ($)          / ($)         / ($)
------------------------------------------------------------------------------------------------
  William F. Hecht          1998 644,604     267,998          0         193,320       6,001
   Chairman, President and  1997 609,550     107,360          0         281,435       4,704
   Chief Executive Officer  1996 531,194     138,600          0         138,920       4,418

  Frank A. Long             1998 439,735     157,872          0         115,290       6,048
   Executive Vice
    President               1997 414,704      85,698          0         167,599       4,750
                            1996 367,555      82,688     14,424          82,800       4,462

  Robert D. Fagan           1998 299,770  252,000/5/          0       96,390/5/           0
   President--PP&L Global   1997 289,155  141,120/5/          0       91,396/5/           0
                            1996 240,848  150,675/5/          0       82,340/5/           0

  Robert G. Byram           1998 279,847      81,200     10,770          62,910       5,185
   Senior Vice President--  1997 264,967      50,880          0          91,630       3,916
   Generation and Chief     1996 246,944      48,195          0          48,300       3,673
   Nuclear Officer--PP&L

  Robert J. Grey            1998 279,674      81,200          0          62,910       3,907
   Senior Vice President,   1997 249,900      48,000          0          86,488       2,682
   General Counsel and      1996 231,878      44,415          0          44,620       2,250
   Secretary


/1/Salary and bonus data include deferred compensation.
/2/Includes longevity pay (which is compensation for vacation earned, but not taken).
/3/The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 1998, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Hecht--34,720 shares ($967,820); Mr. Long--20,310 shares ($566,141); Mr. Fagan--12,030 shares ($335,336); Mr. Byram--11,440 shares ($318,890); and Mr. Grey--8,090 shares ($225,509). These year-end data do not include awards made in January 1999 for 1998 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards have a restriction period of three years.
/4/Includes Company contributions to the Officers' Deferred Savings Plan and the ESOP accounts
/5/As discussed in the following Joint Report, one-third of Mr. Fagan's long-term incentive award was paid in cash and two-thirds in restricted stock.

CHANGE IN CONTROL ARRANGEMENTS

  Effective as of January 1, 1998, the Company entered into agreements with each of the named executive officers, which agreements provide benefits to the officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by the Company, including any benefits under the Executive Retirement Security Plan (which was terminated effective January 1, 1998) or any prior severance agreement.

  Each of the agreements continues in effect until December 31, 1999, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than thirty-six months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates the officer's employment following a change in control for any reason other than death, disability, retirement or "cause," or if the officer terminates employment for "good reason" (as such terms are defined in the agreement).

  The benefits consist of a lump sum payment equal to three times the sum of
(a) the officer's base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason, and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. (This bonus amount would include the value of restricted stock awards for calendar years prior to 1998.) In addition, under the terms of each agreement, the Company would provide the officer and dependents with continuation of welfare benefits (reduced to the extent the officer receives comparable benefits), and would pay the officer unpaid incentive compensation that has been allocated or awarded, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the Company for an additional thirty-six months, outplacement services for up to three years and a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, the Company would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the thirty-six month period following the change in control.

  In addition, in the event of a change in control or certain circumstances that may lead to a change in control, the Compensation and Corporate Governance Committee of the Board of Directors may change or eliminate the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan.

JOINT REPORT OF THE COMPENSATION AND CORPORATE
GOVERNANCE COMMITTEES REGARDING EXECUTIVE COMPENSATION

GENERALLY

  PP&L Resources, Inc. (the "Company") is the parent holding company of PP&L, Inc., and PP&L, Inc. is its principal subsidiary. The members of the Company's Compensation and Corporate Governance Committee--all independent outside directors--and Board of Directors also serve in the same capacity for PP&L, Inc. Certain senior officers of the Company are also senior officers of PP&L, Inc. For those individuals, references below to the Committee and Board of Directors refer to the Committee and Board of Directors of both the Company and PP&L, Inc. and discussions of their compensation include compensation earned for services to both the Company and PP&L, Inc.

  During 1998, the Committee reviewed and evaluated the performance and leadership of the Chief Executive Officer and the other senior officers who are members of the Company's Corporate Leadership Council ("senior officers"), which provides strategic direction for the Company and its subsidiaries. The Committee established the compensation and benefit practices for these individuals as senior officers of the Company and its subsidiaries, including PP&L, Inc. and PP&L Global, Inc. (a subsidiary of the Company which invests in and develops world-wide power projects) ("PP&L Global"). These officers include: William F. Hecht, Chairman, President and Chief Executive Officer of the Company; Frank A. Long, Executive Vice President of the Company; John R. Biggar, Senior Vice President and Chief Financial Officer of the Company/1/; Robert G. Byram, Senior Vice President--Generation and Chief Nuclear Officer of PP&L, Inc.; Robert D. Fagan, President of PP&L Global; Robert J. Grey, Senior Vice President, General Counsel and Secretary of the Company; and Terry
H. Hunt, Senior Vice President--Strategic Planning of the Company. Except for Mr. Fagan, these individuals are also senior officers of PP&L, Inc./2/

  For 1998, the Company had in place two major components of executive compensation for the senior officers--base salary and incentive compensation. Base salaries reflect the value of the various Company positions relative to similar positions--both within the Company and in other companies--and individual executive performance. Incentive compensation is based on corporate performance./3/ For 1998, the incentive program had two separate components. Under a short-term incentive plan, cash awards were made to the senior officers based on the achievement of key corporate financial and operational goals. Under a long-term incentive plan,
-------
/1/Mr. Biggar became an executive officer of the Company and a member of the
  Corporate Leadership Council effective as of January 28, 1998.
/2/Mr. Fagan has no position with PP&L, Inc., but is a member of the Corporate
  Leadership Council and a "senior officer" of the Company by virtue of his position as President of PP&L Global.
/3/Because of his position as President of PP&L Global, Mr. Fagan's incentive compensation is based on separate goals established for that position.

restricted Company stock was granted to the senior officers based on the achievement of certain strategic goals designed to position the Company for success in the new competitive environment. Incentive goals and performance targets were developed by the Committee, and all awards were granted by the Committee.

BASE SALARIES

  In general, the Committee's objective is to provide salary levels that are sufficiently competitive with comparable companies to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies. In addition, the Committee annually reviews the performance of each executive to determine the appropriate level of base salary adjustment for that individual.

  In December 1997, the Committee reviewed salary ranges for the senior officers by comparing these salary levels with levels within the utility industry generally, and, more specifically, with executive compensation levels at 16 comparable utilities./4/ All of the comparison companies were included in the EEI (Edison Electric Institute) Index of Investor-owned Electric Utilities, which is displayed in the stock performance graph on page 14. The 16 utilities used for comparison purposes were selected based on their similarity to PP&L, Inc. in terms of annual revenues, service area and other measures of size.

  After reviewing salary data for executive positions at comparable utilities, the Committee reviewed the actual salaries and performance appraisals of each of the senior officers. In the case of the Chief Executive Officer, the Committee considered directors' individual appraisals of his performance in determining his salary. The Committee then solicited input and recommendations from the Chief Executive Officer regarding the performance and individual salaries of the other senior officers.

  Upon completion of this review, the Committee established the 1998 salaries of the senior officers. As of January 1998, Mr. Hecht's total compensation was about 24% less than the average total compensation of the chief executive officers of the comparable companies. Also, the total compensation of the senior officers as a group was approximately 15% less than the average paid to their counterparts at these companies. Considering this information and individual performance, the salary of each of the senior officers was increased, effective as of January 1, 1998.

INCENTIVE AWARDS

  In establishing the second component of executive compensation--incentive awards--the Committee annually reviews the Company's performance in relation to specific corporate financial, operational and strategic objectives. This component of compensation is intended to relate executive compensation directly to corporate performance and shareowner value. This program achieves the Company's objective of placing a large portion of executive compensation "at risk" by basing up to 40-50% of the senior officers' total compensation on the achievement of key corporate goals. The incentive awards are made in the form of cash and restricted Company stock.

Cash Awards

  Cash awards are made available to officers for the achievement of specific, independent goals established for each calendar year. For 1998, maximum annual awards based on accountability level were established for each officer according to the following table:

                               Maximum Awards
                          (Percent of Base Salary)
                          ------------------------
             Chief Executive Officer....................... 60%
             Executive Vice President...................... 50%
             Sr. Vice President............................ 40%

-------
/4/Mr. Fagan's salary was compared with those of similar subsidiary positions in both regulated and non-regulated companies.

  Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for each year are established by the Committee, and the Committee reviews actual results at each year-end to determine the appropriate goal attainment percentage to apply to the salary targets.

  The following were the goal categories for 1998:

  I. Financial--PP&L Resources, Inc.--based on the Company's net income and total return on common stock and the financial performance of subsidiary energy trading and marketing operations.

  II. Operational--PP&L, Inc.--based on customer satisfaction indices, retail marketing efforts, the performance of PP&L, Inc.'s power plants, cost control, safety and environmental performance and affirmative action results.

  III. Operational--PP&L Global, Inc.--based on PP&L Global's net income.

  The weightings for each of these general categories varied by the level of the individual officers to reflect the different levels of influence they have on attainment of the goals, as follows:

                                                       Goal Category
                                           -------------------------------------
                                                     Operational-- Operational--
  Officer Level                            Financial     PP&L       PP&L Global
  -------------                            --------- ------------- -------------
Chief Executive Officer...................     45%         30%           25%
Executive Vice President..................     35          45            20
Sr. Vice President........................     30          55            15

  When the level of goal attainment in each of the above categories is measured at the end of each year and the category weightings shown above are multiplied by the annual award target for each position, each officer's cash award is determined for the prior year's performance.

Restricted Stock Awards

  Under the terms of the Company's Incentive Compensation Plan, restricted Company stock also is made available to officers based on the achievement of strategic objectives designed to position the Company to continue to provide value to its shareowners. Goals for 1998 were related to success in the Pennsylvania retail market, transactions which increase the Company's and PP&L Global's domestic and international business presence, the outcome of PP&L, Inc.'s restructuring proceeding and the financial initiatives related thereto, and the establishment of a corporate risk management program. Annual awards are based on the achievement of these strategic goals. The 1998 award targets for individual officers varied by accountability level, as follows:

                               Maximum Awards
                          (Percent of Base Salary)
                          ------------------------
             Chief Executive Officer....................... 40%
             Executive Vice President...................... 35%
             Sr. Vice President............................ 30%

  Awards are made in the form of restricted stock equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. This stock award encourages increased stock ownership on the part of the officers and aligns the interests of management and shareowners.

  The Committee determines the applicable restriction period for the stock at the time of grant, which, under the terms of the Incentive Compensation Plan, must be at least three years and not more than ten years from the date of grant. That is, the officer can be divested of this stock during the restriction period if he or she terminates employment with the Company. The Plan also provides that, upon retirement, death or disability of an officer, the outstanding restricted stock awards made to that officer will be prorated. In such cases, the Committee may provide the officer with the entire award rather than the prorated portion.

  In this way, grants of restricted stock serve as an incentive for senior management to continue their employment with the Company and, therefore, contribute to continuity in top management. In the past, the grants of restricted stock made under the Incentive Compensation Plan have been restricted for a period of three years.

  The 1998 incentive awards made to the five most highly compensated executive officers are shown in the Summary Compensation Table. The Committee based the awards for these officers solely on the corporate goals achieved. In January 1999, the Committee reviewed performance achieved during 1998 for the financial and operational goals under the short-term incentive plan. During 1998, the Company achieved 45% of its financial goals, 80% of its operational goals for PP&L, Inc. and 100% of its operational goals for PP&L Global. As a result of the weighting system described above, the senior officers received the following short-term incentive awards as a percent of base salary: Mr. Hecht--41.6%; Mr. Long--35.9%; Mr. Biggar--28.7%, Mr. Byram--29.0%; and Mr.
Grey--29.0%. Mr. Fagan received a 1998 short-term incentive award of 67.5% of base salary, based on separate goals related to PP&L Global's staffing and organization, strategic planning and strategic acquisition efforts, budgetary control and the establishment of certain financial capabilities, policies and programs, and investment and commitments in international projects.

  In January 1999, the Committee also reviewed the Company's performance on the established strategic goals under the long-term incentive plan. During 1998, the Company achieved 78% of these strategic goals. Applying the maximum targets set forth above, the senior officers received the following long-term incentive awards as a percent of base salary: Mr. Hecht--31.2%; Mr. Long-- 27.3%; Mr. Biggar--22.6%, Mr. Byram--23.4%; and Mr. Grey--23.4%. Mr. Fagan's
1998 long-term incentive award equal to 50.0% of his base salary ( 1/3 in cash and 2/3 in restricted stock) was based on an established formula emphasizing PP&L Global's committed equity investment and cash flow.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In establishing Mr. Hecht's 1998 salary, the Committee reviewed the salaries of the chief executive officers of the 16 comparison utilities referenced above. In conducting this review, the Committee concluded that Mr. Hecht's 1997 salary was about at the average earned by incumbents in similar positions at those utilities. As a result of this review and Mr. Hecht's performance, the Committee set his 1998 salary at $645,000, effective January 1, 1998, in order to maintain this relationship with market conditions.

  Based on the Company's performance in 1998 on the specific corporate financial and operational goals discussed above, Mr. Hecht received a cash award equal to approximately 41.6% of his year-end salary. Based on the Company's performance in 1998 on the strategic goals discussed above, Mr. Hecht received a restricted stock award equal to approximately 31.2% of his year-end salary.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held corporations may not deduct in any taxation year certain compensation in excess of $1,000,000 paid to the chief executive officer and the next four most highly compensated executive officers. Section 162(m) did not apply to the Company's 1998 executive compensation. In this regard, the Company is proposing that its shareowners at the 1999 Annual Meeting approve (i) the amendment of the Incentive Compensation Plan to effectuate its new stock option program and to enable the Company to make stock option awards and other stock-based awards under that Plan that are deductible under Section 162(m) and (ii) the adoption of a Short-Term Incentive Plan under which cash awards to officers under the existing short-term incentive program could be deductible under Section 162(m).

                                      The Compensation and Corporate
                                       Governance Committee
                                         E. Allen Deaver, Chair
                                         Elmer D. Gates
                                         Stuart Heydt
                                         Norman Robertson

STOCK PERFORMANCE GRAPH

  The following graph depicts the performance of the Company's common stock over the past five years. For comparison purposes, two other indices are also shown. The Standard & Poor's 500 Index provides some indication of the performance of the overall stock market, and the EEI Index of Investor-owned Electric Utilities reflects the performance of electric utility stocks generally. The EEI Index is a comprehensive, widely recognized industry index that includes approximately 89 investor-owned domestic electric utility companies.


                 Comparison of 5-Year Cumulative Total Return
                 For PP&L Resources, Inc., S&P 500 Index, and
                EEI Index of Investor-owned Electric Utilities*


                             [GRAPH APPEARS HERE]


                        12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
                        -------- -------- -------- -------- -------- --------
PP&L Resources, Inc.**   100.00    76.34   108.43   107.14   120.47   148.14
S&P 500 Index            100.00   101.32   139.40   171.40   228.59   293.91
EEI Index of Investor-
 owned Electric
 Utilities               100.00    88.43   115.86   117.25   149.33   170.07

-------
* Assumes investing $100 on 12/31/93 and reinvesting dividends in PP&L Resources, Inc. common stock, S&P 500 Index, and EEI Index of Investor-owned Electric Utilities.
** Effective April 27, 1995, all of the outstanding shares of common stock of PP&L, Inc. became shares of common stock of PP&L Resources. Therefore, through April 26, 1995, these data reflect the total return on the common stock of PP&L, Inc.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  Upon the recommendation of the Audit and Corporate Responsibility Committee, which is composed of directors who are not employees of the Company or its affiliates, the Board of Directors of the Company appointed
PricewaterhouseCoopers LLP to serve as independent accountants for the year ending December 31, 1999, for PP&L Resources and its subsidiaries.

  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they want to do so, and they will also be available to respond to appropriate questions.

  The Board of Directors has determined that it would be desirable to request an expression of opinion from the Shareowners on the appointment of PricewaterhouseCoopers LLP. If the Shareowners do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

                            The Board of Directors
                recommends that Shareowners vote FOR Proposal 2

PROPOSAL 3: APPROVAL OF AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

  Shareowners will be asked to consider and, if deemed advisable, to approve the PP&L Resources Amended and Restated Incentive Compensation Plan. The Incentive Compensation Plan was originally adopted by shareowners at PP&L's 1987 Annual Meeting, and at that time was named the Pennsylvania Power & Light Company Incentive Compensation Plan. The growth, development and financial success of the Company depend upon attracting and retaining the best possible management. PP&L Resources believes that the Incentive Compensation Plan promotes the success of the Company by providing a method whereby officers and other key employees of PP&L Resources and its subsidiaries may be awarded additional remuneration for performance in meeting specific corporate objectives in a way that increases their ownership interest in the Company and encourages them to remain with the Company.

  PP&L Resources proposes to amend the Incentive Compensation Plan to effectuate its new stock option program by increasing the number of shares authorized to be issued thereunder. The Company believes that such stock options are an effective means to tie executive compensation directly to increases in shareowner value. In addition, the proposed amendments are required so that these stock option awards to any "covered employee" can be excluded from the $1 million limit on deductible compensation under Section 162(m) of the Internal Revenue Code. (A "covered employee" is an executive officer named in the "Summary Compensation Table" who is acting in such capacity on the last day of the applicable tax year of the Company and its subsidiaries.) If such stock option awards do not comply with the requirements of Section 162(m), the Company would lose the benefit of a compensation deduction to the extent that total compensation earned by an individual executive officer, including compensation earned as a result of stock option awards, exceeds $1 million in any one year.

                              Summary of the Plan

  The following is a brief summary of the terms of the Amended and Restated Incentive Compensation Plan (the "Amended and Restated Plan"). The summary does not purport to be complete and is qualified in its entirety by the full text of the Amended and Restated Plan set forth in Schedule A to this Proxy Statement.

  The purpose of the Amended and Restated Plan is to provide a method whereby officers and other key employees of PP&L Resources and its subsidiaries may be awarded additional remuneration in a manner which increases their ownership interest, aligns their interest with that of shareowners and encourages them to remain in the employ of PP&L Resources and its subsidiaries.

  The types of awards that may be granted under the Amended and Restated Plan are restricted stock awards, stock options awards and other stock-based awards, including performance-based awards. Subject to a change in the Company's capital structure, the maximum number of shares of Common Stock subject to awards (including restricted stock and stock options) shall not exceed annually 2% of the outstanding Common Stock of PP&L Resources on the first day of each calendar year commencing on January 1, 1999. The maximum number of options awarded to any single eligible employee in any calendar year shall not exceed 1.5 million shares; provided that any portion of such maximum number of shares that has not been granted may be carried over and used in any subsequent year. To the extent that an award is forfeited or the right of a participant to whom it was granted terminates, any shares subject to the award will again be available for awards under the Amended and Restated Plan. Shares issued under the Amended and Restated Plan may be authorized and unissued stock, treasury stock or stock purchased on the open market.

  In accordance with the requirements of the New York Stock Exchange (the "NYSE") for the listing of newly issued shares of Common Stock subject to awards, the Committee will not grant awards under the Amended and Restated Plan to the extent that the aggregate number of shares subject to awards granted after approval of the Plan at PP&L Resources' 1999 Annual Meeting would exceed 5% of the outstanding Common Stock of the Company on the date of the Meeting, unless the issuance of the shares of Common Stock subject to any such additional awards has been approved by the Shareowners of PP&L Resources to the extent required by the rules of the NYSE.

                                Administration

  The Amended and Restated Plan shall be administered by a committee of two or more "outside directors" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), unless otherwise determined by the Company's Board of Directors, who have been designated by the Board of Directors to act as such a committee. This function currently is performed by the Company's Compensation and Corporate Governance Committee (the "Committee"). The Committee has the full power and authority to make awards to eligible employees pursuant to the provisions of the Amended and Restated Plan, to interpret the provisions of the Amended and Restated Plan, to supervise the administration of the Amended and Restated Plan and to delegate any of the foregoing responsibilities to any person, who, in its sole discretion, it deems appropriate; provided that such delegation is consistent with Section 162(m).

                                  Eligibility

  Officers and other key employees of PP&L Resources or its subsidiaries are eligible employees under the Amended and Restated Plan. Subject to the provisions of the Amended and Restated Plan, the Committee shall from time to time select from the eligible employees those to whom awards shall be granted and determine the amount of such award.

                            Restricted Stock Awards

  Restricted stock is PP&L Resources' Common Stock issued in the name of the participant that bears a restrictive legend prohibiting the sale, transfer, pledge or hypothecation of such Common Stock until the expiration of the restriction period. The restriction period is determined by the Committee at the time each award is granted and will not be less than three years and not more than ten years from the date of the grant; provided that in the event of a change in control, the restriction period for previously granted awards shall lapse.

  Restricted stock is issued without the payment of consideration by the participant. During the restriction period, the participant has the right to vote the stock and receive dividends with respect to such stock.

  Upon a participant's termination of employment prior to the end of the restriction period due to death or disability, awards are prorated as if the participant had maintained active employment until age 65. If a participant's employment with PP&L Resources or its subsidiaries is terminated prior to the end of the restriction period for any other reason, the award is forfeited. In any instance where a payment is to be prorated, the Committee may choose, in its sole discretion, to provide the participant (or the participant's estate) with the entire award rather than the prorated portion.

  Notwithstanding anything in the Amended and Restated Plan to the contrary, in the event that prior to any award a participant violates any non-compete agreements between the participant and PP&L Resources or a subsidiary company, the award will be forfeited.

  A participant shall agree in writing to notify the Company within 30 days of the date of grant whether such participant has made an election under Section 83(b) of the Code to report the value of the restricted stock as income on the date of grant.

                                 Stock Options

  Options granted under the Amended and Restated Plan may be either incentive stock options, as defined in Section 422A of the Code, or options which do not so qualify ("non-qualified options"). One or more options may be granted to eligible employees designated by the Committee in such amounts and subject to such terms and conditions as the Committee may from time to time, in its sole discretion, determine, but which are consistent with the terms of the Amended and Restated Plan. The option price per share shall not be less than the fair market value per share on the date of grant. The option exercise price may be paid by (i) check, (ii) in other shares of Common Stock, (iii) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) in a combination of (i), (ii) and (iii).

  A participant must remain within the employ of PP&L Resources or a subsidiary for one year from the date of the grant of an option before such option can be exercised; provided that if a change in control occurs prior to the completion of one year of employment, such employment requirement shall no longer be applicable. After completion of one year of service or following a change in control, options granted under the Amended and Restated Plan shall become exercisable in installments as provided by the Committee; provided that such options may not be exercised beyond the day before the tenth anniversary of the date of the grant of such award; and provided further that in the event of a change in control, all portions of such options shall become immediately exercisable. The Committee is authorized, in its sole discretion, to accelerate the time at which all or any part of an option may be exercised.

  At the time an option is granted, the Committee shall establish the option term for such award. Such option term shall end on the earliest of: (i) the violation by a participant of a non-compete agreement entered into by a participant and PP&L Resources or a subsidiary company, (ii) the day before the tenth anniversary of the date of grant for such award, or (iii) the applicable period under the Amended and Restated Plan after a participant's termination, retirement, death, disability or termination due to change in control.

  The grant of an option will not entitle the participant to any dividend, voting or other rights of a shareowner unless and until the participant receives Common Stock upon the exercise of the option.

                           Other Stock-Based Awards

  Other stock-based awards include awards of Common Stock, awards of restricted shares and awards valued in whole or in part by reference to the fair market value of Common Stock. The Committee, in its sole discretion, may grant other stock-based awards and shall determine the form, condition, term and number of other stock-based awards.

  Notwithstanding anything to the contrary in the Amended and Restated Plan, certain other stock-based awards may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (a performance-based award). A participant's performance-based award shall be determined based on the achievement of written performance goals approved by the Committee. Within 90 days after the start of a designated performance period, or such lesser time as permitted by the Amended and Restated Plan, the Committee will establish the objective performance goals for each participant. The performance goals for awards will be based upon one or more of the following criteria, which may be determined by reference to the performance of PP&L Resources, a subsidiary, or a division or unit of PP&L Resources or a subsidiary: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xix) return on assets; and (xx) independent industry ratings or assessments. The performance goals may be calculated without regard to extraordinary items or accounting changes.

  The maximum amount of a performance-based award to any participant with respect to a fiscal year of PP&L Resources shall be 1.5 million shares; provided that any portion of such maximum number of shares that has not been granted may be carried over and used in any subsequent year.

  Prior to the payment of any performance-based award, the Committee, or its delegate, will certify that the applicable performance goals have been met. Payment of an award to a participant will occur only after such certification and will be made as determined by the Committee in its sole discretion after the end of such performance period. The Committee may permit a participant to defer payment of an award.

                                 Miscellaneous

  No benefit or right provided under the Amended and Restated Plan shall be subject to alienation or assignment by a participant (or by any person entitled to such benefit pursuant to the terms of the Amended and Restated
Plan) or subject to attachment or other legal process of whatever nature. No award under the Amended and Restated Plan will be construed as giving any employee a right to continued employment with PP&L Resources or its subsidiary companies.

                           Amendment and Termination

  The Committee may at any time alter, amend, suspend or terminate the Amended and Restated Plan in whole or in part except that: (i) shareowner approval is required if such action (a) increases the maximum number of shares of Common Stock which may be issued under the Amended and Restated Plan, (b) materially increases the benefits accruing to participants under the Amended and Restated Plan, or (c) materially modifies the eligibility requirements for participants in the Amended and Restated Plan; and (ii) the consent of the participant is required if such action is not required by law or regulation and diminishes, reduces or cancels an award previously granted to such participant.

                        Federal Income Tax Consequences

  The federal income tax consequences of an award under the Amended and Restated Plan will depend on the type of award that is granted.

  Restricted Stock. At the time a restricted stock award is granted, a participant may elect to be taxed at ordinary income tax rates in the year the award is granted based on the fair market value of the Common Stock as of the date of grant. If the election is not exercised within the time prescribed under Section 83(b) of the Code, the participant will be taxed in the year the restrictions expire based on the fair market value of the Common Stock as of the date the restrictions expire. The Company is entitled to a corresponding federal income tax deduction for the year in which the participant is taxed at ordinary income tax rates. If the participant is taxed in the year the restrictions expire, dividends paid to the participant during the restriction period will be taxed as additional compensation and PP&L Resources will be entitled to a corresponding deduction. If the participant is taxed in the year in which the award is granted, dividends paid to the participant during the restriction period with respect to the Common Stock will be treated as dividend income and PP&L Resources will not be entitled to a corresponding deduction.

  Incentive Stock Options. If the minimum holding periods established by
Section 422A of the Code are met, a recipient of an incentive stock option will not recognize taxable income at the time of the grant or upon the exercise of the option, and the Company will not be entitled to an income tax deduction. If such minimum holding periods are not satisfied, a participant will be taxed as though he exercised a non-qualified option as discussed below and PP&L Resources will be entitled to a corresponding income tax deduction.

  Non-qualified Stock Options. The grant of a non-qualified option does not result in taxable income to a recipient or a tax deduction for the Company. Upon exercise of a non-qualified stock option, a recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise of the option over the option price, and PP&L Resources will be entitled to a corresponding income tax deduction.

  Other Awards. Amounts received upon the grant of other awards are ordinarily taxed at ordinary rates when received. However, if the other awards consist of property subject to a substantial risk of forfeiture, the amounts generally will not be taxed until the substantial risk of forfeiture lapses or until an election is made under Section 83(b) of the Code. Under Section 162(m) of the Code, PP&L Resources is generally allowed an income tax deduction equal to the amount recognized as ordinary income.

  Compliance with Section 162(m). The Amended and Restated Plan should allow certain incentive stock options, non-qualified stock options, stock appreciation rights and performance-based awards granted under the Amended and Restated Plan to be treated as qualified performance-based compensation under
Section 162(m) of the Code. However, the Committee may, from time-to-time, award compensation that is not deductible under Section 162(m) of the Code.

                              Shareowner Approval

  Approval of the Amended and Restated Plan requires the affirmative vote of the holders of a majority of the Shares present, or represented by Proxy, and entitled to vote at the Meeting.

  The Committee has approved the Amended and Restated Plan and the Company's Board of Directors recommends that shareowners vote for the approval of the Amended and Restated Plan. Accordingly, the persons named in the enclosed Proxy intend to vote at the Meeting for the approval of the Amended and Restated Plan unless otherwise directed by the Shareowner appointing them. The Amended and Restated Plan is effective as of January 1, 1999, subject to Shareowner approval.

PROPOSAL 4: APPROVAL OF SHORT-TERM INCENTIVE PLAN

  Shareowners will be asked to consider and, if deemed advisable, to approve PP&L Resources' Short-Term Incentive Plan (the "Plan") for executive officers of PP&L Resources and its subsidiaries. The Company currently has a short-term incentive compensation program for executive officers, under which annual cash awards are made by the Compensation and Corporate Governance Committee of the Board of Directors based upon performance goals established by that Committee each year. Shareowner approval of the Plan is required so that these cash awards to any "covered employee" can be excluded from the $1 million limit on deductible compensation under Section 162(m) of the Code. (A "covered employee" is an executive officer named in the "Summary Compensation Table" who is acting in such capacity on the last day of the applicable tax year of the Company and its subsidiaries.) If Plan awards do not comply with the requirements of Section 162(m), the Company would lose the benefit of a compensation deduction to the extent that total compensation earned by an individual executive officer, including compensation earned as a result of such Plan awards, exceeds $1 million in any one year.

                              Summary of the Plan

  The following is a brief summary of the terms of the Plan. The summary does not purport to be complete and is qualified in its entirety by the full text of the Plan set forth in Schedule B to this Proxy Statement.

  The purpose of the Plan is to promote the interests of the Company and its Shareowners by providing incentives in the form of periodic bonus awards ("Awards") to certain senior executive employees of PP&L Resources and its subsidiaries, thereby motivating such executives to attain corporate performance goals described below while preserving for the benefit of PP&L Resources and its subsidiaries the associated U.S. federal income tax deduction.

                                Administration

  The Plan is administered by a committee of two or more "outside directors" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), unless otherwise determined by the Company's Board of Directors, who have been designated by the Board of Directors to act as such a committee. This function currently is performed by PP&L Resources' Compensation and Corporate Governance Committee (the "Committee"). The Committee, or its delegate, will select senior executives, who are covered employees or who the Company anticipates may be covered employees of PP&L Resources and its subsidiaries (the "Participants"), to be granted Awards under the Plan.

                                    Awards

  A Participant's Award shall be determined based on the achievement of written performance goals approved by the Committee. Within 90 days after the start of a designated performance period, or such lesser time as permitted by the Plan, the Committee will establish the objective performance goals for each Participant. The performance goals for Awards will be based upon one or more of the following criteria, which may be determined by reference to the performance of PP&L Resources, a subsidiary, or a division or unit of PP&L Resources or a subsidiary: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price;
(xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow;
(xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xix) return on assets; and (xx) independent industry ratings or assessments. The performance goals may be calculated without regard to extraordinary items or accounting changes.

  Prior to payment of any Award, the Committee, or its delegate, will certify that the applicable performance goals have been met. In connection with such certification, the Committee, or its delegate, may decide to pay amounts which are less than the Award otherwise payable for achievement of the applicable performance goals. The Committee may base the decision to reduce the Award on any criteria it deems relevant. Payment of an Award to a Participant will occur only after such certification and will be made as determined by the Committee in its sole discretion after the end of such performance period. The Committee may permit a Participant to defer payment of an Award.

                               Individual Limit

  The maximum Award to any Participant with respect to any fiscal year shall be $2 million.

                           Amendment and Termination

  The Committee may at any time amend, suspend or terminate the Plan in whole or in part. An amendment, suspension or termination of the Plan will not adversely affect the rights or obligations under any Award granted to a Participant before the amendment, suspension or termination of the Plan.

                                 Miscellaneous

  A Participant's rights and interest under the Plan generally may not be assigned, transferred or encumbered, except in the event of a Participant's death or as may be approved by the Committee. No Award under the Plan will be construed as giving any employee a right to continued employment with PP&L Resources or its subsidiaries.

                              Shareowner Approval

  Approval of the Plan requires the affirmative vote of the holders of a majority of the shares present, or represented by Proxy, and entitled to vote at the Meeting.

  The Committee has approved the Plan and the Company's Board of Directors recommends that Shareowners vote for the approval of the Plan. Accordingly, the persons named in the enclosed Proxy intend to vote at the meeting for the approval of the Plan unless otherwise directed by the Shareowner appointing them. The Plan is effective as of January 1, 1999, subject to Shareowner approval.

MISCELLANEOUS

  The Board of Directors is not aware of any other matters to be presented for action at the Meeting. If any other matter requiring a vote of the Shareowners should arise, it is intended that the persons named as proxies will vote in accordance with their best judgment.

METHOD AND EXPENSE OF SOLICITATION OF PROXIES

  The cost of soliciting Proxies on behalf of the Board of Directors will be paid by the Company. In addition to the solicitation by mail, a number of regular employees may solicit Proxies in person or by telephone, telegraph or facsimile. The Company has retained Innisfree M&A Incorporated to assist in the solicitation of Proxies for the Annual Meeting. It is expected that the remuneration to Innisfree for its services will not exceed $12,500. Brokers, dealers, banks and their nominees who hold shares for the benefit of others will be asked to send Proxy material to the beneficial owners of the shares, and the Company will reimburse them for their expenses.

PROPOSALS FOR 2000 ANNUAL MEETING

  To be included in the Proxy material for the 2000 Annual Meeting, any proposal intended to be presented at that Meeting by a Shareowner must be received by the Secretary no later than November 15, 1999. To be properly brought before the Meeting, any proposal must be received by seventy-five days prior to the 2000 Annual Meeting.

ANNUAL FINANCIAL STATEMENTS

  The Company's annual financial statements and related management discussion are appended to this document as Schedule C.

                                      By Order of the Board of Directors.
                                         Robert J. Grey
                                         Secretary

March 12, 1999

                                                                     Schedule A

PP&L RESOURCES
INCENTIVE COMPENSATION PLAN

Section 1. Purpose.

  The purpose of the PP&L Resources Incentive Compensation Plan (the "Plan") is to provide a method whereby officers and other key employees of Resources, PP&L, Inc., and other Affiliated Companies may be awarded additional remuneration in a manner which increases their ownership interest, aligns their interest with that of shareowners and encourages them to remain in the employ of Resources or an Affiliated Company.

  The Plan was originally adopted by PP&L, Inc., effective January 1, 1987, and at that time was named the Pennsylvania Power & Light Company Incentive Compensation Plan. Sponsorship of the Plan is now being assumed by PP&L Resources, Inc. and the Plan is hereby renamed as the PP&L Resources Incentive Compensation Plan.

Section 2. Definitions.

  The following definitions are applicable to the Plan:

  "Affiliated Company" or "Affiliated Companies" shall mean any parent or subsidiaries of Resources (or companies under common control with Resources) which are members of the same controlled group of corporations (within the meaning of Section 1563(a) of the Code) as Resources.

  "Award" means, individually or collectively, Options, Restricted Stock or other Stock-Based Award granted hereunder.

  "Board" means the Board of Directors of Resources.

  "Cause" for termination by Resources or an Affiliated Company of a Participant's employment means (i) the willful and continued failure by Participant to substantially perform Participant's duties with Resources or an Affiliated Company (other than any such failure resulting from Participant's incapacity due to physical or mental illness or, if applicable, any such actual or anticipated failure after the issuance of any "Notice of Termination for Good Reason" by the Participant pursuant to any severance agreement between Participant and Resources or an Affiliated Company) after a written demand for substantial performance is delivered to Participant by the Board, which demand specifically identifies the manner in which the Board believes that Participant has not substantially performed Participant's duties, or (ii) the willful engaging by Participant in conduct which is demonstrably and materially injurious to Resources or an Affiliated Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act or failure to act, on Participant's part shall be deemed "willful" unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant's act, or failure to act, was in the best interest of Resources or an Affiliated Company and (y) in the event of a dispute concerning the application of this provision, no claim by Resources or an Affiliated Company that Cause exists shall be given effect unless Resources or the Affiliated Company establishes to the Board by clear and convincing evidence that Cause exists.

  If at the time of determination, a Participant is employed by an Affiliated Company, for purposes of this definition, the board of directors of such Affiliated Company shall be substituted for the Board.

  "Change in Control" means the occurrence of any one of the following events:
(i) any change in the control of Resources of a nature that would be required to be reported in response to Item 1(a) of Form 8-K under the Exchange Act;
(ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with Resources to effect a transaction described in clause (i),
(iii) or (iv) of this paragraph) whose election by the Board or nomination for election by Resources' shareowners was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof; (iii) any Person becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of

Resources representing 20% or more of the combined voting power of Resources' then outstanding securities entitled to vote generally in the election of directors; (iv) the approval by the shareowners of Resources of any merger or consolidation of Resources with any other corporation or a plan of complete liquidation of Resources or the sale or other disposition of all or substantially all of the assets of Resources to any other person or persons unless, after giving effect thereto, (a) holders of Resources' then outstanding securities entitled to vote generally in the election of directors will own a majority of the outstanding stock entitled to vote generally in the election of directors of the continuing, surviving or transferee corporation or any parent (within the meaning of Rule 12b-2 under the Exchange Act) thereof and (b) the incumbent members of the Board as constituted immediately prior thereto shall constitute at least a majority of the directors of the continuing, surviving or transferee corporation and any parent thereof; or (v) the Board adopts a resolution to the effect that a "Change in Control" has occurred or is anticipated to occur.

  "Code" means the Internal Revenue Code of 1986, as may be amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereunder.

  "Committee" means two or more nonemployee directors, unless otherwise determined by the Board, who have been designated by the Board to act as the Committee and qualify as nonemployee directors under the Exchange Act and outside directors under Section162(m) of the Code.

  "Common Stock" means the common stock of Resources.

  "Date of Grant" means the date on which the granting of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

  "Disability" or "Disabled" means the inability of the Participant to perform each and every duty pertaining to the Participant's regular occupation by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months.

  "Eligible Employee" means any person employed by Resources or an Affiliated Company on a regularly scheduled basis during any portion of a period for which an Award can be made and who satisfies all of the requirements of
Section 6.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. Reference in this Plan to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and any rules promulgated thereunder.

  "Fair Market Value" means the average of the high and low sale prices of the Common Stock as reflected in the New York Stock Exchange Composite Transactions on the date as of which Fair Market Value is being determined or, if no Common Stock is traded on the date as of which Fair Market Value is being determined, Fair Market Value shall be the average of the high and low sale prices of the Common Stock as reflected in the New York Stock Exchange Composite Transactions on the next preceding day on which the Common Stock was traded.

  "Good Reason" for termination of Participant's employment with Resources or an Affiliated Company by such Participant means the occurrence (without Participant's express written consent) after a Change in Control or after a Potential Change in Control (treating all references to a "Change in Control" in paragraphs (a) through (g), below, as including references to a "Potential Change in Control" to the extent appropriate), of any one of the following acts or failures to act, by Resources or an Affiliated Company:

    (i) the assignment to Participant of any duties inconsistent with Participant's status as an executive officer or key employee of Resources or an Affiliated Company or a substantial adverse alteration in the nature or status of Participant's responsibilities from those in effect immediately prior to a Change in Control;

    (ii) a reduction by Resources or an Affiliated Company of Participant's annual base salary as in effect immediately prior to date the Change of Control or Potential Change of Control occurs or as the same may be increased from time to time, except that across-the-board decreases uniformly affecting management, key employees and salaried employees of Resources or an Affiliated Company, or the business unit in which Participant is then employed shall not be treated as Good Reason;

    (iii) the relocation of Participant's principal work location to a location more than 30 miles from such work location immediately prior to a Change in Control, or Resources' or an Affiliated Company's requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on Resources' or an Affiliated Company's business to an extent substantially consistent with the Participant's present business travel obligations as in effect immediately prior to the Change in Control;

    (iv) the failure by Resources or an Affiliated Company to pay to Participant any portion of Participant's current compensation or to pay to Participant any portion of an installment of deferred compensation under any deferred compensation program of Resources or an Affiliated Company, within seven (7) days of the date such compensation is due, except for across-the-board compensation deferrals uniformly affecting management, key employees and salaried employees of Resources or an Affiliated Company, or the business unit in which Participant is then employed;

    (v) the failure by Resources or an Affiliated Company to continue in effect any compensation or benefit plan in which Participant participates immediately prior to a Change in Control which is material to Participant's total compensation, or any substitute plans adopted prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Resources or Affiliated Company to continue Participant's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of Participant's participation relative to other participants, as existed immediately prior to the Change in Control;

    (vi) the failure by Resources or an Affiliated Company to continue to provide Participant with benefits substantially similar to those enjoyed by Participant under any of Resources' or an Affiliated Company's pension, retirement, savings, life insurance, medical, health and accident, or disability plans in which Participant was participating immediately prior to a Change in Control, except for across-the-board changes to any such plans uniformly affecting all participants in such plans, the taking of any action by Resources or an Affiliated Company which would directly or indirectly materially reduce any of such benefits or deprive Participant of any material fringe benefit enjoyed by Participant immediately prior to a Change in Control, or the failure by Resources or an Affiliated Company to provide Participant with the number of paid vacation days to which Participant is entitled on the basis of years of service with Resources or an Affiliated Company in accordance with Resources' or an Affiliated Company's normal vacation policy in effect at the time of the Change in Control; or

    (vii) any purported termination of the Participant's employment which is not effected in the manner required by any severance agreement between the Participant and Resources or an Affiliated Company.

  Participant's right to terminate his or her employment with Resources or an Affiliated Company for Good Reason shall not be affected by Participant's incapacity due to physical or mental illness. Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

  For purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed correct unless Resources or an Affiliated Company establishes to the Board by clear and convincing evidence that Good Reason does not exist. If at the time of any such determination, the Participant is employed by an Affiliated Company, such determination shall be made by the board of directors of such Affiliated Company, rather than the Board.

  "Incentive Stock Option" means an incentive stock option within the meaning of Section 422 of the Code.

  "Option" or "Stock Option" means either an Incentive Stock Option or a nonqualified stock option granted under Section 8 with respect to Common Stock.

  "Other Stock-Based Award" means an award granted under Section 11.

  "Participant" means an Eligible Employee who has been granted an Award under the Plan.

  "Performance-Based Award" means an Other Stock-Based Award granted under
Section 11.

  "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) Resources or any of its subsidiaries,
(ii) a trustee or other fiduciary holding securities under an employee benefit plan of Resources or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of Resources in substantially the same proportions as their ownership of stock of Resources.

  "Plan" means the PP&L Resources Incentive Compensation Plan, as amended and restated.

  "Potential Change in Control" means the occurrence of any one of the conditions set forth in the following clauses: (i) Resources enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; (iii) any Person is or becomes the beneficial owner, directly or indirectly, of securities of Resources representing 5% or more of the combined voting power of Resources then outstanding securities entitled to vote generally in the election of directors; or (iv) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

  "Resources" means PP&L Resources, Inc.

  "Restricted Stock" means Common Stock awarded to a Participant under Section
7.

  "Restriction Period" means that period of time determined by the Committee pursuant to Section 7B that a Restricted Stock Award is subject to a restriction on its transfer.

  "Retirement" means

    (i) for a Participant who is entitled to benefits under the PP&L Retirement Plan, termination of employment with Resources and all of its Affiliated Companies after satisfying the conditions for early retirement, normal retirement or late retirement under such plan; or

    (ii) for all other Participants, termination of employment with Resources and all of its Affiliated Companies after (a) attaining age 65, or (b) after attaining age 50, if the Committee, in its sole discretion determines that such termination constitutes "Retirement" for purposes of this Plan.

  "Termination" means a Participant's resignation or discharge from employment with Resources and all of its Affiliated Companies for any reason other than death, Disability or Retirement.

Section 3. Effective Date and Duration.

  Upon the approval of the predecessor plan by the holders of a majority of the shares of 4 1/2% Preferred Stock, Series Preferred Stock, Preference Stock and Common Stock of PP&L, Inc. present (either in person or by proxy) at the 1987 Annual Meeting of shareowners, the predecessor plan became effective on January 1, 1987. This Plan as amended and restated shall become effective as of January 1, 1999 upon the approval of the Plan by the holders of a majority of the shares of Resources /Common Stock present (either in person or by proxy) at the 1999 Annual Meeting of Shareowners. Awards of Incentive Stock Options may be made under the Plan for a period of ten years after January 1, 1999. This Plan shall continue in effect until all matters relating to the payment of Awards and the administration of the Plan have been settled.

Section 4. Administration of the Plan.

  The Plan shall be administered by the Committee. The Committee shall have full power and authority to make Awards to Eligible Employees pursuant to the provisions of the Plan, to interpret the provisions of the Plan and to supervise the administration of the Plan and to delegate any of the foregoing responsibilities to any Person, who, in its sole discretion, it deems appropriate, provided such delegation is consistent with the requirements of
Section 162(m) of the Internal Revenue Code, if applicable.

  All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding upon all parties affected thereby.

Section 5. Grant of Awards and Limitation of Number of Shares Awarded.

  The Committee may, from time to time, grant Awards to one or more Eligible Employees, provided that: (i) subject to any adjustment pursuant to Section 10G and any limitation pursuant to Section 10H, the maximum number of shares of Common Stock subject to Awards (including Incentive Stock Options) shall not exceed annually 2% of the outstanding Common Stock of Resources on the first day of each calendar year commencing on and after January 1, 1999; (ii) the maximum number of Options awarded to any single Eligible Employee in any calendar year shall not exceed 1.5 million shares; provided that any portion of such maximum number of shares that has not been granted may be carried over and used in any subsequent year; (iii) to the extent that an Award lapses or is forfeited or the rights of the Participant to whom an Award was granted terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan; and (iv) shares delivered under the Plan may be authorized and unissued Common Stock, Common Stock held in the treasury of Resources or Common Stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

Section 6. Eligibility.

  A. Covered Employees. Officers and other key employees of Resources or an Affiliated Company (including officers or employees who are members of the Board or the Board of Directors of Resources and/or any Affiliated Company, but excluding directors who are not officers or employees).

  B. Selection of Participants. Subject to the provisions of the Plan, the Committee shall from time to time select from the Eligible Employees those to whom Awards shall be granted and determine the amount of such Award. No officer or employee of Resources or an Affiliated Company shall have any right to be granted an Award under the Plan.

Section 7. Restricted Stock.

  A. Grants of Restricted Stock. An Award of Restricted Stock shall be granted in the form of shares of Common Stock, restricted as provided in this Section
7. The Restricted Stock shall be issued without the payment of consideration by the Participant. The certificates for the Restricted Stock shall be issued in the name of the Participant to whom the Award is made, shall be retained by Resources on behalf of the Participant (together with a stock power endorsed in blank) and shall bear a restrictive legend prohibiting the sale, transfer, pledge or hypothecation of the Restricted Stock until the expiration of the Restriction Period.

  The Committee may also impose such other restrictions and conditions on the Restricted Stock as it deems appropriate.

  Upon the issuance to a Participant of Restricted Stock, the Participant shall have the right to vote the Restricted Stock and receive cash dividends distributable with respect to such Restricted Stock.

  Upon completion of the Restriction Period, all restrictions on the Award will expire and new certificates representing the Restricted Stock will be issued without the restrictive legend described in this Section 7. As a condition precedent to the receipt of these new certificates, the Participant (or the Participant's designated beneficiary or personal representative) will agree to make payment to Resources or an Affiliated Company of the amount of any federal, state or local taxes, payable by the Participant, which are required to be withheld by Resources or an Affiliated Company with respect to the Award.

  B. Restriction Period. At the time a Restricted Stock Award is granted, the Committee shall establish a Restriction Period applicable to such Award which shall be not less than three years and not more than ten years from the Date of Grant, subject to the provisions of Section 7C. Each Restricted Stock Award may have a different Restriction Period.

  Notwithstanding the other provisions of this Section 7: (i) in the event of a Change in Control, the Restriction Periods on all Restricted Stock Awards previously granted shall lapse and; (ii) apart from a Change in Control, the Committee is also authorized, in its sole discretion to accelerate the time at which any or all of the restrictions on all or any part of a Restricted Stock Award shall lapse or to remove any or all of such restrictions whenever the Committee may decide that changes in tax or other laws or other circumstances arising after the granting of a Restricted Stock Award make such action appropriate; provided, however, that no acceleration or removal of restrictions pursuant to this clause (ii) shall result in payout of Common Stock to the Participant less than six months after the Date of Grant, except pursuant to Section 7C below upon the Termination, death, Disability or Retirement of the Participant.

  C. Forfeiture or Payout of Award. During the Restriction Period, Restricted Stock Awards are subject to forfeiture or payout (i.e., removal of restrictions) as indicated for each of the following events:

    (a) Termination--In this event, the Restricted Stock Award will be completely forfeited.

    (b) Retirement--In this event, the Restricted Stock Award will be completely forfeited.

    (c) Disability--In this event, payout of the Restricted Stock Award will be prorated as if the Participant had maintained active employment until age 65.

    (d) Death--In this event, payout of the Restricted Stock Award will be prorated as if the Participant had maintained active employment until age 65.

  In any instance where payout of a Restricted Stock Award is to be prorated, the Committee may choose in its sole discretion to provide the Participant (or the Participant's estate) with the entire Award rather than the prorated portion thereof.

  Notwithstanding anything in this Section 7C to the contrary, in the event that prior to any payout of Common Stock a Participant described in paragraph
(c) violates any noncompete agreements between Participant and Resources or an Affiliated Company, his Restricted Stock Award will be completely forfeited.

  Any Restricted Stock which is forfeited hereunder will be transferred to Resources.

  D. Section 83(b) Election. As a condition of receiving Restricted Stock, a Participant shall agree in writing to notify Resources within 30 days of the Date of Grant whether or not the Participant has made an election under
Section 83(b) of the Code to report the value of the Restricted Stock as income on the Date of Grant.

Section 8. Stock Options.

  A. Grant of Option. One or more Options may be granted to any Eligible Employee designated by the Committee in such amounts and subject to such terms and conditions as the Committee may from time to time, in its sole discretion, determine, but which are consistent with the terms of this Plan.

  B. Notification of the Grant of an Option. Each Option granted under the Plan shall be evidenced by a Notification of the Grant of an Option ("Notification"). The Notification shall contain such provisions as determined by the Committee, which may include, without limitation, provisions to qualify Incentive Stock Options as such under Section 422 of the Code; provided, however, that each Notification must at a minimum include the following terms and conditions: (i) that the Options are exercisable either in whole or in part, with a partial exercise not affecting the exercisability of the balance of the Option; (ii) every share of Common Stock purchased through the exercise of an Option shall be paid for in full at the time of the exercise; (iii) each Option shall cease to be exercisable, as to any share of Common Stock, upon the first to occur of (a) the Participant's purchase of the Common Stock to which the Option relates; or (b) the lapse of the Option; and (iv) unless authorized by the Committee, Options shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

  C. Exercise of an Option. A Participant shall exercise an Option by executing and delivering to Resources an "Election to Exercise an Option." The Election to Exercise an Option shall be in such form and shall contain such provisions consistent with the terms of this Plan and the Notification with respect to such Option as are determined by the Committee. Notwithstanding the foregoing, if the Committee determines that issuance of shares of Common Stock should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion of counsel satisfactory to the Committee that an appropriate exemption from such registration is available, (C) the listing or inclusion of the shares of Common Stock on any securities exchange or an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Common Stock, the Committee may defer exercise of any Option granted hereunder until any of the events described in this sentence has occurred.

  D. Option Price. The Option price per share of Common Stock shall be set forth in the Notification, but shall not be less than 100% of the Fair Market Value per share as of the Date of Grant.

  E. Form of Payment. At the time of the exercise of the Option, the Option price shall be payable in United States dollars by (i) check, (ii) in other shares of Common Stock, (iii) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) in a combination of forms (i), (ii) and (iii). When Common Stock is used in full or partial payment of the Option price, it shall be valued at its Fair Market Value on the date the Option is exercised.

  F. Other Terms and Conditions. Provided the Option price is paid in full, the Option shall be exercisable in whole or in part in such manner and during such period, as shall be set forth in the Notification.

  G. Right to Exercise. Each Participant must remain in the continuous employ of Resources or an Affiliated Company for one year from the date the Participant's Option is granted before the Participant can exercise any part thereof. Notwithstanding the foregoing, if a Change in Control occurs prior to the satisfaction of a Participant's one year of continuous employment requirement, that requirement shall no longer be applicable. Following the satisfaction of the one year of continuous employment requirement or following a Change in Control, whichever is applicable, the Option will be exercisable as follows:

    (a) Each Option shall be exercisable in its entirety or in such installments, which need not be equal, and upon such contingencies, as the Committee shall determine in its discretion, provided that in no event shall the right to exercise an Option extend beyond the day before the tenth anniversary of the Date of Grant, and further provided that in the event of a Change in Control, any portion of the Option that is not then exercisable shall become immediately exercisable following the Change in Control. The Committee is authorized, in its sole discretion, to accelerate the time at which all or any part of an Option may be exercisable.

    (b) The right to exercise a portion of the Option included in any exercisable installment is cumulative; once such right has become exercisable, it may be exercised in whole at any time or in part from time to time until the expiration of the Option term, including without limitation, any installment that becomes exercisable following a Change in Control.

  H. Term of Option. At the time an Option is granted, the Committee shall establish an Option term applicable to such Award. Except as otherwise provided in this Plan or in the Notification, the Option term for any Award shall not end later than the earliest of the following:

    (a) the date a Participant violates any non-compete agreement entered into by the Participant and Resources or an Affiliated Company;

    (b) the day before the tenth anniversary of the Date of Grant for such Award; or

    (c) the applicable date below:

      (1) Termination--The Option term with respect to all Awards to a Participant who has a Termination shall end on the date of such Termination; provided, however, that the Committee is authorized in its sole discretion to extend the Option term for a period of not more than 90 days after the date of Termination.

      (2) Retirement, Death or Disability--The Option term with respect to all Awards to a Participant who has a Retirement, death or Disability shall end 36 months after the date of such Retirement, death or Disability.

      (3) Change in Control--Notwithstanding anything in this Section 8H to the contrary, the Option term with respect to all Awards to a Participant whose employment terminates with Resources and all Affiliated Companies following a Change in Control shall end 36 months after the date Participant's employment terminates with Resources and all Affiliated Companies following the Change in Control. A Participant's employment shall be treated as having terminated following a Change in Control only if:

        (I) The Participant's employment terminates within 36 months after the month in which a Change in Control occurs, unless such termination of employment is (1) by Resources or an Affiliated Company for Cause, or (2) by the Participant without Good Reason, or
      (3) by reason of death, Disability or Retirement, or

        (II) The Participant's employment is terminated prior to a Change in Control (whether or not a Change in Control ever occurs)

              (A) by Resources or an Affiliated Company without Cause, at the request or direction of a Person who has entered into an agreement with Resources the consummation of which would constitute a Change in Control, or

              (B) at the Participant's initiative for Good Reason and the circumstance or event which constitutes Good Reason occurs at the direction of such Person, or

        (III) the Participant's employment is terminated by Resources or an Affiliated Company without Cause or by the Participant for Good Reason, and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control occurs).

  For purposes of any determination regarding the applicability of paragraphs
(II) and (III), above, any position taken by the Participant shall be presumed to be correct unless Resources or an Affiliated Company establishes to the Board by clear and convincing evidence that such position is not correct. Moreover, if at the time of any such determination, a Participant is employed by an Affiliated Company, such determination shall be made by the board of directors of such Affiliated Company, rather than the Board.

  I. Rights as a Shareowner. A Participant or a transferee of a Participant shall have no rights as a shareowner with respect to any shares of Common Stock covered by an Option until the date of the issuance of a certificate for such shares of Common Stock. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 10G.

  J. Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the exchange of outstanding Options (to the extent not theretofore exercised) for the granting of new Options in substitution therefor. Notwithstanding the foregoing, no modification of an Option shall, without the consent of the Participant, alter or adversely affect the rights or obligations of a Participant under any Option previously granted under the Plan.

  K. Early Disposition of Common Stock. If a Participant shall dispose of any shares of Common Stock purchased pursuant to an Incentive Stock Option within one year from the date the shares were acquired or within two years from the Date of Grant of the Option under which such shares of Common Stock were purchased, then, to provide Resources with the opportunity to claim the benefit of any income tax deduction which may be available to it under the circumstances, the Participant shall within ten days of such disposition notify Resources of the dates of acquisition and disposition of such shares of Common Stock, the number of shares so disposed and the consideration, if any, received therefor.

  L. Individual Dollar Limitations. In the case of an Incentive Stock Option, the aggregate fair market value (determined at the time such Option is granted) of the Common Stock with respect to which an Incentive Stock Option is exercisable for the first time by an Eligible Employee during any calendar year (whether under this Plan or another plan or arrangement of Resources or an Affiliated Company) shall not exceed $100,000 (or such other limit as may be in effect under the Code on the date of exercise).

  M. No Obligation to Exercise Option. The granting of an Option shall impose no obligation on the Participant to exercise such Option.

Section 9. Amendment of the Plan.

  The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, except: (i) no such action may be taken without approval by the shareowners of Resources which materially increases the benefits accruing to Participants pursuant to the Plan, increases the number of shares of Common Stock which may be issued pursuant to the Plan (except as provided in Section 10G) or materially modifies the requirements as to eligibility for participation in the Plan; and (ii) no such action may be taken without the consent of the Participant to whom any Award shall previously have been granted, which adversely affects the rights of such Participant concerning such Award, except as such termination or amendment of the Plan is required by statute, or rules and regulations promulgated thereunder.

Section 10. Miscellaneous Provisions.

  A. Nontransferability. No benefit or right provided under the Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of the Plan) or subject to attachment or other legal process of whatever nature. Any attempted alienation, assignment or attachment shall be void and of no effect. Payment shall be made only to the Participant entitled to receive the same or to the Participant's authorized legal representative. Deposit of any sum in any financial institution to the credit of any Participant (or of a person entitled to such sum pursuant to the terms of the Plan) shall constitute payment to that Participant (or such person). Resources and all Affiliated Companies will observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation, each Participant agrees to hold Resources and all Affiliated Companies harmless from any claim that arises out of Resources' or an Affiliated Company's obeying any such order whether such order affects a judgment of such court or is issued to enforce a judgment or order of another court.

  B. No Employment Right. Neither this Plan nor any action taken hereunder shall be construed as giving any right to be retained as an employee of Resources or any Affiliated Company.

  C. Tax Withholding. Whenever under the Plan Common Stock is to be delivered pursuant to an Award, Resources may require as a condition of delivery that Participant remit an amount sufficient to satisfy all federal, state and local tax withholding requirements related thereto. In addition, Resources may deduct from any salary or other payment due to such Participant, an amount sufficient to satisfy all federal, state and local tax withholding requirements related to the delivery of Common Stock under the Plan. Without limiting the generality of the foregoing, Participant may elect to satisfy all or part of the foregoing withholding requirements by delivery of unrestricted shares of Common Stock owned by Participant for at least six months (or such other period as Resources may determine), having a Fair Market Value (determined as of the date of such delivery by Participant) equal to all or part of the amounts to be so withheld. As a condition of accepting such delivery, Resources may require Participant to furnish an opinion of counsel acceptable to Resources to the effect that such delivery will not result in Participant incurring any liability under Section 16(b) of the Exchange Act. Alternatively, Resources may permit any such delivery to be made by withholding shares of Common Stock from the shares otherwise issuable pursuant to the Award giving rise to the tax withholding obligation (in which event the shares shall be valued at their Fair Market Value on the date when the withholding taxes are otherwise due).

  D. Government and Other Regulations. The obligation of Resources to make payment for any Awards shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies as the Committee may determine in its sole discretion to be required.

  E. Indemnification. Each person who is or at any time serves as a member of the Board, the Committee or Resources' Board of Directors shall be indemnified and held harmless by Resources against and from: (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification shall give Resources an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the bylaws of Resources, as a matter of law, or otherwise, or any power that Resources may have to indemnify such person or hold such person harmless.

  F. Reliance on Reports. Each member of the Board, the Committee and Resources' Board of Directors shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of, or counsel for, Resources and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Board, the Committee or Resources' Board of Directors be liable for any determination made or other action taken or any failure to act in reliance upon any such report or information or for any action taken, including without limitation the furnishing of information, or failure to act, if in good faith.

  G. Changes in Capital Structure. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Common Stock, appropriate adjustments shall be made in the shares of Restricted Stock theretofore awarded to the Participants, the shares of Common Stock subject to outstanding and unexercised Options and the aggregate number of shares of Common Stock which may be awarded pursuant to the Plan. Such adjustments shall be conclusive and binding for all purposes. Additional shares of Restricted Stock issued to a Participant as the result of any such change shall bear the same restrictions as the shares of Common Stock to which they relate.

  H. New York Stock Exchange Requirements. In accordance with the requirements of the New York Stock Exchange (the "NYSE") for the listing of newly issued shares of Common Stock subject to Awards, the Committee may not grant Awards under the Plan to the extent that the aggregate number of shares subject to Awards granted after approval of the Plan at the 1999 Annual Meeting of Shareowners of Resources would exceed 5% of the outstanding Common Stock of Resources on the date of such Annual Meeting, unless the issuance of the shares of Common Stock subject to any such additional Awards has been approved by the shareowners of Resources to the extent required by the rules of the NYSE.

  I. Company Successors. In the event Resources becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which Resources will not be the surviving corporation or in which the holders of the Common Stock will receive securities of another corporation, then such other corporation shall assume the rights and obligations of Resources under this Plan.

  J. Governing Law. All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

  K. Relationship to Other Benefits. The value of Awards hereunder and dividends paid on the Common Stock during the Restriction Period, will be considered earnings for purposes of PP&L's Supplemental Executive Retirement Plan to the extent provided for therein. Otherwise, Awards under the Plan shall not be taken into account in determining any benefits under any pension, retirement, profit sharing, disability or group insurance plan of Resources or any Affiliated Company except as may be required by federal tax law and regulation or to meet other applicable legal requirements.

  L. Expenses. The expenses of administering the Plan shall be borne by Resources and the Affiliated Companies whose Eligible Employees have been granted Awards.

  M. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 11. Other Stock-Based Awards

  (a) Generally. The Committee, in its sole discretion, may grant awards of Common Stock, awards of restricted shares and awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Common Stock ("Other Stock-Based Awards"). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more shares of Common Stock (or the equivalent cash value of such Common Stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made; the amount of Common Stock to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Common Stock or a combination of cash and Common Stock; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof).

  (b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 11 may be granted in a manner which is deductible by Resources under Section 162(m) of the Code (or any successor section thereto) ("Performance-Based Awards"). A Participant's Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization);
(ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment before or after the cost of capital;
(ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins;
(xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs;
(xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xix) return on assets; and (xx) independent industry ratings or assessments. The foregoing criteria may relate to Resources, one or more of its subsidiaries or one or more of its divisions, units, minority investments, partnerships, joint ventures, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items or accounting changes. The maximum amount of a Performance-Based Award to any Participant with respect to a fiscal year of Resources shall be 1.5 million shares; provided that any portion of such maximum number of shares that has not been granted may be carried over and used in any subsequent year. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

                                                                     Schedule B

PP&L RESOURCES, INC.
SHORT-TERM INCENTIVE PLAN

Section 1. Purpose.

  The purpose of the Short-Term Incentive Plan (the "Plan") is to advance the interests of PP&L Resources, Inc. ("Resources"), and its shareholders by providing incentives in the form of periodic bonus awards ("Awards") to certain senior executive employees of Resources and its affiliates, thereby motivating such executives to attain corporate performance goals articulated under the Plan.

Section 2. Administration.

  (a) The Plan shall be administered by two or more "outside directors" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), unless otherwise determined by Resources' Board of Directors, who have been designated by Resources' Board of Directors to act as the committee (the "Committee").

  (b) The Committee shall have the exclusive authority to select the senior executives to be granted Awards under the Plan, to determine the size and terms of the Award (subject to the limitations imposed on Awards in Section 4 below), to modify the terms of any Award that has been granted (except for any modification that would increase the amount of the Award payable to an executive), to determine the time when Awards will be made and the performance period to which they relate, to establish performance objectives in respect of such performance periods, and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall be final, conclusive and binding on all parties concerned.

Section 3. Participation.

  Awards may be granted to senior executives of Resources and its affiliates who are "covered employees", as defined in Section 162(m) of the Code, or who the Committee anticipates may become covered employees. An Executive to whom an Award is granted shall be a "Participant".

Section 4. Awards Under the Plan.

  (a) A Participant's Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period which is established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of that performance period or, if less, the number of days which is equal to 25 percent of that performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xix) return on assets; and (xx) independent industry ratings or assessments. The foregoing criteria may relate to Resources, one or more of its affiliates or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items or accounting changes. The maximum amount of an Award to any Participant with respect to a fiscal year of Resources shall be $2.0 million.

  (b) The Committee shall determine whether the performance goals have been met with respect to any affected Participant and, if they have, so certify and ascertain the amount of the applicable Award. No Awards will be paid for that performance period until such certification is made by the Committee. The amount of the Award actually paid to any affected Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however that a Participant may, if and to the extent permitted by the Committee, elect to defer payment of an Award.

  (c) The provisions of this Section 4 shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by Resources or its affiliates of the payment of Awards.

Section 5. Amendment and Termination of the Plan.

  (a) The Committee may at any time, or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the Committee may deem appropriate.

  (b) No amendment, suspension or termination of the Plan shall, without the Participant's consent, impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan.

Section 6. Miscellaneous Provisions.

  (a) Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any right to be retained as an employee of Resources or an affiliate.

  (b) A Participant's rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant's death or disability) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to Resources or any of its affiliates by the Participant. Any attempted assignment or transfer, hypothecation or encumbrance shall be void and of no effect.

  (c) Resources and its affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

  (d) Each person who is or at any time serves as a member of the Committee or Resources' Board of Directors shall be indemnified and held harmless by Resources against and from: (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification shall give Resources an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the bylaws of Resources, as a matter of law, or otherwise, or any power that Resources may have to indemnify such person or hold such person harmless.

  (e) Each member of the Committee and Resources' Board of Directors shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of, or counsel for, Resources and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Committee or Resources' Board of Directors be liable for any determination made or other action taken or any failure to act in reliance upon any such report or information or for any action taken, including without limitation the furnishing of information, or failure to act, if in good faith.

  (f) All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

  (g) The Plan shall be effective as of January 1, 1999. However, if the Plan is not approved, prior to the payment of any Awards, by the affirmative vote of holders of a majority of the shares of Resources present, or represented by Proxy, and entitled to vote, the Plan and all Awards thereunder shall terminate.

                                                                      Schedule C

                                                            PP&L Resources, Inc.
                                                       1998 Financial Statements

                                    Contents

                                                                          Page
                                                                          ----
Glossary of Terms and Abbreviations......................................  C-1
Review of the Financial Condition and Results of Operations..............  C-4
Report of Independent Accountants........................................ C-21
Management's Report on Responsibility for Financial Statements........... C-22
Consolidated Statement of Income......................................... C-23
Consolidated Statement of Cash Flows..................................... C-24
Consolidated Balance Sheet............................................... C-25
Consolidated Statement of Shareowners' Common Equity..................... C-27
Consolidated Statement of Preferred Stock................................ C-28
Consolidated Statement of Company-Obligated Mandatorily Redeemable
 Preferred Securities.................................................... C-29
Consolidated Statement of Long-Term Debt................................. C-30
Notes to Financial Statements............................................ C-31
Selected Financial and Operating Data.................................... C-51
Executive Officers of PP&L Resources, Inc................................ C-52
Shareowner and Investor Information...................................... C-53
Quarterly Financial Data................................................. C-55

Glossary of Terms and Abbreviations

  AFUDC (Allowance for Funds Used During Construction)--the cost of equity and debt funds used to finance construction projects that is capitalized as part of construction cost.

  Atlantic--Atlantic City Electric Company

  BG&E--Baltimore Gas & Electric Company

  CERCLA--Comprehensive Environmental Response, Compensation and Liability Act

  Clean Air Act (Federal Clean Air Act Amendments of 1990)--legislation enacted to address environmental issues including acid rain, ozone and toxic air emissions.

  CTC--competitive transition charge

  Customer Choice Act--(Pennsylvania Electricity Generation Customer Choice and Competition Act)--legislation enacted to restructure the state's electric utility industry to create retail access to a competitive market for generation of electricity

  DelSur--Distributidora Electricidad del Sur S.A., an electric distribution company in El Salvador

  DEP--Pennsylvania Department of Environmental Protection

  District Court--United States District Court for the Eastern District of Pennsylvania

  DOE--Department of Energy

  DRIP (Dividend Reinvestment Plan)--program available to shareowners of PP&L Resources' common stock and PP&L preferred stock to reinvest dividends in PP&L Resources' common stock instead of receiving dividend checks.

  EGS--electric generation supplier

  EITF--Emerging Issues Task Force, an organization that aids the FASB in identifying emerging issues that may require FASB action.

  Emel--Empresas Emel, S.A., a Chilean electric distribution holding company

  EMF--electric and magnetic fields

  Energy Act (Energy Policy Act of 1992)--legislation passed by Congress to promote competition in the electric energy market for bulk power.

  Energy Marketing Center--organization within PP&L responsible for marketing and trading wholesale energy

  EPA--Environmental Protection Agency

  ESOP--Employee Stock Ownership Plan

  FASB (Financial Accounting Standards Board)--a rulemaking organization that establishes financial accounting and reporting standards.

  FGD--flue gas desulfurization equipment installed at coal-fired power plants to reduce sulfur dioxide emissions.

  FERC (Federal Energy Regulatory Commission)--federal agency that regulates interstate transmission and sale of electricity and related matters.

  GRT--Gross Receipts Tax

  H.T. Lyons--H.T. Lyons, Inc., a PP&L Resources unregulated subsidiary specializing in mechanical contracting and engineering.

  IBEW--International Brotherhood of Electrical Workers

  ISO--Independent System Operator

  ITC--intangible transition charge

  JCP&L--Jersey Central Power & Light Company

  Major utilities--Atlantic, BG&E and JCP&L

  McCarl's--McCarl's Inc., a PP&L Resources unregulated subsidiary specializing in mechanical contracting and engineering.

  McClure--McClure Company, a PP&L Resources unregulated subsidiary specializing in mechanical contracting and engineering.

  MSHA--Mine Safety and Health Administration

  NOx--nitrogen oxide

  NPDES--National Pollutant Discharge Elimination System

  NRC (Nuclear Regulatory Commission)--federal agency that regulates operation of nuclear power facilities

  NUG (Non-Utility Generator)--generating plants not owned by regulated utilities. If the NUG meets certain criteria, its electrical output must be purchased by public utilities as required by PURPA.

  OCA--Pennsylvania Office of Consumer Advocate

  OSM--United States Office of Surface Mining

  Pa. CNI--Pennsylvania corporate net income tax

  PCB (Polychlorinated Biphenyl)--additive to oil used in certain electrical equipment up to the late-1970s. Now classified as a hazardous chemical.

  PECO--PECO Energy Company

  Penn Fuel Gas--Penn Fuel Gas, Inc., a PP&L Resources regulated subsidiary specializing in natural gas distribution, transmission and storage services, and the sale of propane.

  PJM (PJM Interconnection, L.L.C.)--operates the electric transmission network and electric energy market in the mid-Atlantic region of the U.S.

  Plan--PP&L's non-contributory defined benefit pension plan.

  PP&L--PP&L, Inc.

  PP&L Capital Funding--PP&L Capital Funding, Inc., PP&L Resources' financing subsidiary.

  PP&L Capital Trust--a Delaware statutory business trust created to issue Preferred Securities, whose common stock is held by PP&L.

  PP&L Capital Trust II--a Delaware statutory business trust created to issue Preferred Securities, whose common stock is held by PP&L.

  PP&L EnergyPlus--Refers to PP&L, Inc. d/b/a PP&L EnergyPlus, and PP&L EnergyPlus Co., a PP&L, Inc. unregulated subsidiary which is involved in retail electric generating supply. During 1998, PP&L, Inc. d/b/a PP&L

EnergyPlus provided retail electric generating supply in the Pennsylvania retail pilot program. As a result of the PUC restructuring settlement, PP&L EnergyPlus became a separate subsidiary of PP&L, Inc. in September 1998. As of January 1999, PP&L EnergyPlus Co. is providing retail electric generating supply to customers throughout Pennsylvania.

  PP&L Global--PP&L Global, Inc., a PP&L Resources unregulated subsidiary which invests in and develops world-wide power projects.

  PP&L Resources--PP&L Resources, Inc., the parent holding company of PP&L, PP&L Global and other subsidiaries.

  PP&L Spectrum--PP&L Spectrum, Inc., a PP&L Resources unregulated subsidiary which offers energy-related products and services.

  PP&L's Mortgage--PP&L's Mortgage and Deed of Trust, dated October 1, 1945.

  Preferred Securities--Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures (issued by two Delaware statutory business trusts).

  PUC (Pennsylvania Public Utility Commission)--state agency that regulates certain ratemaking, services, accounting, and operations of Pennsylvania utilities.

  PUC Decision--final order issued by the PUC on September 27, 1995 pertaining to PP&L's base rate case filed in December 1994.

  PUC Final Order--Final order issued by the PUC on August 27, 1998, approving the settlement of PP&L, Inc.'s restructuring proceeding.

  PUHCA--Public Utility Holding Company Act of 1935

  PURPA (Public Utility Regulatory Policies Act of 1978)--legislation passed by Congress to encourage energy conservation, efficient use of resources, and equitable rates.

  RCRA--1976 Resource Conservation and Recovery Act

  SBRCA--Special Base Rate Credit Adjustment

  SEC--Securities and Exchange Commission

  SER--Schuylkill Energy Resources, Inc.

  SFAS (Statement of Financial Accounting Standards)--accounting and financial reporting rules issued by the FASB.

  SO/2/--Sulfur dioxide

  STAS (State Tax Adjustment Surcharge)--rate adjustment mechanism to customer bills for changes in certain state taxes.

  Superfund--federal and state legislation that addresses remediation of contaminated sites.

  SWEB--South Western Electricity plc, a British regional electric utility company.

  U.K.--United Kingdom

  VEBA (Voluntary Employee Benefit Association Trust)--trust accounts for health and welfare plans for future payments to employees, retirees or their beneficiaries.

  VERP--Voluntary Early Retirement Program

  Year 2000--a set of date-related problems that may be experienced by software systems or applications.

REVIEW OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PP&L RESOURCES, INC.

  PP&L Resources is a holding company with headquarters in Allentown, PA. Its subsidiaries include PP&L, which provides electricity delivery service in eastern and central Pennsylvania, sells retail electricity throughout Pennsylvania and markets wholesale electricity in 28 states and Canada; PP&L EnergyPlus (a subsidiary of PP&L), which sells competitively-priced energy and energy services to newly deregulated markets; PP&L Global, an international independent power company which invests in and develops worldwide power projects; PP&L Spectrum, which markets energy-related services and products; PP&L Capital Funding, which provides debt funding for PP&L Resources and its subsidiaries other than PP&L; Penn Fuel Gas, which provides natural gas distribution, transmission and storage services and sells propane; and H.T. Lyons and McClure, which are mechanical contractor and engineering firms. In February 1999, PP&L Resources acquired McCarl's Inc., another mechanical contractor and engineering firm. Other subsidiaries may be formed by PP&L Resources to take advantage of new business opportunities.

  The financial condition and results of operations of PP&L and PP&L Global are currently the principal factors affecting the financial condition and results of operations of PP&L Resources. All fluctuations, unless specifically noted, are primarily due to activities of PP&L and PP&L Global.

  Terms and abbreviations appearing in the Review of the Financial Condition and Results of Operations are explained in the glossary.

Forward-looking Information

  Certain statements contained in this Form 10-K concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts, are "forward-looking statements" within the meaning of the federal securities laws. Although PP&L Resources and PP&L believe that the expectations reflected in these statements are reasonable, there can be no assurance that these expectations will prove to have been correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: state and federal regulatory developments; new state or federal legislation; national or regional economic conditions; market demand and prices for energy and capacity; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the need for and effect of any business or industry restructuring; PP&L Resources' and PP&L's profitability and liquidity; new accounting requirements or new applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions (including actual results in achieving Year 2000 compliance by PP&L Resources, its subsidiaries and others) and operating costs; performance of new ventures; political, regulatory or economic conditions in foreign countries where PP&L Global makes investments; foreign exchange rates; and PP&L Resources' and PP&L's commitments and liabilities. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PP&L Resources' and PP&L's other documents on file with the SEC.

  New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PP&L Resources or PP&L to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and neither PP&L Resources nor PP&L undertakes any obligation to update the information contained in such statement to reflect subsequent developments or information.

Results of Operations

Earnings

  Excluding the effects of weather and several one-time and other adjustments, most of which are related to the transition to a competitive electricity market in Pennsylvania, earnings per share were $2.07 in 1998, $2.03 in 1997 and $2.00 in 1996. Abnormal weather in 1998 adversely affected earnings by 20 cents per share, the largest such effect in more than a decade.

  On an as-reported basis, PP&L Resources lost $3.46 per share of common stock in 1998, versus per share earnings of $1.80 in 1997 and $2.05 in 1996. The following table highlights the major items that impacted earnings for each of these years:

                                                          1998    1997   1996
                                                         ------  ------  -----
Earnings per share--excluding weather, one-time
 adjustments and other impacts of restructuring......... $ 2.07  $ 2.03  $2.00
Weather variances on billed sales.......................  (0.20)  (0.03)  0.05
One-time adjustments:
  PUC restructuring charge (See Note 4).................  (5.56)
  FERC municipalities settlement (See Note 4)...........  (0.19)
  Windfall profits tax (See Note 10)....................          (0.23)
  SER settlement........................................   0.11
  U.K. tax rate reduction...............................   0.06    0.06
  Penn Fuel Gas acquisition costs.......................   0.03   (0.03)
Other impacts of restructuring..........................   0.22
                                                         ------  ------  -----
Earnings per share--reported............................ $(3.46) $ 1.80  $2.05
                                                         ======  ======  =====

  Earnings in 1998 were negatively impacted by $948 million of after-tax charges related to the settlement of PP&L's restructuring case before the PUC and another competition-related case before FERC. Several one-time adjustments helped earnings, including a reduction in U.K. corporate income tax rates, a change in the accounting treatment of Penn Fuel Gas acquisition costs and $30 million in proceeds from a settlement with SER regarding a contract dispute over power purchase costs.

  The PUC restructuring adjustments also provided a favorable impact of about 22 cents per share on third and fourth quarter earnings of 1998. These adjustments included lower depreciation on impaired generation assets, reduced accruals for taxes other than income and a regulatory adjustment to the accounting for unbilled revenues. These favorable impacts were partially offset by the direct expensing of costs of computer software identified as impaired as part of the restructuring accounting adjustments.

  After eliminating the effects of these adjustments, 1998 earnings improved by four cents per share over 1997. This earnings improvement reflects higher weather-normalized sales in all customer classes, particularly in the third and fourth quarters of 1998. Weather-adjusted delivery sales to customers in central and eastern Pennsylvania were 2.9% higher in 1998 than in 1997. Earnings were also favorably affected by increased wholesale electricity revenues.

  These earnings improvements were partially offset by higher operating expenses incurred in 1998 over 1997. This increase reflects higher costs associated with computer information systems, and additional payroll, consultant services and other expenses to meet the requirements of retail competition. Increased firm transmission costs related to the Energy Marketing Center activities and a higher provision for uncollectible customer accounts also increased operating expenses.

  Adjusted 1997 earnings were three cents per share higher than in 1996. This earnings improvement was attributable to higher revenues from bulk power sales and trading activity of the Energy Marketing Center, which helped offset the impact of the phase-down of contractual sales to JCP&L. Earnings also benefited from refinancing activities and, excluding one-time adjustments, the on-going operations of PP&L Global.

  The reduction in contractual bulk power sales to JCP&L and other major utilities will continue to adversely impact earnings over the next few years. However, the Energy Marketing Center will resell this returning electric energy and capacity on the open market, along with its other energy trading activities, in an effort to offset the loss in revenues from declining contractual sales.

Electric Energy Sales

  Electricity sales for 1998, 1997 and 1996 were as follows:

                                                           1998   1997   1996
                                                          ------ ------ ------
                                                           (Millions of kWh)
Electricity delivered to retail customers by PP&L (a).... 32,137 31,964 32,307
Less: Electricity supplied during pilot by others........  1,999     65
                                                          ------ ------ ------
Electricity supplied to retail customers by PP&L......... 30,138 31,899 32,307
Electricity supplied to retail customers by PP&L
 EnergyPlus during the pilot.............................  1,507
                                                          ------ ------ ------
Total electricity supplied to retail customers (a)....... 31,645 31,899 32,307
Wholesale Energy Sales................................... 36,706 21,454 14,340

-------
(a) kWh for customers residing in PP&L's service territory who are receiving energy from PP&L or PP&L EnergyPlus will be reflected in both of these categories.

  Under Pennsylvania's competition pilot program, customers were allowed to choose the supplier of their electricity in 1998. Pilot customers continued to have the utility that served their territory deliver electricity from the supplier of choice. "Electricity delivered to retail customers by PP&L" is the amount of electricity delivered by PP&L to customers in its service territory. "Electricity supplied to retail customers by PP&L" represents the amount of electricity supplied to PP&L service territory customers who did not participate in the pilot program. "Electricity supplied to retail customers by PP&L EnergyPlus" is electricity supplied to customers within and outside PP&L service territory who participated in the pilot program and chose PP&L EnergyPlus as their energy supplier.

  Electricity delivered to retail customers increased by 173 million kWh, or 0.5%, from the comparable period in 1997. If normal weather had been experienced in 1998 and 1997, deliveries would have increased by 2.9%. This increase is attributable to strong third and fourth quarter deliveries to all customer classes. Electricity delivered decreased by 343 million kWh, or 1.1%, in 1997 from 1996. However, if normal weather had been experienced, deliveries in 1997 would have increased by 0.2%.

  Total electricity supplied to retail customers has decreased for the past two years. This decrease was due to milder weather in both 1998 and 1997 as compared to 1996, as well as the impact of the competition pilot program.

  The increase in wholesale energy sales, which includes sales to other utilities and energy marketers through contracts, spot market transactions or power pool arrangements, was primarily the result of increased activity of the Energy Marketing Center. See "Operating Revenues: Wholesale Energy Marketing and Trading Activities" for more information.

  PP&L Resources has established growth in its generation capability, along with expansion of its energy marketing operations, as a key element of its business strategy. In addition to the current generating assets of PP&L and the announced acquisitions and developments of PP&L Global, PP&L Resources plans to add another 7,500 mW of generation within the next five years.

Energy Marketing and Trading Activities

  PP&L, through its Energy Marketing Center, purchases and sells electric capacity and energy at the wholesale level under its FERC market-based tariff. PP&L has entered into agreements to sell firm capacity or energy under its market-based tariff to certain entities located inside and outside of the PJM power pool. PP&L enters into these agreements to market available energy and capacity from its generating assets and to profit from market price fluctuations. If PP&L was unable to meet its obligations under these agreements to sell firm capacity and energy, under certain circumstances it would be required to pay damages equal to the difference between the market price to acquire replacement capacity or energy and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be material. Events that could affect PP&L's ability to meet its firm capacity or energy obligations or cause significant increases in the market price of replacement capacity and energy include the occurrence of extreme weather conditions, unplanned generating plant outages, transmission disruptions, non-performance by counterparties (or their counterparties) with which it has power contracts and other factors affecting the wholesale energy markets.

Although PP&L attempts to mitigate these risks, there can be no assurance that it will be able to fully meet its firm obligations, that it will not be required to pay damages for failure to perform, or that it will not experience counterparty non-performance in the future.

  PP&L's efforts to mitigate risks associated with open contract positions include maintaining generation capacity to deliver electricity to satisfy its net firm sales contracts and purchasing firm transmission service. In addition, the Energy Marketing Center adheres to the Company's risk management policy and programs, including established credit policies in evaluating counterparty credit risk. PP&L has not experienced any material losses due to non-performance by counterparties to date.

  During 1998, the Energy Marketing Center entered into commodity forward and option contracts for the physical purchase and sale of energy; these transactions were reflected in the financial statements under the accrual method of accounting. As of January 1, 1999, PP&L adopted mark-to-market accounting for energy contracts entered into for trading purposes, in accordance with EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" and, as a result, recognized a $6.0 million after-tax credit to energy purchases. Under mark-to-market accounting, gains and losses that result from changes in the market prices on contracts entered into for trading purposes will be reflected in current earnings. For purposes of EITF 98-10, energy trading activities refer to energy contracts entered into with the objective of generating profits on or from exposure to shifts or changes in market prices, and risk management activities refer to energy contracts that are designated as and effective as hedges of non-trading activities (i.e., marketing available capacity and energy and purchasing fuel for consumption). PP&L will continue to use accrual accounting for energy contracts that are hedges of non-trading activities until it adopts SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which it expects will occur effective January 1, 2000. SFAS 133, which expands the definition of a derivative to include most of PP&L's commodity contracts that require physical delivery, requires that an entity recognize all derivatives in the statement of financial position at fair value. The accounting for changes in the fair value of a derivative will depend on the intended use of the derivative and the resulting designation.

Market Risk Sensitive Instruments

 Quantitative and Qualitative Disclosures About Market Risk

  PP&L Resources actively manages the market risk inherent in its commodity, debt, foreign currency and equity positions. The Board of Directors of PP&L Resources has adopted a risk management policy to manage the risk exposures related to energy prices, interest rates and foreign currency exchange rates. The policy establishes a Risk Management Committee comprised of certain executive officers which oversees the risk management function. Nonetheless, adverse changes in commodity prices, interest rates, foreign currency exchange rates and equity prices may result in losses in earnings, cash flows and/or fair values.

  The forward-looking information presented below provides only estimates of what may occur in the future, assuming certain adverse market conditions, due to reliance on model assumptions. As a result, actual future results may differ materially from those presented. These disclosures are not precise indicators of expected future losses, but only indicators of reasonably possible losses.

 Commodity Price Risk--Energy Marketing Center

  PP&L's risk management program is designed to manage the risks associated with market fluctuations in the price of electricity, natural gas, oil and emission allowances. The Company's risk management policy and programs include risk identification, risk limits management with measurement and controls for real time risk monitoring. In 1998, PP&L entered into fixed-price forward and option contracts that required physical delivery of the commodity. In 1999, PP&L expects to continue to use such contracts as well as other contracts, such as futures and options that could be settled either in cash or by physical delivery of the underlying commodity; exchange-for-physical transactions; over-the-counter contracts, such as swap agreements where settlement is generally based on the difference between a fixed and index-based price for the underlying commodity; and tolling, reverse tolling, or other contractual arrangements.

  PP&L enters into contracts to hedge the impact of market fluctuations on its energy-related assets, liabilities, and other contractual arrangements. In addition, as defined by EITF 98-10, PP&L enters into these contracts for trading purposes to take advantage of market opportunities. PP&L may at times create a net open position in its portfolio that could result in material losses if prices do not move in the manner or direction anticipated.

  PP&L uses various methodologies to simulate forward price curves in the energy markets to estimate the size and probability of changes in market value resulting from commodity price movements. The methodologies require several key assumptions, including selection of confidence levels, the holding period of the commodity positions, and the depth and applicability to future periods of historical commodity price information. As of December 31, 1998, PP&L estimated that a 10% decline in market prices across all geographic areas and time periods could have adversely changed the value of PP&L's trading portfolio by approximately $16 million. For PP&L's non-trading portfolio, a 10% decline in market prices across all geographic areas and time periods could have positively changed the value of PP&L's non-trading portfolio by $17 million; however, this would be offset by the decline in the value of the underlying commodity, the electricity generated. In addition to commodity price risk, PP&L's commodity positions are also subject to operational and event risks including, among others, increases in load demand and forced outages at generating plants.

  Beginning in October 1998, the PJM ISO established capacity auctions to increase price transparency and liquidity. PP&L expects to participate fully in this capacity market and will apply its existing risk management policies and procedures to its capacity transactions. In the future, capacity is expected to evolve into an actively traded commodity, similar to electricity.

 Commodity Price Risk--PP&L EnergyPlus

  PP&L EnergyPlus was created in September 1998 as a retail marketing subsidiary of PP&L. During 1998, PP&L EnergyPlus entered into various arrangements, effective in 1999, with retail customers who elect to shop for an energy provider. These contracts commit PP&L EnergyPlus to the sale of electricity or natural gas without a specified firm volume. The longest sales contract extends for three years. To hedge the price risk of these transactions, PP&L EnergyPlus has entered into forward purchase contracts and has the ability to supply the electricity through an option contract with the Energy Marketing Center. Therefore, the potential for near-term losses associated with PP&L EnergyPlus' commodity position is immaterial.

 Interest Rate Risk

  As a result of deregulation and the new competitive environment, PP&L is exposed to increased interest rate risk. In addition, PP&L Resources has issued debt to finance unregulated energy investments, which also increases interest rate risk. PP&L Resources plans to manage its interest expense risk by using financial derivative products to adjust the mix of fixed and floating rate interest rates in its debt portfolio, adjust the duration of its debt portfolio and lock in U.S. treasury rates in anticipation of future financing, when appropriate. Risk limits were developed using value at risk methodology and are designed to balance risk exposure to volatility in interest expense and losses in the fair value of PP&L Resources' long-term fixed rate debt due to changes in the absolute level of interest rates. As of December 31, 1998, PP&L Resources had no financial derivative instruments outstanding.

  PP&L Resources is also exposed to changes in earnings and cash flows as a result of changes in interest rates for commercial paper and other short-term debt. At December 31, 1998, PP&L Resources' potential annual maximum exposure to increased interest expense due to an increase in interest rates over a 30-day period, based on a confidence level of 97.5%, was estimated at $4.5 million. This amount has been determined by considering the impact of a hypothetical increase in interest rates on the company's commercial paper and other short-term debt balances as of December 31, 1998. Historically, there is a 97.5% probability that interest rates for commercial paper and other short-term debt will not increase more than 50 basis points over a 30-day period.

  PP&L Resources is also exposed to changes in the fair value of its long-term, fixed rate debt. At December 31, 1998, PP&L Resources estimated its potential maximum exposure to a change in the fair value of its long-term fixed rate debt through an adverse movement in interest rates over a one-day period, based on a confidence level of 97.5%, at $22 million. Historically, there is a 97.5% probability that fixed interest rates will not increase more than 13 basis points over a one-day period.

  Market events that are inconsistent with historical trends could cause actual results to exceed estimated levels.

 Foreign Operations Risk

  PP&L Global has investments in several international operations, most of which are joint ventures. At December 31, 1998, PP&L Global had investments of $671 million. These investments are primarily energy-related distribution facilities. PP&L Global is exposed to foreign currency risk primarily through investments in affiliates in Latin America and Europe.

  PP&L Resources has adopted a foreign currency risk management program that is designed to limit or hedge future cross-border cash flows for firm transactions and commitments and to hedge economic exposures such as anticipated dividends and projected asset sales or acquisitions when there is a high degree of certainty that the exposure will be realized. As of December 31, 1998, PP&L Resources did not incur any significant foreign currency-based financing.

  As of December 31, 1998, PP&L Resources was party to two forward contracts to hedge the foreign currency exchange risk associated with dividends declared but not yet received. PP&L will exchange 16 million British pounds sterling
(BPS) for approximately $27 million on March 31, 1999, based on a contractual exchange rate of $1.654/BPS. On January 22, 1999, PP&L Resources exchanged 359 million Chilean pesos (ChP) for $0.7 million, based on a contractual exchange rate of $.00195/ChP. The fair value of these contracts at December 31, 1998, was immaterial.

 Nuclear Decommissioning Fund--Securities Price Risk

  PP&L maintains trust funds, as required by the NRC, to fund certain costs of decommissioning Susquehanna. As of December 31, 1998, these funds were invested primarily in domestic equity securities and fixed rate, fixed income securities and are reflected at fair value on the Consolidated Balance Sheet. The mix of securities is designed to provide returns to be used to fund Susquehanna's decommissioning and to compensate for inflationary increases in decommissioning costs. However, the equity securities included in the trusts are exposed to price fluctuation in equity markets, and the value of fixed rate, fixed income securities are exposed to changes in interest rates. PP&L actively monitors the investment performance and periodically reviews asset allocation in accordance with PP&L's nuclear decommissioning trust policy statement. A hypothetical 10% increase in interest rates and 10% decrease in equity prices would result in a $13.7 million reduction in the fair value of the trust assets.

  PP&L's restructuring settlement agreement provides for the collection of authorized nuclear decommissioning costs through the CTC. Additionally, PP&L is permitted to seek recovery from customers of up to 96% of any increases in these costs. Therefore, PP&L securities price risk is expected to remain immaterial.

Operating Revenues: Electric Operations

  The increase (decrease) in revenues from electric operations was attributable to the following:

                                                       1998 vs 1997 1997 vs 1996
                                                       ------------ ------------
                                                         (Millions of Dollars)
Retail Electric Revenues
  Weather effect......................................     $(63)        $(30)
  Sales volume and sales mix effect...................       67           (1)
  Unbilled revenues...................................       10           16
  Pilot shopping credit above market price............      (14)
  Other, net..........................................        7            9
Energy revenues.......................................                   (29)
Other Electric Revenues...............................        6            4
                                                           ----         ----
                                                           $ 13         $(31)
                                                           ====         ====

  Operating revenues for electric operations increased by $13 million in 1998 over 1997. During the third quarter of 1998, PP&L recognized increased revenues of $23 million due to the impact on unbilled revenue resulting from a change in the regulatory treatment of energy costs. Excluding this benefit and the effects of milder than normal weather experienced in 1998, revenues from electric operations would have increased by $53 million.

  This revenue increase can be attributed to strong retail electric sales in the third and fourth quarters of 1998. Excluding the effects of weather, electricity delivered to retail customers increased for all customer classes, 2.9% in total, in 1998 over 1997.

  Operating revenues decreased by $31 million in 1997 from 1996. Revenues from service area sales in 1997 were slightly lower than 1996. The decrease was attributable to mild weather in 1997 and a change in the regulatory treatment of energy costs by the PUC. For 1997 and 1998 underrecovered energy costs (up to a cap of $31.5 million annually) were not recorded as energy revenues, but as regulatory credits, which offset "Other Operating Expenses."

Operating Revenues: Wholesale Energy Marketing and Trading Activities

  The increase (decrease) in revenues from wholesale energy marketing and trading activities was attributable to the following:

                                                       1998 vs 1997 1997 vs 1996
                                                       ------------ ------------
                                                         (Millions of Dollars)
Bilateral sales.......................................     $496         $183
PJM...................................................       63           17
Cost-based contracts..................................      (45)         (27)
Oil & gas sales.......................................       62
Other.................................................       (3)          (4)
                                                           ----         ----
                                                           $573         $169
                                                           ====         ====

  Revenues from wholesale energy marketing and trading activities increased by $573 million in 1998 and $169 million in 1997 when compared to the prior years. Revenues have continued to increase despite the phase-down of the capacity and energy agreement with JCP&L and the end of the capacity and energy agreement with Atlantic in March of 1998. This increase in revenues reflects PP&L's continued emphasis on competing in wholesale markets. Energy purchases have also increased to meet these increased sales. Refer to "Energy Purchases" for more information.

  During 1998, the national energy trading market experienced high prices and increased volatility. PP&L is actively managing its portfolio to attempt to capture the opportunities and limit its exposure to these volatile prices. Refer to "Energy Marketing and Trading Activities" for more information.

PUC Restructuring Proceeding

  Refer to Financial Note 3 to Financial Statements for information regarding the PUC restructuring proceeding.

Cost of Electric Fuel

  Electric fuel expense increased by $14 million in 1998 when compared to 1997. This reflects increased generation at the coal and oil/gas-fired stations. These units, particularly Martins Creek, were needed as a result of increased wholesale energy marketing and trading activities of the Energy Marketing Center. This increase was partially offset by lower fuel prices for all units, especially oil/gas-fired stations.

  Fuel expense for 1997 increased by $18 million from 1996. This increase was primarily due to PP&L's coal-fired units operating at higher output to support increased wholesale electric market activity. The increase was slightly offset by a decrease in the unit fuel prices for coal-fired and gas-fired generation.

Energy Purchases

  Energy purchases increased by $556 million in 1998 when compared to 1997. The increase was primarily due to greater quantities of energy purchased to meet the increased wholesale energy marketing and trading activities of the Energy Marketing Center, which includes increased purchases of natural gas and capacity for resale. The related sales are included in wholesale energy sales. The overall market price of purchased power has also been higher during 1998 compared to 1997 due to market volatility.

  Energy purchases in 1997 increased by $152 million over 1996. This increase was primarily due to increased marketing and trading activities of the Energy Marketing Center. Higher overall market prices of power during 1997 compared to 1996 contributed to the increase in purchased power costs.

Power Plant Operations

  In an effort to reduce operating costs and position itself for the competitive marketplace, PP&L in August 1998, announced the closing of its Holtwood coal-fired generating station, effective May 1, 1999. The adjacent hydroelectric plant will continue to operate. PP&L also announced its intention to sell its Sunbury coal-fired generating station in 1999.

Depreciation and Amortization

  Depreciation and amortization expenses in 1998 decreased by $47 million from 1997. This decrease reflects the write-down of impaired generation-related assets in connection with the restructuring adjustments recorded in June 1998. See Note 4 to Financial Statements for additional information.

  Depreciation and amortization expenses in 1997 increased by $10 million from 1996. This increase was primarily due to depreciation on plant additions and amortization of newly implemented computer software.

Other Operation and Maintenance Expenses

  Other operation and maintenance expenses increased by $90 million from 1997 to 1998. This increase reflects higher costs associated with computer information systems, and additional payroll, consultant services and other expenses to meet the requirements of retail competition. This increase also reflects additional software expenses, increased firm transmission costs related to the Energy Marketing Center activities and higher provisions for uncollectible customer accounts. Operation and maintenance costs of Penn Fuel Gas, which was acquired in 1998, also added to the increase.

  These increases were partially offset by credits recorded in connection with the competition pilot program. The PUC has authorized PP&L to seek future recovery of the revenue lost in the pilot program. PP&L has established a regulatory asset for the excess of the shopping credits provided to pilot customers over the market price of this energy. These credits totaled $14 million in 1998, and were recorded as offsets to "Other Operating Expense."

  Other operation and maintenance expenses in 1997 decreased by $25 million from 1996. Excluding the effect of underrecovered energy costs, operation and maintenance expenses increased by $7 million in 1997. These increases were primarily due to costs associated with the pilot program, the PUC restructuring filing and the FERC transmission access filing.

  Prior to 1997, underrecovered energy costs were accrued as energy revenues. In 1997 and 1998, these underrecovered costs were recorded as regulatory credits (up to a PUC-mandated cap of $31.5 million), which are reflected in the income statement as a reduction of "Other Operating Expense." This reflects a change in the regulatory treatment of undercollected energy costs by the PUC. See Note 1 to Financial Statements.

Other Income and (Deductions)

  Other income of PP&L Resources increased by $94 million from 1997 to 1998. This increase was primarily attributed to two one-time adjustments in 1998 and 1997. PP&L's earnings for 1998 reflect a $30 million, or 11 cents per share, recovery from SER as a result of a settlement agreement. This settlement agreement resolved disputes concerning the prices PP&L paid for power purchased from SER since 1990. Conversely, 1997 earnings included a one-time $37 million, or 23 cents per share, charge for the U.K. windfall profits tax on privatized utilities which affected PP&L Global's SWEB investment. The tax has been paid in full.

  The accounting treatment of Penn Fuel Gas acquisition costs also contributed to the change in other income from 1997 to 1998. The acquisition was originally contemplated as a pooling of interests, and estimated transaction costs of about $6 million were charged against earnings in the third quarter of 1997. The transaction was ultimately recorded under purchase accounting, and the transaction costs were capitalized as part of the investment. Third quarter 1998 earnings were credited by $6 million due to this change.

  Other income and deductions for 1997 decreased by $49 million from 1996. This decrease was primarily due to the windfall profits tax, as well as the initial expensing of Penn Fuel Gas acquisition costs.

Financing Costs

  PP&L Resources reduced its long-term financing costs during the past few years by retiring long-term debt with the proceeds from the sale of securities at a lower cost and by repurchasing PP&L preferred stock. Interest on long-term debt and dividends on preferred stock decreased from $241 million in 1995 to $228 million in 1998, for a total decrease of $13 million. Interest on short-term debt, net of capitalized interest and AFUDC borrowed funds, increased from $12 million in 1995 to $27 million in 1998. This increase reflects PP&L Capital Funding's commercial paper program initiated in 1998.

Income Taxes

  Income tax expense for 1998 increased by $22 million, or 9.3%, from 1997. This was primarily due to an increase in pre-tax book income of $106 million.

  Income tax expense for 1997 decreased by $17 million, or 6.7%, from 1996. This was primarily due to a decrease in pre-tax book income of $54 million.

                              Financial Condition

Capital Expenditure Requirements

  The schedule below shows PP&L's current capital expenditure projections for the years 1999-2003 and actual spending for the year 1998.

PP&L's Capital Expenditure Requirements

                                                               Projected
                                                 Actual ------------------------
                                                  1998  1999 2000 2001 2002 2003
                                                 ------ ---- ---- ---- ---- ----
                                                      (Millions of Dollars)
Construction expenditures
  Generating facilities.........................  $ 91  $ 97 $117 $125 $104 $ 93
  Transmission and distribution facilities......   102   110  123  125  125  135
  Environmental.................................     6    13    2    2   42   71
  Other.........................................    44    26   19   19   18   17
                                                  ----  ---- ---- ---- ---- ----
    Total Construction Expenditures.............   243   246  261  271  289  316
Nuclear fuel owned and leased...................    55    47   63   65   67   68
Other leased property...........................    26    21   21   21   21   21
                                                  ----  ---- ---- ---- ---- ----
    Total Capital Expenditures..................  $324  $314 $345 $357 $377 $405
                                                  ====  ==== ==== ==== ==== ====

  Construction expenditures include AFUDC and Capitalized Interest which are expected to be less than $9.5 million in each of the years 1999-2003.

  PP&L's capital expenditure projections for the years 1999-2003 total about $1.8 billion. Capital expenditure plans are revised from time to time to reflect changes in conditions.

PP&L Global Unregulated Investments

  PP&L Global continues to pursue opportunities to develop and acquire electric generation, transmission and distribution facilities in the United States and abroad.

  As of December 31, 1998, PP&L Global had investments of $671 million in distribution, transmission and generation facilities in the U.K., Bolivia, Peru, Argentina, Brazil, Spain, Portugal, Chile and El Salvador. PP&L Global's major investments to date are SWEB, Emel and DelSur.

  In 1998, PP&L Global acquired an additional 1,813,000 shares of Emel at a cost of approximately $32 million, increasing its ownership interest to 37.5%. In February 1998, PP&L Global and Emel acquired a 75% interest in DelSur, an electric distribution company serving 193,000 customers in El Salvador, for approximately $180 million. Under the purchase agreement, PP&L Global directly acquired 37.5% of DelSur and Emel acquired the other 37.5%. Subsequently, PP&L Global and Emel acquired an additional 925,000 shares at a cost of approximately $10.3 million, increasing their ownership interest to 80.45%. DelSur is one of five electricity distribution companies in El Salvador that were privatized by the government. In June 1998, PP&L Global acquired an additional 26% interest in SWEB for $170 million, increasing its equity interest to 51% and its voting interest to 49%.

  In September 1998, PP&L Global announced an agreement to acquire most of Bangor Hydro-Electric Company's generating assets and certain transmission rights. PP&L Global will purchase 100 percent of Bangor Hydro's hydroelectric assets and certain transmission rights, as well as its interest in an oil-fired generation facility, for $89 million. The acquisition has been approved by the Maine Public Utilities Commission, and remains subject to the approval of the FERC as well as certain third-party consents, which are expected in 1999.

  PP&L Global has signed definitive agreements with Montana Power Company, Portland General Electric Company and Puget Sound Energy, Inc. to acquire 13 Montana power plants, with 2,614 mW of generating capacity, for a purchase price of $1.586 billion. The acquisition is subject to several conditions, including the receipt of required state and federal regulatory approvals and third-party consents. In this regard, PacifiCorp, a co-owner of Colstrip Units 3 and 4, has a right of first refusal to purchase a portion of the assets of these Units. PP&L Global expects to complete the acquisition by the end of 1999. About 65% of the acquisition cost is expected to be financed on a project credit basis, non-recourse to PP&L Global and PP&L Resources. The balance of the acquisition cost is expected to be financed through a combination of debt and equity issued by PP&L Resources, or with funds that PP&L Resources derives from PP&L's securitization of transition costs. The agreements also provide for PP&L Global's acquisition of related transmission assets for $182 million, subject to certain conditions, including federal regulatory approval.

Acquisitions

  In 1998, PP&L Resources acquired Penn Fuel Gas which, together with its subsidiaries, specializes in natural gas distribution, transmission and storage services and the sale of propane. The transaction was treated as a purchase for accounting and financial reporting purposes. PP&L Resources issued approximately 5.6 million shares of common stock, with a value of approximately $135 million, to acquire all Penn Fuel Gas common and preferred stock. Under the terms of the merger agreement, shareowners of Penn Fuel Gas received 6.968 common shares of PP&L Resources for each common share of Penn Fuel Gas that they owned and 0.682 common shares of PP&L Resources for each preferred share of Penn Fuel Gas that they owned.

  In 1998, PP&L Resources also acquired H.T. Lyons and McClure, mechanical contractor and engineering firms, in cash transactions for amounts that were not material. In February 1999, PP&L acquired McCarl's, another mechanical contractor and engineering firm, in a cash transaction for an amount that was not material.

Financing and Liquidity

  PP&L Resources' net cash provided by operating activities decreased by $140 million in 1998 compared with 1997. This decrease was primarily due to the decline in net income when adjusted for the impact of certain non-cash items. Earnings in 1998 benefited from lower depreciation, higher equity earnings of unconsolidated affiliates, regulatory credits and other non-cash transactions. Net cash provided by operating activities decreased by $16 million from 1996 to 1997.

  Net cash used in PP&L Resources' investing activities was $194 million higher in 1998 than 1997. This increase was primarily due to PP&L Global's increased investment in electric energy projects, including its additional investment in SWEB. Net cash used in investing activities was $141 million lower in 1997 compared with 1996. This decrease was primarily due to lower construction expenditures by PP&L, liquidation of subsidiaries' long-term investments to make funds available for other investing and financing activities, and a reduction in the amount of equity funds invested by PP&L Global.

  Net cash used in PP&L Resources' financing activities was $530 million lower in 1998 than 1997. This reflects a $487 million increase in short-term debt in 1998. This short-term financing helped to fund PP&L

Resources' $419 million stock repurchase, and PP&L Global's additional investments. Net cash used in financing activities in 1997 was $257 million higher than in 1996. This was primarily due to PP&L Resources' purchase of PP&L preferred stock at a cost of $380 million, and the retirement of $210 million of long-term debt. These outflows were partially offset by PP&L's issuance of $250 million of preferred securities through PP&L Capital Trust and PP&L Capital Trust II.

  From 1996 through 1998, PP&L Resources issued $722 million of long-term debt. For the same period, PP&L Resources issued $215 million of common stock. Proceeds from these security sales were used, in part, to retire $650 million of long-term debt to lower financing costs. During the years 1996-1998, PP&L also incurred $234 million of obligations under capital leases (primarily nuclear fuel).

  PP&L Capital Funding provides debt funding for PP&L Resources and its subsidiaries other than PP&L. In order to ensure liquidity, PP&L and PP&L Capital Funding share a joint facility with a group of banks. This joint facility is comprised of a 364-day revolving credit agreement and a five-year revolving credit agreement. In March 1998, the existing 364-day revolving credit agreement was increased from $150 million to $350 million. This increase, when added to the $300 million five-year revolving credit agreement, brought to $650 million the total amount of revolving credit available to PP&L and PP&L Capital Funding under the joint agreement. In November 1998, PP&L, PP&L Capital Funding, and PP&L Resources replaced the existing 364-day facility with an amended and restated 364-day revolving credit arrangement terminating in November 1999. The five-year revolving credit agreement expires in 2002. Separately, in July 1998, PP&L Capital Funding entered into five separate $80 million, 364-day credit facilities with five banks. PP&L Resources guarantees all obligations of PP&L Capital Funding under the foregoing facilities. As of December 31, 1998, no borrowings were outstanding under any revolving credit arrangements.

  Under the PUC restructuring order of August 27, 1998, PP&L is permitted to issue transition bonds to securitize up to $2.85 billion of its stranded costs. PP&L is planning to pursue such securitization later in 1999. The proceeds will be used by PP&L to retire outstanding debt and to repurchase common stock from PP&L Resources.

  See Note 9 to Financial Statements for additional financing activities in 1998.

Financial Strategy

  PP&L Resources has developed a financial strategy that is intended to position PP&L Resources for the anticipated future competitive environment after giving effect to the PUC's Final Order, the related restructuring charge on PP&L's books and the collection of CTC revenues during the transition period. In addition to the securitization referenced above, PP&L Resources' financial strategy and goals include:

    (a) a common stock dividend level based on a targeted payout ratio of 45%-55% designed to maintain PP&L Resources' future financing flexibility;

    (b) maintenance of investment grade ratings on the senior debt securities of PP&L Resources and PP&L; and

    (c) the temporary use of a higher degree of leverage in PP&L Resources' capital structure during the transition period.

  As the electric utility industry transitions to a competitive environment, PP&L Resources anticipates the potential to achieve long-term returns on shareowner capital that exceed the returns that have been historically permitted in a fully regulated business environment. At the same time, PP&L Resources' business risks are expected to increase, resulting in an increase in the potential volatility in revenue and income streams. As such, PP&L Resources believes that a dividend payout ratio that is significantly lower than the 80%-90% payout ratio previously experienced by PP&L Resources and the electric utility industry in general is required to better position PP&L Resources to more effectively compete in the energy markets by increasing PP&L Resources' future financing flexibility. Accordingly, effective October 1, 1998, PP&L Resources' quarterly common stock dividend was reduced to $0.25 per share ($1.00 annualized rate) from the previous level of $0.4175 per share ($1.67 annualized rate). In addition to providing an increase in PP&L Resources' future financing flexibility, this dividend action positions PP&L Resources' common stock for potential increased growth in market value by retaining a proportionately higher level of earnings in the business for reinvestment.

  A reduction in PP&L Resources' permanent capitalization, as well as a temporary increase in leverage, was effected through a tender offer for 17 million shares of its common stock at $24.50 per share, which was financed by PP&L Resources through the use of short-term debt. During the transition period PP&L Resources anticipates using internal cash flows to retire debt, with a corresponding decrease in financial leverage. The short-term debt used by PP&L Resources was made available through the issuance of commercial paper by PP&L Capital Funding.

  Dividends on common stock are declared at the discretion of the Boards of Directors of PP&L Resources and PP&L. PP&L Resources and PP&L will continue to consider the appropriateness of these dividend levels, taking into account the respective financial positions, results of operations, conditions in the industry and other factors which the respective Boards deem relevant.

Financial Indicators

  The results of 1998, 1997 and 1996 were impacted by extraordinary items, other one-time adjustments and weather. (See "Earnings" for more information.) The following financial indicators for PP&L Resources reflect the elimination of these impacts from earnings, and provide a better measure of the underlying earnings performance of PP&L Resources and its subsidiaries.

                                                        1998    1997    1996
                                                       ------  ------  ------
Earnings per share, as adjusted....................... $ 2.07  $ 2.03  $ 2.00
Return on average common equity.......................  12.23%  11.82%  12.03%
Ratio of pre-tax income to interest charges...........   3.55    3.55    3.52
Dividends declared per share.......................... $1.335  $ 1.67  $ 1.67
Book value per share.................................. $17.80  $16.88  $16.37
Ratio of market price per share to book value per
 share................................................    157%    142%    141%

Environmental Matters

 Air

  The Clean Air Act deals, in part, with acid rain, attainment of federal ambient ozone standards and toxic air emissions. PP&L has complied with the 1995 Phase I acid rain provisions by installing continuous emission monitors on all units, burning lower sulfur coal and installing low NOx burners on most units. To comply with the year 2000 Phase II acid rain provisions, PP&L plans to purchase lower sulfur coal and use banked or purchased emission allowances instead of installing FGD on its wholly owned units.

  PP&L has met the 1995 ambient ozone requirements of the Clean Air Act by reducing NOx emissions by nearly 50% through the use of low NOx burners. Further seasonal (i.e., 5 month) NOx reductions to 55% and 75% of 1990 levels for 1999 and 2003, respectively, are specified under the Northeast Ozone Transport Region's Memorandum of Understanding. The DEP has finalized regulations which require PP&L to reduce its ozone seasonal NOx by 57% beginning in 1999. PP&L plans to comply with this reduction with operational initiatives that rely, to a large extent, on the existing low NOx burners.

  The EPA has finalized new national standards for ambient levels of ground-level ozone and fine particulates. Based in part on the new ozone standard, the EPA has finalized NOx emission limits for 22 states, including Pennsylvania, which in effect require approximately an 80% reduction from the 1990 level in Pennsylvania by May 2003; the state is required by September 1999 to develop plans for implementing this reduction. Pursuant to Section 126 of the Clean Air Act, several Northeast states have petitioned the EPA to find that major sources of NOx emissions, including PP&L's power plants, are significantly contributing to non-attainment in those states. The EPA has proposed to find such contribution and require emissions reductions at those sources if the states in which those sources are located fail to develop plans by September 1999 to implement the proposed 2003 limits. PP&L estimates that compliance with these emissions reduction requirements could require installation of NOx emissions removal systems on PP&L's three largest coal-fired units, at a capital cost of approximately $35 million per unit. The new particulates standard may require further reductions in SO/2/ and may expand the planned seasonal NOx reductions to year round in the 2010-2012 timeframe.

  Under the Clean Air Act, the EPA has been studying the health effects of hazardous air emissions from power plants and other sources, in order to determine whether those emissions should be regulated. Recently, the EPA released a technical report of its findings to date. The EPA concluded that mercury is the power plant air toxin of greatest concern, but that more evaluation is needed before it can determine whether regulation of air toxins from fossil fuel plants is necessary. The EPA is now seeking mercury and chlorine sampling and other data from electric generating units, including PP&L's. In addition, the EPA has announced a new enforcement initiative against older coal-fired plants. Several of PP&L's coal-fired plants could fall into this category. These EPA initiatives could result in compliance costs for PP&L in amounts which are not now determinable but which could be material.

  Expenditures to meet the 2000 acid rain and 1999 NOx reduction requirements are included in the table of projected construction expenditures in the section entitled "Financial Condition--Capital Expenditure Requirements." PP&L currently estimates that additional capital expenditures and operating costs for environmental compliance under the Clean Air Act will be incurred beyond 2002 in amounts which are not now determinable but which could be material.

 Water and Residual Waste

  PP&L has installed dry fly ash handling systems at most of its power stations, which reduces waste water discharge. In other cases, PP&L has modified the existing facilities to allow continued operation of the ash basins under a DEP permit. Any groundwater contamination caused by the basins must also be addressed.

  Groundwater degradation related to fuel oil leakage from underground facilities and seepage from coal refuse disposal areas and coal storage piles has been identified at several PP&L generating stations. Remedial work related to oil leakage is substantially completed at two generating stations. At this time, the only other remedial work being planned is to abate a localized groundwater degradation problem associated with a waste disposal impoundment at the Montour plant.

  The final NPDES permit for the Montour plant contains stringent limits for iron and chlorine discharges. Depending on the results of a toxic reduction study, additional water treatment facilities or operational changes may be needed at this plant.

  Capital expenditures through the year 2003 to correct groundwater degradation at fossil-fueled generating stations, and to address waste water control at PP&L facilities are included in the table of construction expenditures in the section entitled "Financial Condition--Capital Expenditure Requirements." In this regard, PP&L currently estimates that $5.5 million of additional capital expenditures may be required in the next four years to close some of the ash basins and address other ash basin issues at various generating plants. Additional capital expenditures could be required beyond the year 2003 in amounts which are not now determinable but which could be material. Actions taken to correct groundwater degradation, to comply with the DEP's regulations and to address waste water control are also expected to result in increased operating costs in amounts which are not now determinable but which could be material.

 Superfund and Other Remediation

  In 1995, PP&L entered into a consent order with the DEP to address a number of sites where PP&L may be liable for remediation of contamination. This may include potential PCB contamination at certain PP&L substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned and operated by PP&L; and oil or other contamination which may exist at some of PP&L's former generating facilities. As of December 31, 1998, PP&L has completed work on slightly more than half of the sites included in the consent order.

  In 1996, Penn Fuel Gas entered into a similar consent order with the DEP to address a number of its sites where Penn Fuel Gas may be liable for remediation of contamination. The sites primarily include former coal gas manufacturing facilities. Prior to PP&L Resources acquiring Penn Fuel Gas on August 21, 1998, Penn Fuel Gas had obtained a "no further action" determination from the DEP for two of the 20 sites covered by the order.

  At December 31, 1998, PP&L had accrued approximately $6 million and Penn Fuel Gas had accrued $15 million, representing the respective amounts PP&L and Penn Fuel Gas can reasonably estimate they will have to spend to remediate sites involving the removal of hazardous or toxic substances, including those covered by each company's consent orders mentioned above. Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs for PP&L or Penn Fuel Gas, which neither company can estimate at this time. In addition, certain federal and state statutes, including Superfund and the Pennsylvania Hazardous Sites Cleanup Act, empower certain governmental agencies, such as the EPA and the DEP, to seek compensation from the responsible parties for the lost value of damaged natural resources. The EPA and the DEP may file such compensation claims against the parties, including PP&L or Penn Fuel Gas, held responsible for cleanup of such sites. Such natural resource damage claims against PP&L or Penn Fuel Gas could result in material additional liabilities.

 General

  Due to the environmental issues discussed above or other environmental matters, PP&L may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PP&L also may incur capital expenditures, operating expenses and other costs in amounts which are not now determinable but which could be material.

Increasing Competition

 Background

  The electric utility industry has experienced and will continue to experience a significant increase in the level of competition in the energy supply market. PP&L has publicly expressed its support for full customer choice of electricity suppliers for all customer classes. PP&L is actively involved in efforts at both the state and federal levels to encourage a smooth transition to full competition.

 Pennsylvania Activities

  Reference is made to Note 3 to Financial Statements for a discussion of the disposition of PP&L's restructuring plan under the Customer Choice Act.

  In August 1997, the PUC issued an order modifying and approving PP&L's pilot program under the applicable provisions of the Customer Choice Act and PUC guidelines. Retail customers participating in the PP&L and other Pennsylvania utilities' pilot programs began to receive power from their supplier of choice in November 1997. Under its pilot program, approximately 60,000 PP&L residential, commercial and industrial customers chose their electric supplier. PP&L continued to provide all transmission and distribution, customer service and back-up energy supply services to participating customers in its service area.

  Only those alternative suppliers licensed by the PUC and in compliance with the state tax obligations set forth in the Customer Choice Act could participate in the pilot programs. Approximately 87 suppliers obtained such licenses to participate in the pilot programs.

  Reference is also made to "PUC Restructuring Proceeding" for a discussion of the settlement approved by the PUC which requires, among other things, that PP&L transfer its retail electric marketing function to a separate, affiliated corporation. In August 1998, PP&L formed a new subsidiary, PP&L EnergyPlus, for this purpose. In September 1998, the PUC approved PP&L EnergyPlus' application to act as a Pennsylvania EGS. This license permits PP&L EnergyPlus to offer retail electric supply to participating customers in PP&L's service territory and in the service territories of other Pennsylvania utilities. In 1999, PP&L EnergyPlus will offer such supply to industrial and commercial customers throughout the state. At this time, PP&L EnergyPlus has determined not to pursue residential customers in the competitive marketplace based on economic considerations.

  In September 1998, the PUC issued an Order which, in part, directed Pennsylvania utilities which are members of PJM, including PP&L, to offer their installed capacity at a price of $19.72 per kilowatt-year (Capacity Order). PP&L brought an action in the District Court seeking an injunction against the Capacity Order on the basis, among other things, that it attempted to regulate matters within exclusive federal jurisdiction. In October 1998, PP&L entered into a settlement agreement with the PUC under which (i) PP&L will offer to sell capacity credits to EGS's licensed by the PUC at the equivalent of $19.72 per kilowatt-year prior to June 1, 1999 (increasing to $22.41 per kilowatt-year from June 1, 1999 through December 31, 1999) for service to PP&L residential customers; (ii) all PP&L residential customers will be permitted to select an EGS in January 1999; (iii) the PUC will withdraw the Capacity Order as to PP&L; and (iv) PP&L will withdraw its federal court action against the Capacity Order.

 Federal Activities

  Reference is made to Note 4 to Financial Statements "Accounting for the Effects of Certain Types of Regulation," for a discussion of PP&L's settlement with 15 small utilities.

  In June 1997, all of the PJM companies except PECO (the PJM Supporting Companies) filed proposals with the FERC to amend the PJM tariff and restructure the PJM pool. PECO filed a separate request with the FERC to amend the PJM tariff. Furthermore, PECO and certain electric marketers submitted significantly different proposals to restructure the PJM pool.

  In November 1997, the FERC approved, with certain modifications, the PJM Supporting Companies' proposals for transforming the PJM into an ISO. In summary, the FERC order: (i) approved the PJM's open access transmission rates based on geographic zones, but required PJM to file a single PJM system-wide rate proposal by 2002; (ii) accepted the PJM Supporting Companies' methodology to price transmission when the system is congested and to charge these congestion costs to system users in addition to the open access transmission rates, but ordered PJM to file an additional proposal to address concerns raised over price certainty for buyers and sellers during periods of congestion; (iii) determined that the ISO is to operate both the transmission system and the power exchange which provides for the purchase and sale of spot energy within the PJM market; and (iv) accepted the PJM Supporting Companies' proposal regarding mandatory installed capacity obligations for all entities serving firm retail and wholesale load within PJM, but rejected their proposal for allocating the capacity benefits which result from PJM's ability to import power from other regional power pools.

  The PJM Supporting Companies and numerous other parties have filed requests for amendment and/or rehearing of virtually every portion of the FERC's PJM ISO order. PP&L also has filed its own request for amendment and/or rehearing. The FERC has not yet taken action on these filings. PP&L's primary issue with the FERC's order relates to a requirement that existing wholesale contracts for sales service and transmission service be modified to have the new PJM transmission tariff applied to service under these existing contracts and the requirement that PP&L modify these contracts to ensure that customers are not assessed multiple transmission charges. In an order issued in May 1998, the FERC allowed PP&L to request an increase in the revenue requirement applicable to transmission service over PP&L's transmission facilities to the extent that PP&L has otherwise unrecovered transmission costs as a result of the contract modifications. PP&L filed the proposed increase to its transmission revenue requirement in July 1998. In October 1998, PP&L filed a settlement agreement among the active parties in that proceeding, which was approved by the FERC in December 1998.

  In July 1997, the FERC accepted a new wholesale power tariff that permits PP&L to sell capacity and energy at market-based rates, both inside and outside the PJM area, subject to certain conditions. This tariff allows PP&L to become more active in the wholesale market with utilities and other entities, and removes pricing restrictions which in the past had limited PP&L to charging at or below cost-based rates.

  In July 1998, the FERC accepted amendments to PP&L's market-based rate tariff that permit PP&L to sell, assign or transfer transmission rights and associated ancillary services. In October 1998, the FERC accepted a proposed amendment to PP&L's market-based rate tariff to permit PP&L to sell electric energy and/or capacity to its affiliates under specified conditions.

  In September 1998, PP&L filed its EGS Coordination Tariff with the FERC. The EGS Coordination Tariff applies to entities licensed to serve retail electricity customers under the Commonwealth of Pennsylvania's retail access program. The purpose of the EGS Coordination Tariff is to permit PP&L to provide EGS's with certain FERC-jurisdictional services which will facilitate the ability of EGS's to meet their obligations under the PJM Open Access Transmission Tariff and related agreements of the PJM. The FERC accepted the EGS Coordination Tariff for filing in October 1998 but in a later order stated that it would issue a decision holding that the EGS Coordination Tariff did not need to be filed with the FERC. That decision has not yet been issued.

  In September 1997, PP&L filed a request with the FERC to lower the applicable PP&L revenue requirement currently set forth in the PJM open access transmission tariff. The new revenue requirement results from PP&L's use of the same test year and cost support data used in the PUC restructuring proceeding. PP&L requested that the new revenue requirement take effect on November 1, 1997. In February 1998, the FERC accepted the proposed rates, subject to refund, and set the amount of the decrease in the revenue requirement for hearing. In October 1998, PP&L filed a settlement agreement among the active parties in that proceeding, which was accepted by the FERC in December 1998.

  Reference is made to "Pennsylvania Activities" above for a discussion of PP&L's new retail electric marketing subsidiary, PP&L EnergyPlus. PP&L EnergyPlus filed an application with the FERC in September 1998 for authority to sell electric energy and capacity at market-based rates, and for authority to sell, assign or transfer transmission rights and associated ancillary services. The FERC accepted PP&L EnergyPlus' application in December 1998. Also, in September 1998, PP&L filed a notification of change in status with the FERC to report PP&L's affiliation with PP&L EnergyPlus. Pursuant to FERC requirements, PP&L has a filed code of conduct governing its relationship with affiliates that engage in the sale and/or transmission of electric energy.

Year 2000

  PP&L Resources and its subsidiaries utilize computer-based systems throughout their businesses. In the year 2000, these systems will face a potentially serious problem with recognizing calendar dates. Without corrective action, the most reasonable worst case scenario regarding Year 2000 issues could result in computer shutdown or erroneous calculations causing operational problems at the generating stations; diminished ability to monitor, control and coordinate generation with the transmission and distribution systems; and adverse impacts on the operation of various monitoring and metering equipment utilized throughout PP&L. A Company-wide Year 2000 coordination committee was formed to raise the awareness of the Year 2000 issue, share information and review the progress towards compliance. A seven-step approach was developed to achieve Year 2000 compliance by assessing and remediating the problem in application software, hardware, plant control systems and devices containing embedded microprocessors. The seven steps in the plan include awareness, inventory, assessment, remediation, testing, implementation, and contingency planning. PP&L Resources has identified and communicated with critical suppliers, such as fuel suppliers, in order to obtain assurances that they are in compliance with Year 2000 issues. The majority of the responses from these parties are favorable, with some responses still being evaluated and followed-up as appropriate.

  Delivery of electricity is dependent on the overall reliability of the electric grid. PP&L is cooperating and coordinating with the North American Electric Reliability Council and the PJM Interconnection regarding Year 2000 remediation efforts.

  As of December 31, 1998, PP&L Resources estimates that approximately 75% of mainframe applications that will remain in production have been determined as being Year 2000 compliant. It is anticipated that all mission-critical systems (i.e. mainframe, embedded technologies, and client server applications) will be Year 2000 ready by July 1, 1999 and all systems ready by November 30, 1999. Year 2000 compliant means computer systems or equipment with date-sensitive chips will accurately process date and time data. Year 2000 ready means that the computer systems or equipment with date-sensitive chips can be used on January 1, 2000, and beyond, but are not fully year 2000 compliant.

  PP&L has basic contingency plans in place to address issues such as blackouts on the electrical grid, cold starts of generating facilities and disaster recovery procedures for the computing environment. PP&L recognizes that additional contingency plans may be necessary and, as part of the seven-step remediation process, continues to work on identifying and developing additional contingency plans that may be needed.

  In May 1998, the NRC issued a notification requirement under which nuclear utilities are required to inform the NRC, in writing, that they are working to solve the Year 2000 computer problem. In addition, nuclear utilities have until July 1, 1999 to inform the NRC that their computers are Year 2000 compliant/ready or to submit a status report summarizing the on-going work. PP&L filed its written response, detailing its Year 2000 compliance activities, with the NRC in August 1998.

  In July 1998, the PUC initiated a non-adversarial investigation to be conducted by the Office of Administrative Law Judge "to accurately assess any and all steps taken and proposed to be taken to resolve the Year 2000 compliance issue by all jurisdictional fixed utilities and mission-critical service providers such as the PJM." The PUC required all jurisdictional utilities to file a written response to a list of questions concerning Year 2000 compliance; and that, if mission-critical systems cannot be made Year 2000 compliant on or before March 31, 1999, to file a detailed contingency plan by that date. PP&L filed its written response to these questions in August 1998 and in November 1998 submitted testimony to the PUC that the Company would have its mission-critical systems Year 2000 ready by July 1, 1999 and all systems ready by November 30, 1999.

  At this time, PP&L has achieved the following completion percentages on the seven steps referenced above for Year 2000 compliance: awareness, 87%; inventory, 97%; assessment, 87%; remediation, 70%; testing, 72%;
implementation, 56%; and additional contingency plans (beyond the basic plans referenced above), 16%.

  Based upon present assessments, PP&L Resources estimates that it will incur approximately $15 million in Year 2000 remediation costs. Through December 31, 1998, PP&L Resources spent approximately $8 million in remediation costs, which included assistance from outside consultants. These costs are being funded through internally generated funds and are being expensed as incurred.

                       Report of Independent Accountants

To the Shareowners and Board of Directors of PP&L Resources, Inc.

  In our opinion, the accompanying consolidated balance sheet and consolidated statements of preferred stock, of company-obligated mandatorily redeemable preferred securities and of long-term debt and the related consolidated statements of income, of cash flows and of shareowners' common equity present fairly, in all material respects, the consolidated financial position of PP&L Resources, Inc. and subsidiaries (the "Company") at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 1, 1999

PP&L RESOURCES, INC.
MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The management of PP&L Resources, Inc. is responsible for the preparation, integrity and objectivity of the consolidated financial statements and all other sections of this annual report. The financial statements were prepared in accordance with generally accepted accounting principles and the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission. In preparing the financial statements, management makes informed estimates and judgments of the expected effects of events and transactions based upon currently available facts and circumstances. Management believes that the financial statements are free of material misstatement and present fairly the financial position, results of operations and cash flows of PP&L Resources.

  PP&L Resources' consolidated financial statements have been audited by PricewaterhouseCoopers LLP (PricewaterhouseCoopers), independent certified public accountants. PricewaterhouseCoopers' appointment as auditors was previously ratified by the shareowners. Management has made available to PricewaterhouseCoopers all PP&L Resources' financial records and related data, as well as the minutes of shareowners' and directors' meetings. Management believes that all representations made to PricewaterhouseCoopers during its audit were valid and appropriate.

  PP&L Resources maintains a system of internal control designed to provide reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The concept of reasonable assurance recognizes that the cost of a system of internal control should not exceed the benefits derived and that there are inherent limitations in the effectiveness of any system of internal control.

  Fundamental to the control system is the selection and training of qualified personnel, an organizational structure that provides appropriate segregation of duties, the utilization of written policies and procedures and the continual monitoring of the system for compliance. In addition, PP&L Resources maintains an internal auditing program to evaluate PP&L Resources' system of internal control for adequacy, application and compliance. Management considers the internal auditors' and PricewaterhouseCoopers' recommendations concerning its system of internal control and has taken actions which are believed to be cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that PP&L Resources' system of internal control is adequate to accomplish the objectives discussed in this report.

  The Board of Directors, acting through its Audit and Corporate Responsibility Committee, oversees management's responsibilities in the preparation of the financial statements. In performing this function, the Audit and Corporate Responsibility Committee, which is composed of four independent directors, meets periodically with management, the internal auditors and the independent certified public accountants to review the work of each. The independent certified public accountants and the internal auditors have free access to the Audit and Corporate Responsibility Committee and to the Board of Directors, without management present, to discuss internal accounting control, auditing and financial reporting matters.

  Management also recognizes its responsibility for fostering a strong ethical climate so that PP&L Resources' affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the business policies and guidelines of PP&L Resources' operating subsidiaries. These policies and guidelines address: the necessity of ensuring open communication within PP&L Resources; potential conflicts of interest; proper procurement activities; compliance with all applicable laws, including those relating to financial disclosure; and the confidentiality of proprietary information.

/s/ William F. Hecht
William F. Hecht
 Chairman, President and Chief Executive Officer

/s/ John R. Biggar
John R. Biggar
 Senior Vice President and Chief Financial Officer

CONSOLIDATED STATEMENT OF INCOME
PP&L Resources, Inc. and Subsidiaries
(Millions of Dollars, except per share data)

                                                       1998     1997     1996
                                                      -------  -------  -------
Operating Revenues
  Electric operations...............................  $ 2,410  $ 2,397  $ 2,428
  Gas operations....................................       35
  Wholesale energy marketing and trading
   activities.......................................    1,223      650      481
  Energy related businesses (Note 1)................      118       30       17
                                                      -------  -------  -------
  Total Operating Revenues..........................    3,786    3,077    2,926
                                                      -------  -------  -------
Operating Expenses
Operation
  Cost of electric fuel.............................      480      466      448
  Cost of natural gas and propane...................       13
  Energy purchases..................................    1,060      504      352
  Other operating...................................      605      513      531
Maintenance.........................................      182      184      191
Depreciation and amortization (Note 1)..............      338      385      375
Taxes, other than income (Note 6)...................      188      204      203
Energy related businesses (Note 1)..................       93       21       16
                                                      -------  -------  -------
    Total Operating Expenses........................    2,959    2,277    2,116
                                                      -------  -------  -------
Operating Income....................................      827      800      810
                                                      -------  -------  -------
Other Income and (Deductions).......................       66      (28)      21
                                                      -------  -------  -------
Income Before Interest and Income Taxes.............      893      772      831
  Interest Expense..................................      230      215      220
                                                      -------  -------  -------
Income Before Income Taxes and Extraordinary Items..      663      557      611
  Income Taxes (Note 6).............................      259      237      254
                                                      -------  -------  -------
Income Before Extraordinary Items...................      404      320      357
  Extraordinary Items (net of $666 income taxes)
   (Note 4).........................................     (948)
                                                      -------  -------  -------
Income (Loss) Before Dividends on Preferred Stock...     (544)     320      357
  Preferred Stock Dividend Requirements.............       25       24       28
                                                      -------  -------  -------
Net Income (Loss)...................................  $  (569) $   296  $   329
                                                      =======  =======  =======
Earnings Per Share of Common Stock
  Basic and Diluted (a):
    Income Before Extraordinary Items...............  $  2.29  $  1.80  $  2.05
    Extraordinary Items (net of tax)................    (5.75)
                                                      -------  -------  -------
Net Income (Loss)...................................  $ (3.46) $  1.80  $  2.05
                                                      =======  =======  =======
Dividends Declared per Share of Common Stock........  $ 1.335  $  1.67  $  1.67
(a) Based on average number of shares outstanding
 (thousands)........................................  164,651  164,550  161,060

 See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
PP&L Resources, Inc. and Subsidiaries
(Millions of Dollars)

                                                             1998   1997  1996
                                                             -----  ----  -----
Cash Flows From Operating Activities
Net income (loss) from continuing operations...............  $(569) $296  $ 329
Extraordinary items (net of income taxes of $666)..........   (948)
                                                             -----  ----  -----
Net income before extraordinary items......................    379   296    329
Adjustments to reconcile net income to net cash provided by
 operating activities
  Depreciation and amortization............................    338   385    375
  Amortization of property under capital leases............     58    68     86
  Equity in (earnings)/loss of unconsolidated affiliates...    (49)    2    (13)
  Regulatory debits and credits............................    (61)  (36)   (10)
  Deferred income taxes and investment tax credits.........     12    18
  Change in current assets and current liabilities
    Fuel inventories.......................................     (9)   11    (14)
    Other..................................................    (33)  (13)   (35)
  Other operating activities--net..........................      2    46     75
                                                             -----  ----  -----
      Net cash provided by operating activities............    637   777    793
                                                             -----  ----  -----
Cash Flows From Investing Activities
Property, plant and equipment expenditures.................   (304) (310)  (360)
Proceeds from sale of nuclear fuel to trust................     54    60     93
Purchases of available-for-sale securities.................    (15)  (72)  (600)
Sales and maturities of available-for-sale securities......     70   111    631
Investments in unconsolidated affiliates...................   (306) (152)  (201)
Purchases and sales of other financial investments--net....      4    76
Other investing activities--net............................     12    (4)     5
                                                             -----  ----  -----
      Net cash used in investing activities................   (485) (291)  (432)
                                                             -----  ----  -----
Cash Flows From Financing Activities
Issuance of long-term debt.................................    495   111    116
Issuance of common stock...................................     62    76     77
Purchase of treasury stock.................................   (419)
Issuance of Company-obligated mandatorily redeemable
 preferred securities of subsidiary trusts holding solely
 parent debentures.........................................          250
Retirement of long-term debt...............................   (295) (210)  (145)
Purchase of subsidiary's preferred stock (net of premium
 and associated costs).....................................         (369)
Payments on capital lease obligations......................    (58)  (68)   (86)
Common and preferred dividends paid........................   (278) (298)  (296)
Net increase(decrease) in short-term debt..................    487    (9)    55
Other financing activities--net............................     (1)  (20)    (1)
                                                             -----  ----  -----
      Net cash used in financing activities................     (7) (537)  (280)
                                                             -----  ----  -----
Net Increase (Decrease) In Cash and Cash Equivalents.......    145   (51)    81
Cash and Cash Equivalents at Beginning of Period...........     50   101     20
                                                             -----  ----  -----
Cash and Cash Equivalents at End of Period.................  $ 195  $ 50  $ 101
                                                             =====  ====  =====
Supplemental Disclosures of Cash Flow Information
 Cash paid during the period for:
  Interest (net of amount capitalized).....................  $ 237  $208  $ 213
  Income taxes.............................................  $ 248  $244  $ 286

 See accompanying Notes to Financial Statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,
PP&L Resources, Inc. and Subsidiaries
(Millions of Dollars)

                                                                   1998   1997
                                                                  ------ ------
Assets
Property, Plant and Equipment
Electric utility plant in service--net (Note 1)
Transmission and distribution.................................... $2,179 $2,160
Generation.......................................................  1,601  4,022
General and intangible...........................................    223    232
                                                                  ------ ------
                                                                   4,003  6,414
                                                                  ------ ------
Construction work in progress--at cost...........................    117    185
Nuclear fuel owned and leased--net...............................    162    167
                                                                  ------ ------
  Electric utility plant--net....................................  4,282  6,766
  Gas and oil utility plant--net.................................    175     30
Other property--net..............................................     23     24
                                                                  ------ ------
                                                                   4,480  6,820
                                                                  ------ ------
Investments
Investment in unconsolidated affiliates at equity (Note 1).......    688    377
Nuclear plant decommissioning trust fund (Notes 1 and 7).........    206    163
Financial investments (Notes 1 and 8)............................      1     52
Other (Note 8)...................................................     11     13
                                                                  ------ ------
                                                                     906    605
                                                                  ------ ------
Current Assets
Cash and cash equivalents (Note 1)...............................    195     50
Accounts receivable (less reserve: 1998, $16; 1997, $16)
  Utility customers..............................................    173    190
  Other..........................................................    125     48
Unbilled revenues
  Utility customers..............................................    106     90
  Other..........................................................     66     37
Fuel, materials and supplies--at average cost....................    207    200
Prepayments......................................................     15     28
Other............................................................     61     52
                                                                  ------ ------
                                                                     948    695
                                                                  ------ ------
Regulatory Assets and Other Noncurrent Assets (Note 4)
Recoverable transition costs.....................................  2,819
Other............................................................    454  1,365
                                                                  ------ ------
                                                                   3,273  1,365
                                                                  ------ ------
                                                                  $9,607 $9,485
                                                                  ====== ======

 See accompanying Notes to Financial Statements.

                              1998    1997
                             ------  ------
Liabilities
Capitalization
Common equity
  Common stock.............  $    2  $    2
  Capital in excess of par
   value...................   1,866   1,669
  Treasury stock...........    (419)
  Earnings reinvested (Note
   4)......................     372   1,164
  Capital stock expense and
   other...................     (31)    (26)
                             ------  ------
                              1,790   2,809
                             ------  ------
Preferred stock
  With sinking fund
   requirements............      47      47
  Without sinking fund
   requirements............      50      50
Company-obligated
 mandatorily redeemable
 preferred securities of
 subsidiary trusts holding
 solely company
 debentures................     250     250
Long-term debt.............   2,983   2,585
                             ------  ------
                              5,120   5,741
                             ------  ------
Current Liabilities
Short-term debt (Note 9)...     636     135
Long-term debt due within
 one year..................       1     150
Capital lease obligations
 due within one year.......      59      58
Above market NUG purchases
 due within one year (Note
 4)........................     105
Accounts payable...........     197     140
Taxes and interest
 accrued...................      95     102
Dividends payable..........      46      76
Other......................     128     108
                             ------  ------
                              1,267     769
                             ------  ------
Deferred Credits and Other
 Noncurrent Liabilities
Deferred income taxes and
 investment tax credits
 (Note 6)..................   1,574   2,221
Above market NUG purchases
 (Note 4)..................     775
Capital lease obligations..     109     113
Other (Notes 1 and 7).........  762     641
                             ------  ------
                              3,220   2,975
                             ------  ------
Commitments and Contingent
 Liabilities (Note 14).....
                             ------  ------
                             $9,607  $9,485
                             ======  ======


 See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF SHAREOWNERS' COMMON EQUITY
PP&L Resources, Inc. and Subsidiaries
 (Millions of Dollars)

                                         For the Years Ended December 31,
                                        -------------------------------------
                                           1998         1997         1996
                                        -----------  -----------  -----------
Common stock at beginning of year...... $         2  $         2  $         2
Sale of common stock...................
                                        -----------  -----------  -----------
Common stock at end of year............           2            2            2
                                        -----------  -----------  -----------
Capital in excess of par value at be-
 ginning of year.......................       1,669        1,596        1,513
Common stock issued (b)................          62           76           77
Common stock issued for purchase of
 Penn Fuel Gas (see Note 11)...........         135
Other..................................                       (3)           6
                                        -----------  -----------  -----------
Capital in excess of par value at end
 of year...............................       1,866        1,669        1,596
                                        -----------  -----------  -----------
Treasury stock at beginning of year....
Purchase of treasury stock.............        (419)
                                        -----------  -----------  -----------
Treasury stock at end of year..........        (419)
                                        -----------  -----------  -----------
Earnings reinvested at beginning of
 year..................................       1,164        1,143        1,083
Net income (loss)......................        (569)         296          329
Cash dividends declared on common
 stock.................................        (223)        (275)        (269)
                                        -----------  -----------  -----------
Earnings reinvested at end of year.....         372        1,164        1,143
                                        -----------  -----------  -----------
Capital stock expense and other at be-
 ginning of year.......................         (26)           4           (1)
Other..................................          (5)         (30)           5
                                        -----------  -----------  -----------
Capital stock expense and other at end
 of year...............................         (31)         (26)           4
                                        -----------  -----------  -----------
Total Shareowners' Common Equity....... $     1,790  $     2,809  $     2,745
                                        ===========  ===========  ===========
Common stock shares at beginning of
 year (a).............................. 166,248,284  162,665,416  159,403,266
Common stock issued (b)................   2,604,369    3,582,868    3,262,150
Common stock issued for purchase of
 Penn Fuel Gas.........................   5,555,522
Common stock purchased................. (16,996,129)
                                        -----------  -----------  -----------
Common stock shares at end of year..... 157,412,046  166,248,284  162,665,416
                                        -----------  -----------  -----------

-------
(a) $.01 par value, 390,000,000 share authorized. Each share entitles the holder to one vote on any question presented to any shareowners' meeting.
(b) Common stock issued through the ESOP and the DRIP.


 See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF PREFERRED STOCK AT DECEMBER 31,
PP&L Resources, Inc. and Subsidiaries (a)
(Millions of Dollars)

                                             Outstanding    Shares
                                             ------------ Outstanding   Shares
                                             1998 1997(b)   1998(b)   Authorized
                                             ---- ------- ----------- ----------
PP&L
Preferred Stock--$100 par, cumulative
 4 1/2%....................................  $25    $25      530,189     629,936
 Series....................................   72     72    4,133,556  10,000,000
                                             ---    ---
                                             $97    $97
                                             ===    ===

Details of Preferred Stock(c)

                                                                        Sinking Fund
                                                                         Provisions
                                                                   ------------------------
                                                       Optional
                            Outstanding     Shares    Redemption   Shares to be
                          --------------- Outstanding Price Per      Redeemed    Redemption
                          1998(b) 1997(b)   1998(b)     Share      Annually(f)     Period
                          ------- ------- ----------- ----------   ------------  ----------
With Sinking Fund
 Requirements
 Series Preferred
 5.95%..................    $ 1     $ 1      300,000          (d)     10,000     April 2001
 6.05%..................                     250,000          (d)
 6.125%.................     31      31    1,150,000          (d)           (e)   2003-2008
 6.15%..................     10      10      250,000          (d)    100,000     April 2003
 6.33%..................      5       5    1,000,000          (d)     50,000      July 2003
                            ---     ---
                            $47     $47
                            ===     ===
Without Sinking Fund
 Requirements
 4 1/2% Preferred.......    $25     $25      530,189   $110.00
 Series Preferred
 3.35%..................      2       2       41,783    103.50
 4.40%..................     11      11      228,773    102.00
 4.60%..................      3       3       63,000    103.00
 6.75%..................      9       9      850,000          (d)
                            ---     ---
                            $50     $50
                            ===     ===

Increases(Decreases) in Preferred Stock

  There were no issuances or redemptions of preferred stock in 1998, 1997 or
1996.
-------
(a) Each share of PP&L's preferred stock entitles the holder to one vote on any question presented to PP&L's shareowners' meetings. There were 10,000,000 shares of PP&L Resources' preferred stock and 5,000,000 shares of PP&L's preference stock authorized; none were outstanding at December 31, 1998 and 1997.
(b) In 1997, and continuing in 1998, PP&L Resources acquired 79.11% ($369 million par value) of the outstanding preferred stock of PP&L in a tender offer. At December 31, 1998, these shares have not been retired or redeemed. The par value of PP&L preferred stock acquired by PP&L Resources has been eliminated for purposes of providing consolidated financial statements.
(c) The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4-1/2% Preferred Stock for which such price is $100 per share (plus in each case any unpaid dividends).
(d) These series of preferred stock are not redeemable prior to the following years: 5.95%, 2001; 6.05%, 2002; 6.125%, 6.15%, 6.33% and 6.75%, 2003.
(e) Shares to be redeemed annually on October 1 as follows: 2003-2007, 57,500; 2008, 22,500.
(f) After giving effect to the preferred stock tender offer.

 See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF COMPANY-OBLIGATED MANDATORILY
REDEEMABLE PREFERRED SECURITIES AT DECEMBER 31,
PP&L Resources, Inc. and Subsidiaries(a)
(Millions of Dollars)

                                  Outstanding Outstanding
                                  ----------- -----------
                                  1998  1997     1998     Authorized Maturity(b)
                                  ----- ----- ----------- ---------- -----------
Company-Obligated Mandatorily
 Redeemable
 Preferred Securities of
 Subsidiary Trusts Holding
 Solely Company Debentures--$25
 per security
 8.10%..........................  $ 150 $ 150  6,000,000  6,000,000   July 2002
 8.20%..........................    100   100  4,000,000  4,000,000  April 2002
                                  ----- -----
                                  $ 250 $ 250
                                  ===== =====

-------
(a) In 1997 PP&L arranged for the issuance of a total of $250 million of company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures by PP&L Capital Trust and PP&L Capital Trust II, two Delaware statutory business trusts. These preferred securities are supported by a corresponding amount of junior subordinated deferrable interest debentures issued by PP&L to the trusts. PP&L owns all of the common securities, representing the remaining undivided beneficial ownership interest in the assets of the trusts. The proceeds derived from the issuance of the Preferred Securities and the common securities were used by PP&L Capital Trust and PP&L Capital Trust II to acquire $103 million and $155 million principal amount of Junior Subordinated Deferrable Interest Debentures, ("Subordinated Debentures") respectively. PP&L has guaranteed all of the trusts' obligations under the Preferred Securities. The proceeds of the sale of these preferred securities were loaned by PP&L to PP&L Resources for the tender offer for PP&L preferred stock.
(b) The preferred securities are subject to mandatory redemption, in whole or in part, upon the repayment of the Subordinated Debentures at maturity or their earlier redemption. At the option of PP&L, the Subordinated Debentures are redeemable on and after the dates shown above in whole at any time or in part from time to time. The amount of preferred securities subject to such mandatory redemption will be equal to the amount of related Subordinated Debentures maturing or being redeemed. The redemption price is $25 per security plus an amount equal to accumulated and unpaid distributions to the date of redemption.


 See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF LONG-TERM DEBT AT DECEMBER 31,
PP&L Resources, Inc. and Subsidiaries
(Millions of Dollars)

                                        Outstanding
                                       -----------------
                                        1998       1997      Maturity(b)
                                       ------     ------  -----------------
First Mortgage Bonds(a)
  5 1/2%..............................            $  150      April 1, 1998
  6%.................................. $  125        125       June 1, 2000
  7 3/4%..............................    150        150        May 1, 2002
  6 7/8%..............................    100        100   February 1, 2003
  6 1/8% to 6 7/8%....................    625 (c)    425          2004-2008
  7.70%...............................    200        200          2009-2013(d)
  7 3/8%..............................    100        100          2014-2018
  6 3/4% to 9 3/8%....................    815        815          2019-2023
  7.30%...............................    150        150          2024-2028
First Mortgage Pollution Control
 Bonds(a)
  6.40% Series H......................     90         90   November 1, 2021
  5.50% Series I......................     53         53  February 15, 2027
  6.40% Series J......................    116        116  September 1, 2029
  6.15% Series K......................     55         55     August 1, 2029
                                       ------     ------
                                        2,579      2,529
Unsecured promissory notes............               116
Pollution Control Revenue Bonds.......      9          9
                                       ------     ------
                                        2,588      2,654
Unamortized (discount) and premium--
 net..................................    (19)       (21)
                                       ------     ------
                                        2,569      2,633
Less amount due within one year.......               150
                                       ------     ------
Total PP&L long-term debt.............  2,569      2,483
                                       ------     ------
Additional PP&L Resources, Inc.
 Medium Term Notes
  5.75% to 6.84%......................    397 (e)    102          2000-2007
Unsecured Promissory Notes............     18
                                       ------     ------
                                          415        102
Less amount due within one year.......      1
                                       ------     ------
Total PP&L Resources long-term debt... $2,983     $2,585
                                       ======     ======

-------
(a) Substantially all owned electric utility plant is subject to the lien of PP&L's Mortgage.
(b) Aggregate long-term debt maturities through 2003 are (millions of dollars): 2000, $235; 2001, $70; 2002, $150; 2003, $185. There are no
    bonds outstanding that have sinking fund requirements.
(c) In May 1998, PP&L issued $200 million First Mortgage Bonds, 6 1/8% Reset Put Securities Series due 2006. In connection with this issuance, PP&L assigned to a third party the option to call the bonds from the holders on May 1, 2001. These bonds will mature on May 1, 2006, but will be required to be surrendered by the existing holders on May 1, 2001 either through the exercise of the call option by the callholder or, if such option is not exercised, through the automatic exercise of a mandatory put by the trustee on behalf of the bondholders. If the call option is exercised, the bonds will be remarketed and the interest rate will be reset for the remainder of their term to the maturity date. If the call option is not exercised, the mandatory put will be exercised and PP&L will be required to repurchase the bonds at 100% of their principal amount on May 1, 2001. Proceeds from the sale of the bonds were used by PP&L to retire $116 million of its unsecured term loans and to reduce its outstanding commercial paper balances.
(d) Any registered owner of these bonds has the right to require PP&L to redeem such owner's bonds on October 1, 1999 at a price of 100% of the principal amount.
(e) In 1998, PP&L Capital Funding issued $295 million of medium-term notes with maturities varying from two to seven years.

 See accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

  Terms and abbreviations appearing in Notes to Financial Statements are explained in the glossary.

1. Summary of Significant Accounting Policies

Business and Consolidation

  As of December 31, 1998, PP&L Resources was the parent holding company of PP&L, PP&L Global, PP&L Spectrum, PP&L Capital Funding, Penn Fuel Gas, H.T. Lyons and McClure.

  The financial condition and results of operations of PP&L and PP&L Global are currently the principal factors affecting PP&L Resources' financial condition and results of operations. PP&L provides electricity delivery service in eastern and central Pennsylvania, sells retail electricity throughout Pennsylvania, and markets wholesale electricity in 28 states and Canada. PP&L Global is an international independent power company.

  The consolidated financial statements include the accounts of PP&L Resources and its direct and indirect subsidiaries. All significant intercompany transactions have been eliminated.

  Less than 50% owned affiliates are accounted for using the equity method. These affiliates consist principally of PP&L's investment in Safe Harbor Water Power Corporation and investments held by PP&L Global.

  All direct and indirect affiliates of PP&L Resources report their results on a current basis, except for PP&L Global. Effective in 1998, PP&L Global records the results of its majority owned affiliates on a one-month lag. PP&L Global records the results of affiliates in which it holds a minority interest on a one-quarter lag. Recording these results on a lag basis allows PP&L Global to close its books in a timely manner to coincide with the closing of PP&L Resources' books.

Reclassification

  Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the current presentation.

  The most significant reclassifications have been made in the Consolidated Statement of Income. This Statement has been modified to better reflect the changing nature of the business from a regulated electric utility to a full-service provider of retail and wholesale energy and related products and services. The operating revenues and expenses of PP&L Global, PP&L Spectrum, McClure, and H.T. Lyons are reflected as "Energy Related Businesses," as components of "Operating Income." Previously, the results of non-regulated affiliates were included in "Other Income and (Deductions)" in PP&L Resources' Statement of Income. In addition, the revenues generated by PP&L's wholesale energy and trading activities are now separately disclosed. Also, income taxes are no longer reflected as "Operating Expense," which was the traditional disclosure used by utilities. Lastly, nuclear decommissioning expense had historically been classified as "Other operating" expense. These expenses have been reclassified as depreciation expense.

  On the Consolidated Balance Sheet, "Electric utility plant in service--net" at December 31, 1997 has been reclassified to separately disclose generation plant, which is no longer subject to the regulatory accounting provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation." See Note 4 for further information.

Management's Estimates

  These financial statements have been prepared using information which represents management's best estimates of existing conditions. Actual results could differ from these estimates.

  Significant estimates were required in recording the effect of the PUC restructuring outcome. The impairment write-down of certain generation plant was dependent on projections of future cash flows and capacity factors. Cash flow projections and the resulting impact on the fair value determination of these generating facilities are subject to future re-evaluation. In addition, the liabilities recorded for above-market purchases from NUGs were based on estimated generation by the NUG facilities and estimated future market prices for this generation. Again, these recorded amounts are subject to revision if the underlying estimates change.

Accounting Records

  The accounting records for PP&L are maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

Regulation

  Historically, PP&L accounted for its operations in accordance with the provisions of SFAS 71, which requires rate-regulated entities to reflect the effects of regulatory decisions in their financial statements. PP&L discontinued application of SFAS 71 for the generation portion of its business effective June 30, 1998.

Utility Plant

  Additions to utility plant and replacement of units of property are capitalized at cost. AFUDC is capitalized as part of the construction costs for regulated projects. Effective June 30, 1998, the recording of AFUDC was discontinued on generation-related construction projects, since these assets are no longer subject to the provisions of SFAS 71. Instead, capitalized interest is recorded on generation-related projects in accordance with SFAS 34, "Capitalizing Interest Costs."

  The cost of units of depreciable property retired or replaced is charged to accumulated depreciation. Expenditures for maintenance and repairs of property and the cost of replacing items determined to be less than a unit of property are charged to operating expense. The cost to retire depreciable units of generation-related property is charged to operating expense while the cost to retire depreciable units of regulated property is charged to accumulated depreciation.

  Following are the classes of Electric Utility Plant in Service, with associated accumulated depreciation reserves, at December 31, 1998 and December 31, 1997 (millions of dollars):

                                                                       Electric
                                    Transmission             General   Utility
                                         &                      &      Plant in
                                    Distribution Generation Intangible Service
                                    ------------ ---------- ---------- --------
December 31, 1998:
Original Cost.....................    $ 3,395     $ 6,351     $ 383    $10,129
Accumulated Depreciation Reserve..     (1,216)     (4,750)     (160)    (6,126)
                                      -------     -------     -----    -------
                                      $ 2,179     $ 1,601     $ 223    $ 4,003
                                      =======     =======     =====    =======
December 31, 1997:
Original Cost.....................    $ 3,309     $ 6,306     $ 369    $ 9,984
Accumulated Depreciation Reserve..     (1,149)     (2,284)     (137)    (3,570)
                                      -------     -------     -----    -------
                                      $ 2,160     $ 4,022     $ 232    $ 6,414
                                      =======     =======     =====    =======

  Generation plant is reflected at the lower of cost or market value at December 31, 1998. As noted in the "Regulation" section of this note, PP&L discontinued application of SFAS 71 for the generation portion of its business effective June 30, 1998. In accordance with SFAS 101, "Regulated Enterprises-- Accounting for the Discontinuation of Application of FASB Statement No. 71," impairment tests were performed on the individual generating facilities. These impairment tests used the provisions of SFAS 121, "Accounting For the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of." As a result, generation plant assets were written down by $2.357 billion in June 1998.

  The other classes of Electric Utility Plant in Service continue to be subject to SFAS 71 and are carried at historical cost.

  For financial statement purposes, depreciation is being provided over the estimated useful lives of property using a straight-line method. Certain property at the Susquehanna Station was depreciated at an annual rate of $173 million from October 1995 through December 1998, at which point this certain property was fully depreciated. Provisions for depreciation, as a percent of average depreciable property, approximated 3.7% in 1998, and 3.8% in 1997 and 1996.

Nuclear Decommissioning and Fuel Disposal

  An annual provision for PP&L's share of the future cost to decommission the Susquehanna station, equal to the amount allowed for ratemaking purposes, is charged to depreciation expense. Such amounts are invested in external trust funds which can be used only for future decommissioning costs. See Note 7.

  The DOE is responsible for the permanent storage and disposal of spent nuclear fuel removed from nuclear reactors. PP&L pays the DOE a fee for future disposal services and recovers such costs in customer rates. PP&L has joined other utilities in a federal lawsuit to suspend payments to the DOE and to place the fees in escrow unless that department begins accepting nuclear fuel as agreed to in its contract with the utilities.

Financial Investments

  Securities subject to the requirements of SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities" are carried at fair value, determined at the balance sheet date. Net unrealized gains on available-for-sale securities are included in common equity. Net unrealized gains and losses on trading securities are included in income. Net unrealized gains and losses on securities that are not available for unrestricted use due to regulatory or legal reasons are reflected in the related asset and liability accounts. Realized gains and losses on the sale of securities are recognized utilizing the specific cost identification method.

Premium on Reacquired Long-Term Debt

  In accordance with SFAS 71, PP&L deferred the premiums and expenses to redeem long-term debt and amortized these costs over the life of the new debt. If no new debt was issued to refinance the retired debt, these costs were amortized over the remaining life of the retired debt. Effective June 30, 1998, losses on reacquired debt attributable to the generation portion of PP&L's business are being expensed as incurred in accordance with SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt."

Accounting for Price Risk Management

  PP&L engages in price risk management activities for both energy trading and non-trading activities as defined by EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." During 1998, the commodity instruments used were forward and option contracts that require physical delivery of the commodity. These instruments were reflected in the financial statements using the accrual method of accounting. As of January 1, 1999, PP&L adopted mark-to-market accounting for energy trading contracts, in accordance with EITF 98-10, and gains and losses from changes in market prices will be reflected in Energy Purchases on the Consolidated Statement of Income.

  PP&L will continue to use accrual accounting for physical commodity instruments that qualify as hedges of non-trading activities until it adopts SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2000. Commodity instruments that qualify as hedges manage exposure to market fluctuations in the price of electricity and fuels needed to produce electricity. In order to qualify as a hedge, the price movements in the commodity derivatives must be highly correlated with the price movements of the underlying hedged commodity. When a hedge relationship is terminated, the gains accrued to date will be included in Energy Purchases when the underlying hedged physical transaction closes; losses accrued will be recognized immediately in Energy Purchases.

  In 1999, PP&L expects to expand its use of commodity instruments to include futures, swaps and financial options. These instruments, which will permit cash settlement, will be recorded at fair value on the Consolidated Balance Sheet. Gains and losses on instruments that qualify as hedges will be recognized in income when the underlying hedged physical transaction closes and will be included in Energy Purchases. Gains and losses related to these transactions, to the extent they are not yet settled in cash, will be reported as Current Assets or Liabilities, in the Consolidated Balance Sheet until recognized in income, until PP&L adopts SFAS 133 on January 1, 2000. Gains and losses on instruments considered trading activities will be recognized currently in Energy Purchases.

  PP&L Resources has utilized a written call option to manage the interest rate on a portion of its outstanding debt. The premium received is being amortized against interest expense over the expected life of the debt.

  PP&L Resources or its subsidiaries also enter into foreign currency exchange contracts to hedge future cash flows for firm transactions and commitments and to hedge economic exposures such as anticipated dividends and projected asset sales or acquisitions when there is a high degree of certainty that the exposure will be realized. Until PP&L Resources adopts SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2000, market gains and losses are recognized and accounted for in accordance with SFAS 52, "Foreign Currency Translation."

Capital Leases

  Leased property of PP&L capitalized on the Consolidated Balance Sheet consists solely of nuclear fuel. Future lease payments for nuclear fuel are based on the quantity of electricity produced at the Susquehanna Station. The maximum amount of nuclear fuel available for lease under current arrangements is $200 million.

Revenues--Electric and Gas Operations

  Electric and gas revenues are recorded based on the amounts of electricity and gas delivered to retail customers through the end of each calendar month. This includes amounts customers will be billed for electricity and gas delivered from the time meters were last read to the end of the month.

  During 1998, PP&L's STAS was zero. This mechanism can be used in the future if needed. The SBRCA expired effective July 1, 1997. The ECR was terminated effective January 1, 1997, and was rolled into base rates. In 1997 and 1998, the PUC authorized PP&L to record undercollected energy costs as a regulatory asset. This regulatory asset was recovered during the restructuring proceeding. See Notes 3 and 4.

Income Taxes

  PP&L Resources and its subsidiaries file a consolidated federal income tax return.

  The provision for PP&L's deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under generally accepted accounting principles is deferred and included in taxes recoverable through future rates on the Consolidated Balance Sheet. See Note 6.

  Investment tax credits were deferred when utilized and are amortized over the average lives of the related assets.

Pension Plan and Other Postretirement and Postemployment Benefits

  PP&L and Penn Fuel Gas have noncontributory pension plans covering substantially all employees. Subsidiary companies of PP&L formerly engaged in coal mining have a noncontributory pension plan for substantially all non-bargaining, full-time employees. Funding is based upon actuarially determined computations that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974.

  PP&L Global has a non-qualified retirement plan for its corporate officers.

  For information on other postretirement and postemployment benefits, see
Note 12.

Cash Equivalents

  All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

Comprehensive Income

  In 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income." This statement required disclosure of "comprehensive income," defined as changes in equity other than from transactions with shareowners. Comprehensive income consists of net income, as well as holding gains and losses of certain assets (such as available-for-sale securities), foreign currency translation adjustments and pensions liability adjustments. The comprehensive income of PP&L Resources and PP&L was not materially different from net income for the years ended December 31, 1998, 1997 and 1996.

Stock Repurchase Program

  In September 1998, PP&L Resources purchased approximately 17 million shares of its common stock in a self-tender offer. (Refer to Note 9.) These treasury shares are reflected on the December 31, 1998 Consolidated Balance Sheet of PP&L Resources as an offset to common equity under the cost method of accounting. The cost of the treasury shares was $419 million ($24.50 per share plus transaction costs). Management has no definitive plans for the future use of these shares. These treasury shares are not considered outstanding in calculating earnings per share on the Consolidated Statement of Income of PP&L Resources for the year ended December 31, 1998.

2. Segment and Related Information

  Effective December 31, 1998, PP&L Resources adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." PP&L Resources' principal business segment is PP&L, which provides electricity delivery service in eastern and central Pennsylvania, sells retail electricity throughout Pennsylvania, and markets wholesale electricity in 28 states and Canada. PP&L Resources' other reported business segment, PP&L Global, invests in and develops worldwide power projects with the majority of its investments and related revenues as of year-end 1998 located in the U.K., Chile, and El Salvador. PP&L Global's revenue represents equity earnings in investments. Other revenues in the years 1996 and 1997 represent unregulated energy services. In 1998 other revenues represent gas distribution, and mechanical contracting and engineering, in addition to unregulated energy services. Financial data for the business segments are as follows (millions of dollars):

                                                              Other
                                                   PP&L    and Elimin-   PP&L
                                        PP&L      Global     ations    Resources
                                       ------     ------   ----------- ---------
1998
Income statement data:
  Operating revenues.................. $3,643      $47(b)      $96      $3,786
  Extraordinary items, net of taxes...   (948)(a)                         (948)
  Interest expense....................    196       22          12         230
  Depreciation and amortization.......    335                    3         338
  Income taxes........................    273       (4)        (10)        259
  Net income (loss)...................   (587)      15           3        (569)
Balance sheet data:
  Cumulative net investment in
   unconsolidated affiliates..........     17      671(b)                  688
  Total assets........................  8,838      757          12       9,607
Cash flow data:
  Property, plant and equipment
   expenditures.......................    297                    7         304
  Investments in unconsolidated
   affiliates.........................             306                     306

-------
(a) See Note 4 for a detailed explanation of Extraordinary Items.
(b) Operating revenues were 9.0% of average net investment.

                                                              Other
                                                  PP&L     and Elimin-    PP&L
                                           PP&L  Global      ations     Resources
                                          ------ ------    -----------  ---------
1997
Income statement data:
  Operating revenues..................... $3,049  $32 (a)     $ (4)      $3,077
  Interest expense.......................    207    8                       215
  Depreciation and amortization..........    385                            385
  Windfall profits tax...................         (37)(b)                   (37)
  Income taxes...........................    247   (3)          (7)         237
  Net income (loss)......................    308  (17)           5          296
Balance sheet data:
  Cumulative net investment in
   unconsolidated affiliates.............     17  360 (a)                   377
  Total assets...........................  9,472  397         (384)(c)    9,485
Cash flow data:
  Property, plant and equipment
   expenditures..........................    310                            310
  Investments in unconsolidated
   affiliates............................         152                       152

-------
(a) Operating revenues were 10.7% of average net investment.
(b) See Note 10 for a detailed explanation regarding the windfall profits tax assessed on PP&L Global.
(c) Primarily represents a consolidating elimination entry for a loan from CEP, a PP&L subsidiary, to PP&L Resources.

                                                              Other
                                                  PP&L     and Elimin-   PP&L
                                           PP&L  Global      ations    Resources
                                          ------ ------    ----------- ---------
1996
Income statement data:
  Operating revenues..................... $2,911  $11 (a)      $ 4      $2,926
  Interest expense.......................    214    6                      220
  Depreciation and amortization..........    375               375
  Income taxes...........................    255   (1)                     254
  Net income (loss)......................    329    1           (1)        329
Cash flow data:
  Property, plant and equipment
   expenditures..........................    360                           360
  Investments in unconsolidated affili-
   ates..................................         201                      201

-------
(a) Operating revenues were 8.6% of average net investment.

3. PUC Restructuring Proceeding

  In August 1998, the PUC entered a Final Order approving a "Joint Petition for Full Settlement of PP&L's Restructuring Plan and Related Court Proceedings" (Joint Settlement Petition). The following are the major elements of this settlement:

  1. PP&L is permitted to recover $2.97 billion (on a net present value basis) in transition costs over 11 years--i.e., from January 1, 1999 through December 31, 2009. PP&L is permitted a return of 10.86% on the unamortized balance of these transition costs.

  2. PP&L will reduce rates to all retail customers by 4% effective January 1, 1999 through December 31, 1999.

  3. One-third of PP&L customers will be able to choose their electric supplier on January 1, 1999, one-third on January 2, 1999, and the remainder on January 2, 2000.

  4. Beginning on January 1, 1999, PP&L will unbundle its retail electric rates to reflect separate prices for the transmission and distribution charges, the CTC (and, if applicable, the ITC), and a "shopping credit" for customers choosing an alternate electric supplier. These shopping credits vary among customer classes and will increase over the transition period to reflect decreases in the CTC. The settlement provided for the following unbundled rates over the transition period:

                       SCHEDULE OF SYSTEM AVERAGE RATES
                                   CENTS/KWH

                           Transmission          Shopping  Generation   Total
Effective Date            & Distribution CTC (a)  Credit  Rate Cap (b) Rate (c)
--------------            -------------- ------- -------- ------------ --------
Jan. 1, 1999.............      1.74       1.57     3.81       5.38       7.12
Jan. 1, 2000.............      1.74       1.55     4.13       5.68       7.42
Jan. 1, 2001.............      1.74       1.52     4.16       5.68       7.42
Jan. 1, 2002.............      1.74       1.45     4.23       5.68       7.42
Jan. 1, 2003.............      1.74       1.41     4.27       5.68       7.42
Jan. 1, 2004.............      1.74       1.35     4.33       5.68       7.42
Jan. 1, 2005.............          (d)    1.27     4.41       5.68           (d)
Jan. 1, 2006.............          (d)    1.27     4.78       6.05           (d)
Jan. 1, 2007.............          (d)    1.21     4.84       6.05           (d)
Jan. 1, 2008.............          (d)    1.14     4.91       6.05           (d)
Jan. 1, 2009 (e).........          (d)    1.03     5.02       6.05           (d)

-------
(a) Average CTC rates are fixed, subject to reconciliation for actual CTC collection. Reconciliation of the CTC will be reflected in a rider, which will be a separate credit or a separate charge to the CTC (up to the Generation Rate Cap which is the sum of the CTC and the Shopping Credit contained in the tariff).
(b) The Generation Rate Cap equals the sum of the CTC and Shopping Credit. The generation portion of bills for customers who continue to be supplied by PP&L as the supplier of last resort will not, on average, exceed the figures in this column.
(c) The bundled rate equals the sum of Transmission & Distribution plus Generation Rate Cap. Customers who continue to be supplied by PP&L as the provider of last resort will, on average, pay the total rate shown in the last column. The 1999 rate represents a 4% reduction from the existing rate cap of 7.42 cents/kWh.
(d) The cap on PP&L's transmission and distribution rates under the Customer Choice Act is extended from June 30, 2001 through 2004.
(e) Effective until December 31, 2009.

  In addition, the settlement resulted in the following schedule for amortization of the transition costs over the transition period:

                             ANNUAL STRANDED COST
                          AMORTIZATION AND RETURN (a)

                                          Revenue Excluding Gross Receipts Tax
                                         --------------------------------------
                         Annual    CTC                               Amorti-
                         Sales    Cents/    Total        Return       zation
Year                      MWh      kWh      ($000)       ($000)       ($000)
----                   ---------- ------ ------------ ------------ ------------
1999.................. 33,108,701  1.57  $    497,938 $    310,396 $    187,542
2000.................. 33,605,332  1.55       498,027      290,796      207,231
2001.................. 34,109,412  1.52       496,671      269,138      227,532
2002.................. 34,621,053  1.45       481,095      245,359      235,736
2003.................. 35,140,369  1.41       473,995      220,722      253,273
2004.................. 35,667,474  1.35       461,682      194,252      267,430
2005.................. 36,202,486  1.27       438,637      166,303      272,334
2006.................. 36,745,524  1.27       447,326      137,841      309,485
2007.................. 37,296,707  1.21       433,106      105,497      327,610
2008.................. 37,856,157  1.14       411,419       71,258      340,161
2009 (b).............. 38,424,000  1.03       377,373       35,708      341,665

-------
(a) Subject to reconciliation for actual CTC collections.
(b) Through December 31, 2009.

    5. The cap on the generation component of rates is extended from December 31, 2005 until December 31, 2009. The cap on the transmission and distribution component of rates is extended from June 30, 2001 until December 31, 2004.

    6. PP&L will recover its nuclear plant decommissioning costs through the CTC. PP&L may seek an exception to the rate cap from customers for increases in these decommissioning costs, but agrees not to recover more than 96% of such increased amount.

    7. PP&L is authorized to securitize up to $2.85 billion in transition and related costs, and a PUC Qualified Rate Order authorizing this securitization is included in the settlement. The settlement requires 75% of the savings from securitization to be passed back to customers, while 25% would be retained by PP&L. The costs of issuing the transition bonds and refinancing outstanding debt and equity will be reflected in the ITC charged to all customers. As with the CTC, the ITC must terminate by the end of the transition period; also, the ITC will offset the CTC on customer bills.

    8. On January 1, 2002, 20% of all PP&L's residential customers will be assigned to a provider of last resort other than PP&L or an affiliate of PP&L. These customers will be selected at random, and the supplier will be selected on the basis of a PUC-approved bidding process.

    9. Subject to a review by the PUC Bureau of Audits, effective on January 1, 1999, alternate electric generation suppliers can provide advanced metering and billing service to PP&L's commercial and industrial customers. Effective on January 1, 1999, such alternate suppliers can provide certain advanced metering service to PP&L's residential customers. Effective on January 1, 2000, PP&L's residential customers can choose their billing service as well from such alternate suppliers.

    10. PP&L will transfer its retail marketing function to a separate, affiliated corporation by September 15, 1998.

    11. PP&L is permitted, but not required, to transfer ownership and operation of its generating facilities to a separate corporate entity at book value.

    12. PP&L will spend approximately $16 million annually on assistance and energy conservation for low-income customers.

  Pursuant to the Joint Settlement Petition, PP&L transferred its retail marketing function to a new subsidiary, PP&L EnergyPlus, on September 14, 1998. In September 1998, the PUC approved PP&L EnergyPlus's application to act as a Pennsylvania electric generation supplier (EGS). This license permits PP&L EnergyPlus to offer retail electric supply to participating customers in PP&L's service territory and in the service territories of other Pennsylvania utilities. In 1999, PP&L EnergyPlus will offer such supply to industrial and commercial customers throughout the state. At this time, PP&L EnergyPlus has determined not to pursue residential customers in the competitive marketplace based on economic considerations.

  In September 1998, the PUC issued an Order which, in part, directed Pennsylvania utilities which are members of PJM, including PP&L, to offer their installed capacity at a price of $19.72 per kilowatt-year (Capacity Order). PP&L brought an action in the District Court seeking an injunction against the Capacity Order on the basis, among other things, that it attempted to regulate matters within exclusive federal jurisdiction. In October 1998, PP&L entered into a settlement agreement with the PUC under which (i) PP&L will offer to sell capacity credits to EGS's licensed by the PUC at the equivalent of $19.72 per kilowatt-year prior to June 1, 1999 (increasing to $22.41 per kilowatt-year from June 1, 1999 through December 31, 1999) for service to PP&L residential customers; (ii) all PP&L residential customers will be permitted to select an EGS in January 1999; (iii) the PUC will withdraw the Capacity Order as to PP&L; and (iv) PP&L will withdraw its federal court action against the Capacity Order.

4. Accounting for the Effects of Certain Types of Regulation

  PP&L prepares its financial statements for its regulated operations in accordance with SFAS 71, which requires rate-regulated companies to reflect the effects of regulatory decisions in their financial statements. PP&L has deferred certain costs pursuant to rate actions of the PUC and the FERC and is recovering, or expects to recover, such costs in electric rates charged to customers.

  The EITF has addressed the appropriateness of the continued application of SFAS 71 by entities in states that have enacted restructuring legislation similar to Pennsylvania's Customer Choice Act. The EITF came to a consensus on Issue No. 97-4, "Deregulation of the Pricing of Electricity--Issues Related to the Application of FASB Statements 71 and 101," which concluded that an entity should cease to apply SFAS 71 when a deregulation plan is in place and its terms are known. For PP&L, with respect to the generation portion of its business, this occurred effective June 30, 1998 based upon the outcome of the PUC restructuring proceeding. PP&L has adopted SFAS 101 for the generation side of its business. SFAS 101 requires a determination of impairment of plant assets performed in accordance with SFAS 121, and the elimination of all effects of rate regulation that have been recognized as assets and liabilities under SFAS 71.

  PP&L performed impairment tests of its electric generation assets on a plant specific basis and determined that $2.388 billion of its generation plant was impaired as of June 30, 1998. Impaired plant is the excess of the net plant investment at June 30, 1998 over the present value of the net cash flows during the remaining lives of the plants. Annual net cash flows were determined by comparing estimated generation sustenance costs to estimated regulated revenues for the remainder of 1998, market revenues for 1999 and beyond, and revenues from bulk power contracts. The net cash flows were then discounted to present value.

  In addition to the impaired generation plant, PP&L estimated that there were other stranded costs totaling $1.989 billion at June 30, 1998. This primarily included generation-related regulatory assets and liabilities and an estimated liability for above-market purchases under NUG contracts. The total estimated impairment to these assets was $4.377 billion. The PUC's Final Order in the restructuring proceeding, entered on August 27, 1998, permitted the recovery of $2.819 billion through the CTC on a present value basis, excluding amounts for nuclear decommissioning and consumer education, resulting in a net under-recovery of $1.558 billion. PP&L recorded an extraordinary charge for this under-recovery in June 1998.

  Under FERC Order 888, 16 small utilities which had power supply agreements with PP&L signed before July 11, 1994, requested and were provided with PP&L's current estimate of its stranded costs applicable to these customers if they were to terminate their agreements in 1999. Subject to certain conditions, FERC-approved settlement agreements executed with 15 of these customers provide for continued power supply by PP&L through January 2004. As a result of these settlements, PP&L, in the second quarter of 1998, recorded an extraordinary charge in the amount of $56 million.

  The extraordinary items related to the PUC restructuring proceeding and the FERC settlement are reflected on the Statement of Income, net of income taxes.

  Details of amounts written-off in June 1998 are as follows (millions of dollars):

Impaired generation-related assets...................................... $2,388
Above-market NUG contracts..............................................    854
Generation-related regulatory assets and other..........................  1,135
                                                                         ------
Total...................................................................  4,377
Recoverable transition costs (a)........................................ (2,819)
                                                                         ------
Extraordinary item pre-tax--PUC.........................................  1,558
             --FERC.....................................................     56
                                                                         ------
                                                                          1,614
Tax effects.............................................................   (666)
                                                                         ------
Extraordinary items..................................................... $  948
                                                                         ======

-------
(a) Excluding recoveries for nuclear decommissioning and consumer education expenditures.

  PP&L believes that the electric transmission and distribution operations continue to meet the requirements of SFAS 71 and that regulatory assets associated with these operations will continue to be recovered through rates from customers. At December 31, 1998, $311 million of regulatory assets, other than the recoverable transition costs, remain on PP&L's books. These regulatory assets will continue to be recovered through regulated transmission and distribution rates over periods ranging from one to 31 years.

5. Sales to Other Electric Utilities

  PP&L provided Atlantic with 125,000 kilowatts of capacity (summer rating) and related energy from its wholly owned coal-fired stations. Sales to Atlantic under that agreement expired in March 1998. PP&L provided JCP&L with 378,000 kilowatts of capacity and related energy from all of its generating units during 1998. This amount will decline to 189,000 kilowatts in 1999. The agreement with JCP&L will terminate on December 31, 1999. PP&L expects to be able to resell the returning capacity and energy through its Energy Marketing Center.

  Under a separate agreement, PP&L is providing additional capacity and energy to JCP&L. This capacity and energy increased from 150,000 kilowatts to 200,000 kilowatts in June 1998, and will increase to 300,000 kilowatts in June 1999 through the end of the agreement in May 2004. Prices for this capacity and energy are market-based.

  PP&L provides BG&E with 129,000 kilowatts, or 6.6%, of its share of capacity and related energy from the Susquehanna station. Sales to BG&E will continue through May 2001.

6. Income and Other Taxes

  For 1998, 1997 and 1996, the corporate federal income tax rate was 35%, and the Pa. CNI rate was 9.99%.

  The tax effects of significant temporary differences comprising PP&L Resources' net deferred income tax liability were as follows (millions of dollars):

                                                                 1998    1997
                                                                ------  ------
Deferred tax assets
  Deferred investment tax credits.............................. $   59  $   82
  Non-utility generation contracts over market price &
   buybacks....................................................    389
  Accrued pension costs........................................     99      77
  Contribution in aid of construction..........................     22      19
  Other........................................................    163      47
  Valuation allowance..........................................     (6)     (6)
                                                                ------  ------
                                                                   726     219
                                                                ------  ------
Deferred tax liabilities
  Electric utility plant--net..................................    719   1,755
  Restructuring--CTC...........................................  1,169
  Taxes recoverable through future rates.......................    100     377
  Reacquired debt costs........................................     13      43
  Other........................................................     80      44
                                                                ------  ------
                                                                 2,081   2,219
                                                                ------  ------
Net deferred tax liability..................................... $1,355  $2,000
                                                                ======  ======

  Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to income from continuing operations for accounting purposes, and details of taxes, other than income are as follows (millions of dollars):

                                                              1998  1997  1996
                                                              ----  ----  ----
Income Tax Expense
Provision--Federal........................................... $183  $162  $189
           State.............................................   64    57    65
                                                              ----  ----  ----
                                                               247   219   254
                                                              ----  ----  ----
Deferred--Federal............................................   19    19     5
          State..............................................    3     9     5
                                                              ----  ----  ----
                                                                22    28    10
                                                              ----  ----  ----
Investment tax credit, net--Federal..........................  (10)  (10)  (10)
                                                              ----  ----  ----
                                                               259   237   254
                                                              ----  ----  ----
Total income tax Expense--Federal............................  192   171   184
                          State..............................   67    66    70
                                                              ----  ----  ----
                                                              $259  $237  $254
                                                              ====  ====  ====
Reconciliation of Income Tax Expense
  Indicated federal income tax on pre-tax income before
   extraordinary item at statutory tax rate-- 35%............ $232  $195  $213
Increase (decrease) due to:
  State income taxes.........................................   43    40    44
  Flow through of depreciation differences not previously
   normalized................................................    9    22    20
  Amortization of investment tax credit......................  (10)  (10)  (10)
  Research & experimentation income tax credits..............   (1)   (1)   (5)
  Other......................................................  (14)   (9)   (8)
                                                              ----  ----  ----
                                                                27    42    41
                                                              ----  ----  ----
    Total income tax expense................................. $259  $237  $254
                                                              ----  ----  ----
    Effective income tax rate................................ 39.1% 42.5% 41.6%
Taxes, Other Than Income
  State gross receipts....................................... $105  $104  $105
  State utility realty.......................................   41    46    44
  State capital stock........................................   18    34    34
  Social security and other..................................   24    20    20
                                                              ----  ----  ----
                                                              $188  $204  $203
                                                              ====  ====  ====

7. Nuclear Decommissioning Costs

  PP&L's most recent estimate of the cost to decommission the Susquehanna station was completed in 1993 and was a site-specific study, based on immediate dismantlement and decommissioning of each unit following final shutdown. The study indicates that PP&L's 90% share of the total estimated cost of decommissioning the Susquehanna station is approximately $724 million in 1993 dollars. The estimated cost includes decommissioning the radiological portions of the station and the cost of removal of nonradiological structures and materials. The operating licenses for Units 1 and 2 expire in 2022 and 2024, respectively.

  Decommissioning costs have been historically charged to operating expense and have been based upon amounts included in customer rates. Beginning in 1998, decommissioning costs have been reclassified as a component of depreciation expense. Decommissioning charges were $12 million in each of the last three years. Beginning in January 1999, in accordance with the PUC's Restructuring Decision, decommissioning costs will be recovered from customers through the CTC over the 11 year life of the CTC rather than the remaining life of Susquehanna. The recovery will include a return on unamortized decommissioning costs.

  Amounts collected from customers for decommissioning, less applicable taxes, are deposited in external trust funds for investment and can be used only for future decommissioning costs. The market value of securities held and accrued income in the trust funds at December 31, 1998 and 1997 aggregated approximately $206 million and $163 million, respectively. The trust funds experienced, on a fair market value basis, a $31 million net gain in 1998, which includes net unrealized appreciation of $26 million, and a net gain in 1997 of $24 million, which includes net unrealized appreciation of $18 million. The trust fund activity is reflected in the nuclear plant decommissioning trust fund and in other noncurrent liabilities on the Consolidated Balance Sheet. Accrued nuclear decommissioning costs were $209 million and $166 million at December 31, 1998 and 1997, respectively.

  The FASB issued an exposure draft on the accounting for liabilities related to closure and removal of long-lived assets, including decommissioning of nuclear power plants. As a result, current industry accounting practices for decommissioning may change, including the possibility that the estimated cost for decommissioning could be recorded as a liability at the present value of the estimated future cash outflows that will be required to satisfy those obligations. Due to the FASB's recognition that these issues intertwine with other unresolved accounting issues, the FASB has not yet determined when it will issue another exposure draft or a final statement.

8. Financial Instruments

  As of December 31, 1998, PP&L Resources was party to two foreign exchange contracts: to purchase approximately $27 million with 16 million British pounds sterling (BPS) on March 31, 1999 and to purchase $0.7 million with 359 million Chilean pesos (ChP) on January 22, 1999.

  The carrying amount shown on the Consolidated Balance Sheet and the estimated fair value of PP&L Resources' financial instruments are as follows (millions of dollars):

                                          December 31, 1998  December 31, 1997
                                          ------------------ ------------------
                                          Carrying   Fair    Carrying   Fair
                                           Amount    Value    Amount    Value
                                          ------------------ ------------------
Assets
  Nuclear plant decommissioning trust
   fund (a)..............................  $    206 $    206  $    163 $    163
  Financial investments (a)..............         1        1        58       62
  Other investments......................        11       11        13       13
  Cash and cash equivalents..............       195      195        50       50
  Other financial instruments included in
   other current assets..................         5        5         3        3
Liabilities
  Preferred stock with sinking fund
   requirements (b)......................        47       50        47       49
  Company-obligated mandatorily
   redeemable preferred securities of
   subsidiary trusts holding solely
   company debentures (b)................       250      259       250      256
  Long-term debt (b).....................     2,984    3,176     2,735    2,895
  Commercial paper and bank loans........       636      636       135      135

-------
(a) The carrying value of these financial instruments generally is based on established market prices and approximates fair value.
(b) The fair value generally is based on quoted market prices for the securities where available and estimates based on current rates offered to PP&L Resources where quoted market prices are not available.

9. Credit Arrangements & Financing Activities

  PP&L issues commercial paper and, from time to time, borrows from banks to provide short-term funds for PP&L's general corporate purposes. Bank borrowings generally bear interest at rates negotiated at the time of the borrowing. At December 31, 1998, PP&L had $80 million of commercial paper outstanding.

  PP&L Capital Funding, whose purpose is to provide debt funding for PP&L Resources and its subsidiaries other than PP&L, established a commercial paper program in March 1998. As with all PP&L Capital Funding debt, this commercial paper is guaranteed by PP&L Resources. As of December 31, 1998, PP&L Capital Funding had $553 million of commercial paper outstanding. Proceeds from the commercial paper program were primarily used to fund PP&L Resources' common stock tender offer and provide interim financing for PP&L Global's investment activities.

  The weighted average interest rate on short-term borrowings was 6.1% and 6.6% at December 31, 1998 and 1997, respectively, for both PP&L Resources and PP&L.

  In order to ensure liquidity, PP&L and PP&L Capital Funding share a joint facility with a group of banks. This joint facility is comprised of a 364-day revolving credit agreement and a five-year revolving credit agreement. In March 1998, the existing 364-day revolving credit agreement was increased from $150 million to $350 million. This increase, when added to the $300 million five-year revolving credit agreement, brought to $650 million the total amount of revolving credit available to PP&L and PP&L Capital Funding under the joint agreement. In November 1998, PP&L, PP&L Capital Funding and PP&L Resources replaced the existing 364-day facility with an amended and restated 364-day revolving credit agreement terminating in November 1999. The five-year revolving credit agreement expires in 2002. Separately, in July 1998, PP&L Capital Funding entered into five separate $80 million, 364-day credit facilities with five banks. PP&L Resources guarantees all obligations of PP&L Capital Funding under the foregoing facilities. As of December 31, 1998, no borrowings were outstanding under any revolving credit agreements.

  In April 1998, PP&L retired $150 million principal amount of First Mortgage Bonds, 5 1/2% Series that matured at that time.

  In May 1998, PP&L issued $200 million First Mortgage Bonds, 6 1/8% Reset Put Securities Series due 2006. In connection with this issuance, PP&L assigned to a third party the option to call the bonds from the holders on May 1, 2001. These bonds will mature on May 1, 2006, but will be required to be surrendered by the existing holders on May 1, 2001 either through the exercise of the call option by the callholder or, if such option is not exercised, through the automatic exercise of a mandatory put by the trustee on behalf of the bondholders. If the call option is exercised, the bonds will be remarketed and the interest rate will be reset for the remainder of their term to the maturity date. If the call option is not exercised, the mandatory put will be exercised and PP&L will be required to repurchase the bonds at 100% of their principal amount on May 1, 2001. Proceeds from the sale of the bonds were used by PP&L to retire $116 million of its unsecured term loans and to reduce its outstanding commercial paper balances.

  During 1998, PP&L Capital Funding issued a total of $295 million of medium-term notes with maturities varying from two to seven years. The proceeds of these notes were generally used to reduce commercial paper balances. As of December 31, 1998, $397 million of medium-term notes were outstanding.

  In September 1998, PP&L Resources purchased 17 million shares of its common stock, or approximately 10% of the outstanding shares, from existing shareowners at a price of $24.50 per share through a self tender process. PP&L Resources has authorization from the Board of Directors to purchase another three million shares on the open market or in negotiated transactions. PP&L Resources has not repurchased any shares under this additional authorization.

  In October 1998, Penn Fuel Gas retired $27 million of long-term debt. Of this amount, $20 million of the retired notes had an interest rate of 7.51%, and the remainder had an interest rate of 6.70%. These notes would have required annual installment payments through 2014.

  During 1998, PP&L Resources issued $56 million of common stock through the DRIP and $6 million of common stock through the ESOP.

  Effective with the dividend payable October 1, 1998 to owners of record on September 10, 1998, PP&L Resources' quarterly Common Stock dividend was reduced to $0.25 per share ($1.00 annualized rate) from the previous level of $0.4175 per share ($1.67 annualized rate).

  Declaration of dividends on common stock is made at the discretion of the Board of Directors of PP&L Resources and PP&L. PP&L Resources and PP&L will continue to consider the appropriateness of these dividend levels, taking into account the respective financial positions, results of operations, conditions in the industry and other factors which the respective Boards deem relevant.

  PP&L leases its nuclear fuel from a trust. The maximum financing capacity of the trust under existing credit arrangements is $200 million. As of December 31, 1998, the trust had issued $188 million of commercial paper to support nuclear fuel purchases.

  PP&L Capital Funding registered $400 million of debt securities with the SEC in early January 1999. It is expected these debt securities will be issued from time to time as medium-term notes to provide long-term debt financing for PP&L Resources and its subsidiaries other than PP&L.

  Under the PUC restructuring order of August 27, 1998, PP&L is permitted to issue transition bonds to securitize up to $2.85 billion of its stranded costs. PP&L is planning to pursue such securitization later in 1999. The proceeds are expected to be used by PP&L to retire outstanding debt and to repurchase common stock from PP&L Resources.

10. Windfall Profits Tax--PP&L Global

  In July 1997, the U.K. assessed a windfall profits tax on privatized utilities. SWEB's windfall profits tax was approximately 90 million pounds sterling, or about $148 million. Based on PP&L Global's 25% ownership interest in SWEB at that time, PP&L Resources incurred a one-time charge against earnings of $37 million, or 23 cents per share, in 1997. This charge is included in "Other Income and Deductions." The tax was fully paid.

11. Acquisitions

  In 1998 PP&L Resources acquired Penn Fuel Gas. The transaction was treated as a purchase for accounting and financial reporting purposes. PP&L Resources issued approximately 5.6 million shares of common stock with a value of approximately $135 million, to acquire all Penn Fuel Gas common and preferred stock. Under the terms of the merger agreement, shareowners of Penn Fuel Gas received 6.968 common shares of PP&L Resources for each common share of Penn Fuel Gas that they owned and 0.682 common shares of PP&L Resources for each preferred share of Penn Fuel Gas that they owned.

  In 1998, PP&L Resources also acquired H.T. Lyons and McClure, mechanical contractor and engineering firms, in cash transactions for amounts that were not material. In January 1999, PP&L Resources announced that it had reached an agreement to acquire McCarl's, another mechanical contractor and engineering firm, in a cash transaction for an amount that is not material. The closing of the acquisition is expected to occur in February 1999.

  In September 1998, PP&L Global announced an agreement to acquire most of Bangor Hydro-Electric Company's generating assets and certain transmission rights. PP&L Global will purchase 100 percent of Bangor Hydro's hydroelectric assets and certain transmission rights, as well as its interest in an oil-fired generation facility, for $89 million. The acquisition has been approved by the Maine Public Utilities Commission, and remains subject to the approval of the FERC as well as certain third-party consents, which are expected in 1999.

  PP&L Global has signed definitive agreements with Montana Power Company, Portland General Electric Company and Puget Sound Energy, Inc. to acquire 13 Montana power plants, with 2,614 MW of generating capacity, for a purchase price of $1.586 billion. The acquisition is subject to several conditions, including the receipt of required state and federal regulatory approvals and third-party consents. In this regard, PacifiCorp, a co-owner of Colstrip Units 3 and 4, has a right of first refusal to purchase a portion of the assets of these units. PP&L Global expects to complete the acquisition by the end of 1999. About 65% of the acquisition cost is expected to be financed on a project credit basis, non-recourse to PP&L Global and PP&L Resources. The balance of the acquisition cost is expected to be financed through a combination of debt and equity issued by PP&L Resources, or with funds that PP&L Resources derives from PP&L's securitization of transition costs. The agreements also provide for PP&L Global's acquisition of related transmission assets for $182 million, subject to certain conditions, including federal regulatory approval.

12. Pension Plan and Other Postretirement and Postemployment Benefits

Pension Plan

  PP&L and Penn Fuel Gas have funded, noncontributory defined benefit pension plans covering substantially all employees. Benefits are based upon a participant's earnings and length of participation in the plans, subject to meeting certain minimum requirements.

  PP&L and Penn Fuel Gas have unfunded, supplemental retirement plans for certain management employees. Benefit payments pursuant to these supplemental plans are made directly by PP&L and Penn Fuel Gas, respectively. PP&L and Penn Fuel Gas recently terminated similar nonqualified retirement plans for the benefit of their directors. At December 31, 1998, the projected benefit obligation of these supplemental plans was approximately $29 million for PP&L and Penn Fuel Gas. PP&L Global has established, effective December 1, 1994, a non-qualified retirement plan for its corporate officers. The cost of the Plan was not material in 1998.

  The components of PP&L's net periodic pension cost for the three plans were (millions of dollars):

                                                               1998  1997  1996
                                                               ----  ----  ----
Service cost--benefits earned during the period............... $ 35  $ 32  $ 32
Interest cost.................................................   67    64    61
Expected return on plan assets................................  (86)  (77)  (71)
Net amortization and deferral.................................  (13)  (11)   (7)
                                                               ----  ----  ----
Net periodic pension cost..................................... $  3  $  8  $ 15
                                                               ====  ====  ====

  The net periodic pension cost charged to operating expenses was $2 million in 1998, $5 million in 1997 and $9 million in 1996. The balance was charged to construction and other accounts. The funded status of PP&L's Plan at December 31 was (millions of dollars):

                                                                1998    1997
                                                               ------  ------
Change in Plan Assets:
  Fair value of plan assets at beginning of year.............. $1,396  $1,187
  Actual return on plan assets................................    240     254
  Actual expense paid.........................................     (3)     (3)
  Net benefits paid...........................................    (42)    (42)
                                                               ------  ------
  Fair value of plan at end of year...........................  1,591   1,396
                                                               ------  ------
Change in Benefit Obligation
  Net benefit obligation at beginning of year.................    962     887
  Service cost................................................     35      32
  Interest cost...............................................     66      63
  Plan amendments.............................................     66
  Actuarial loss..............................................     70      25
  Special termination benefits................................      9
  Actual expense paid.........................................     (3)     (3)
  Net benefits paid...........................................    (42)    (42)
                                                               ------  ------
Net benefit obligation at end of year.........................  1,163     962
                                                               ------  ------
Plan assets in excess of projected benefit obligation.........    428     434
Unrecognized transition assets (being amortized over 23
 years).......................................................    (50)    (54)
Unrecognized prior service cost...............................    115      52
Unrecognized net gain.........................................   (707)   (636)
                                                               ------  ------
Accrued expense............................................... $ (214) $ (204)
                                                               ======  ======

  The weighted average discount rate used in determining the actuarial present value of projected benefit obligations was 6.25% and 6.75% on December 31, 1998 and 1997, respectively. The rate of increase in future compensation used in determining the actuarial present value of projected benefit obligations was 5.0% on December 31, 1998 and 1997. The assumed long-term rates of return on assets used in determining pension cost in 1998 and 1997 was 8.0%. Plan assets consist primarily of common stocks, government and corporate bonds and temporary cash investments.

  PP&L's subsidiaries formerly engaged in coal mining have a noncontributory defined benefit pension plan covering substantially all non-bargaining unit, full-time employees, which is fully funded and in a separate account managed by an insurance company. This plan was amended to freeze benefit accruals and benefit increases effective June 1996. In addition, the companies are liable under federal and state laws to pay black lung benefits to claimants and dependents with respect to approved claims, and are members of a trust which was established to facilitate payment of such liabilities. Such costs were not material in 1998, 1997 and 1996.

Postretirement Benefits Other Than Pensions

  Substantially all employees of PP&L and its subsidiaries will become eligible for certain health care and life insurance benefits upon retirement. PP&L sponsors four health and welfare benefit plans that cover substantially all management and bargaining unit employees upon retirement. One plan provides for retiree health care benefits to certain management employees, another plan provides retiree health care benefits to bargaining unit employees, a third plan provides retiree life insurance benefits to certain management employees up to a specified amount and a fourth plan provides retiree life insurance benefits to bargaining unit employees.

  Dollar limits have been established for the amount PP&L will contribute annually toward the cost of retiree health care for employees retiring after March 1993.

  The PUC Decision in 1995 permitted recovery of the PUC-jurisdictional amount of retiree health care costs resulting from the adoption of SFAS 106. The PUC Decision permitted PP&L to recover, over a period of about 17 years, the amount of SFAS 106 costs deferred. In June 1998, the generation-related portion of these costs were written off as part of the PUC restructuring proceeding and the FERC settlement with 16 small utilities.

  In December 1993, PP&L established a separate VEBA for each of the four health and welfare benefit plans for retirees. After making initial contributions, additional funding of the trusts was deferred pending resolution of PP&L's ability to recover the costs of the plans in rates. Continued funding of these trusts was subject to the resolution of the OCA appeal of the PUC Decision. In 1997, the Pennsylvania Supreme Court ruled that the Commonwealth Court's decision to uphold the PUC Decision was final. In 1998, PP&L contributed an additional $25 million to these VEBAs.

  The following table sets forth the plans' combined funded status reconciled with the amount shown on PP&L's Consolidated Balance Sheet as of December 31 (millions of dollars):

                                                                   1998  1997
                                                                   ----  ----
Change in Benefit Obligation:
  Net benefit obligation at beginning of year..................... $237  $249
    Service cost..................................................    4     4
    Interest cost.................................................   16    17
    Plan amendments...............................................   10
    Actuarial (gain) loss.........................................   42   (22)
    Net benefits paid.............................................  (13)  (11)
                                                                   ----  ----
Net benefit obligation at end of year.............................  296   237
                                                                   ----  ----
Change in Plan Assets:
  Fair value of plan assets at beginning of year..................   64    31
  Actual return on plan assets....................................   13     2
  Employer contributions..........................................   37    42
  Net benefits paid...............................................  (13)  (11)
                                                                   ----  ----
Fair value of plan assets at end of year..........................  101    64
                                                                   ----  ----
Accumulated postretirement benefit obligation in excess of plan
 assets...........................................................  195   173
Unrecognized prior service costs..................................  (14)   (4)
Unrecognized net loss.............................................  (44)  (11)
Unrecognized transition obligation (being amortized over 20
 years)........................................................... (122) (131)
                                                                   ----  ----
Accrued postretirement benefit cost............................... $ 15  $ 27
                                                                   ====  ====

  The net periodic postretirement benefit cost included the following components (millions of dollars):

                                                              1998  1997  1996
                                                              ----  ----  ----
Service cost--benefits attributed to service during the
 period...................................................... $ 4   $ 4   $ 4
Interest cost on accumulated postretirement benefit
 obligation..................................................  16    17    15
Actual return on plan assets.................................  (4)   (2)   (1)
Net amortization and deferral................................   9    10     9
                                                              ---   ---   ---
Net periodic postretirement benefit cost..................... $25   $29   $27
                                                              ===   ===   ===

  Retiree health and benefits costs charged to operating expenses were approximately $19 million in 1998, $23 million in 1997, and $20 million in 1996. Costs in excess of the amount charged to expense were charged to construction and other accounts.

  For measurement purposes, a 7.75% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999; the rate was assumed to decrease gradually to 6% by 2006 and remain at that level thereafter. Increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1998, by about $13 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by about $1 million.

  In determining the accumulated postretirement benefit obligation, the weighted average discount rate used was 6.25% and 6.75% on December 31, 1998 and 1997, respectively. The trusts that are holding the plan assets, except for retiree health care benefits to certain management employees, are tax-exempt. The expected long-term rate of return on plan assets for the tax-exempt trusts was 6.35% and 6.5% on December 31, 1998 and 1997, respectively.

  PP&L and its subsidiaries formerly engaged in coal mining accrued an additional liability for the cost of health care of retired miners previously employed by them. The liability, based on the present value of future benefits, was estimated at $50 million and $51 million as of December 1998 and 1997, respectively. In December 1997, PP&L contributed $25 million to a VEBA to partially fund these health care costs. There were no funding contributions made in 1998.

Postemployment Benefits

  PP&L provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. Postemployment benefits charged to operating expenses were not material.

13. Jointly Owned Facilities

  At December 31, 1998, PP&L or its subsidiary owned undivided interests in the following facilities (millions of dollars):

                                            Generating Stations        Merrill
                                       ------------------------------   Creek
                                       Susquehanna Keystone Conemaugh Reservoir
                                       ----------- -------- --------- ---------
Ownership interest....................    90.00%    12.34%    11.39%    8.37%
Electric utility plant in service.....   $4,085       $68      $103
Other property........................                                   $22
Accumulated depreciation..............    3,388        39        45       10
Construction work in progress.........       53                   1

  Each participant in these facilities provides its own financing. PP&L receives a portion of the total output of the generating stations equal to its percentage ownership. PP&L's share of fuel and other operating costs associated with the stations is reflected on the PP&L Consolidated Statement of Income. The Merrill Creek Reservoir provides water during periods of low river flow to replace water from the Delaware River used by PP&L and other utilities in the production of electricity.

14. Commitments and Contingent Liabilities

Construction Expenditures

  PP&L's construction expenditures for the period 1999-2003 are estimated to aggregate $1.8 billion, including AFUDC and capitalized interest. For discussion pertaining to construction expenditures, see Review of Financial Condition and Results of Operations under the caption "Financial Condition-- Capital Expenditure Requirements."

Nuclear Insurance

  PP&L is a member of certain insurance programs which provide coverage for property damage to members' nuclear generating stations. Facilities at the Susquehanna station are insured against property damage losses up to $2.75 billion under these programs. PP&L is also a member of an insurance program which provides insurance coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specified conditions. Under the property and replacement power insurance programs, PP&L could be assessed retroactive premiums in the event of the insurers' adverse loss experience. At December 31, 1998, the maximum amount PP&L could be assessed under these programs was about $25 million.

  PP&L's public liability for claims resulting from a nuclear incident at the Susquehanna station is limited to about $9.7 billion under provisions of The Price Anderson Amendments Act of 1988. PP&L is protected against this liability by a combination of commercial insurance and an industry assessment program. In the event of a nuclear incident at any of the reactors covered by The Price Anderson Amendments Act of 1988, PP&L could be assessed up to $168 million per incident, payable at a rate of $20 million per year, plus an additional 5% surcharge, if applicable.

Environmental Matters

 Air

  The Clean Air Act deals, in part, with acid rain, attainment of federal ambient ozone standards and toxic air emissions. PP&L has complied with the 1995 Phase I acid rain provisions by installing continuous emission monitors on all units, burning lower sulfur coal and installing low NOx burners on most units. To comply with the year 2000 Phase II acid rain provisions, PP&L plans to purchase lower sulfur coal and use banked or purchased emission allowances instead of installing FGD on its wholly owned units.

  PP&L has met the 1995 ambient ozone requirements of the Clean Air Act by reducing NOx emissions by nearly 50% through the use of low NOx burners. Further seasonal (i.e., 5 month) NOx reductions to 55% and 75% of 1990 levels for 1999 and 2003, respectively, are specified under the Northeast Ozone Transport Region's Memorandum of Understanding. The DEP has finalized regulations which require PP&L to reduce its ozone seasonal NOx by 57% beginning in 1999. PP&L plans to comply with this reduction with operational initiatives that rely, to a large extent, on the existing low NOx burners.

  The EPA has finalized new national standards for ambient levels of ground-level ozone and fine particulates. Based in part on the new ozone standard, the EPA has finalized NOx emission limits for 22 states, including Pennsylvania, which in effect require approximately an 80% reduction from the 1990 level in Pennsylvania by May 2003; the state is required by September 1999 to develop plans for implementing this reduction. Pursuant to Section 126 of the Clean Air Act, several Northeast states have petitioned the EPA to find that major sources of NOx emissions, including PP&L's power plants, are significantly contributing to non-attainment in those states. The EPA has proposed to find such contribution and require emissions reductions at those sources if the states in which those sources are located fail to develop plans by September 1999 to implement the proposed 2003 limits. PP&L estimates that compliance with these emissions reduction requirements could require installation of NOx emissions removal systems on PP&L's three largest coal-fired units, at a capital cost of approximately $35 million per unit. The new particulates standard may require further reductions in SO/2/ and may expand the planned seasonal NOx reductions to year round in the 2010-2012 timeframe.

  Under the Clean Air Act, the EPA has been studying the health effects of hazardous air emissions from power plants and other sources, in order to determine whether those emissions should be regulated. Recently, the EPA released a technical report of its findings to date. The EPA concluded that mercury is the power plant air toxic of greatest concern, but that more evaluation is needed before it can determine whether regulation of air toxics from fossil fuel plants is necessary. EPA is now seeking mercury and chlorine sampling and other data from electric generating units including PP&L's. In addition, the EPA has announced a new enforcement initiative against older coal-fired plants. Several of PP&L's coal-fired plants could fall into this category. These EPA initiatives could result in compliance costs for PP&L in amounts which are not now determinable but which could be material.

  Expenditures to meet the 2000 acid rain and 1999 NOx reduction requirements are included in the table of projected construction expenditures in the section entitled "Financial Condition--Capital Expenditure Requirements" in the Review of the Financial Condition and Results of Operations. PP&L currently estimates that additional capital expenditures and operating costs for environmental compliance under the Clean Air Act will be incurred beyond 2002 in amounts which are not now determinable but which could be material.

 Water and Residual Waste

  PP&L has installed dry fly ash handling systems at most of its power stations, which reduces waste water discharge. In other cases, PP&L has modified the existing facilities to allow continued operation of the ash basins under a DEP permit. Any groundwater contamination caused by the basins must also be addressed.

  Groundwater degradation related to fuel oil leakage from underground facilities and seepage from coal refuse disposal areas and coal storage piles has been identified at several PP&L generating stations. Remedial work related to oil leakage is substantially completed at two generating stations. At this time, the only other remedial work being planned is to abate a localized groundwater degradation problem associated with a waste disposal impoundment at the Montour plant.

  The final NPDES permit for the Montour plant contains stringent limits for iron and chlorine discharges. Depending on the results of a toxic reduction study, additional water treatment facilities or operational changes may be needed at this plant.

  Capital expenditures through the year 2003 to correct groundwater degradation at fossil-fueled generating stations, and to address waste water control at PP&L facilities are included in the table of construction expenditures in the section entitled "Financial Condition--Capital Expenditure Requirements" in the Review of the Financial Condition and Results of Operations. In this regard, PP&L currently estimates that $5.5 million of additional capital expenditures may be required in the next four years to close some of the ash basins and address other ash basin issues at various generating plants. Additional capital expenditures could be required beyond the year 2003 in amounts which are not now determinable but which could be material. Actions taken to correct groundwater degradation, to comply with the DEP's regulations and to address waste water control are also expected to result in increased operating costs in amounts which are not now determinable but which could be material.

 Superfund and Other Remediation

  In 1995, PP&L entered into a consent order with the DEP to address a number of sites where PP&L may be liable for remediation of contamination. This may include potential PCB contamination at certain PP&L substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned and operated by PP&L; and oil or other contamination which may exist at some of PP&L's former generating facilities. As of December 31, 1998, PP&L has completed work on slightly more than half of the sites included in the consent order.

  In 1996, Penn Fuel Gas entered into a similar consent order with the DEP to address a number of its sites where Penn Fuel Gas may be liable for remediation of contamination. The sites primarily include former coal gas manufacturing facilities. Prior to PP&L Resources acquiring Penn Fuel Gas on August 21, 1998, Penn Fuel Gas had obtained a "no further action" determination from the DEP for two of the 20 sites covered by the order.

  At December 31, 1998, PP&L had accrued approximately $6 million and Penn Fuel Gas had accrued $15 million, representing the respective amounts PP&L and Penn Fuel Gas can reasonably estimate they will have to spend to remediate sites involving the removal of hazardous or toxic substances, including those covered by each company's consent orders mentioned above. Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs for PP&L or Penn Fuel Gas, which neither company can estimate at this time. In addition, certain federal and state statutes, including Superfund and the Pennsylvania Hazardous Sites Cleanup Act, empower certain governmental agencies, such as the EPA and the DEP, to seek compensation from the responsible parties for the lost value of damaged natural resources. The EPA and the DEP may file such compensation claims against the parties, including PP&L or Penn Fuel Gas, held responsible for cleanup of such sites. Such natural resource damage claims against PP&L or Penn Fuel Gas could result in material additional liabilities.

 General

  Due to the environmental issues discussed above or other environmental matters, PP&L may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PP&L also may incur capital expenditures, operating expenses and other costs in amounts which are not now determinable but which could be material.

Loan Guarantees of Affiliated Companies

  At December 31, 1998, PP&L provided a guarantee in the amount of $12 million in support of one of its subsidiaries.

  PP&L Resources also provides certain guarantees for its subsidiaries. Specifically, PP&L Resources guarantees all of the debt of PP&L Capital Funding. As of December 31, 1998, PP&L Resources guaranteed $397 million of medium-term notes and $552 million of commercial paper issued by PP&L Capital Funding. PP&L Resources also provided $13 million of loan guarantees to a PP&L Global subsidiary in the fourth quarter of 1998. Also in the fourth quarter, PP&L Resources guaranteed $19 million of notes of North Penn Gas Co., a subsidiary of Penn Fuel Gas. Additionally, PP&L Resources has guaranteed certain obligations of PP&L EnergyPlus for up to $31 million under power purchase and sales agreements.

Source of Labor Supply

  As of December 31, 1998, PP&L Resources and its subsidiaries had approximately 7,600 employees, including 6,344 full-time PP&L employees. Approximately 65 percent of PP&L's full-time employees are represented by the IBEW. PP&L reached a new labor agreement with the IBEW in 1998. This agreement expires in May 2002.

15. New Accounting Standards

  In February 1998, the FASB issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which is effective for fiscal years beginning after December 15, 1997. The adoption of this statement did not have a material impact on the financial statements of PP&L Resources or PP&L.

  In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 also expanded the definition of a derivative to include most commodity contracts that require physical delivery. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. PP&L Resources and its subsidiaries intend to adopt this statement as of January 1, 2000. The impact of the adoption of this statement on the net income of PP&L Resources and PP&L is not yet determinable but may be material.

  In November 1998, the EITF reached a consensus on EITF Issue 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." For purposes of Issue 98-10, energy trading activities refer to energy contracts entered into with the objective of generating profits on or from exposure to shifts or changes in market prices, and risk management activities refer to energy contracts that are designated as, and effective as, hedges of nontrading activities. Effective January 1, 1999, EITF Issue 98-10 requires that companies "mark to market" (that is, record the fair value of the contracts on the balance sheet, with gains and losses reflected in earnings) energy contracts that constitute energy trading activities. Energy contracts that are hedges of nontrading activities should continue to be accounted for in accordance with a company's existing hedge accounting policies. PP&L Resources and PP&L will continue, until the adoption of SFAS 133, to use accrual accounting for contracts that are hedges of nontrading activities. PP&L Resources and PP&L adopted EITF 98-10 on January 1, 1999 and expect to recognize an after-tax credit to income of approximately $6.0 million as an offset to energy purchases.

SELECTED FINANCIAL AND OPERATING DATA
PP&L Resources, Inc.

                                   1998 (a)  1997 (a)  1996   1995 (a) 1994 (a)
                                   --------  -------- ------- -------- --------
Income Items--millions
Operating revenues...............  $ 3,786   $ 3,077  $ 2,926 $ 2,752  $ 2,725
Operating income (g).............      827       800      810     836      719
Net Income (Loss)................     (569)      296      329     323      216(e)
Balance Sheet Items -- millions
 (b)
Property, plant and equipment,
 net.............................    4,480     6,820    6,960   6,970    7,195
Recoverable transition costs.....    2,819
Total assets.....................    9,607     9,485    9,670   9,492    9,372
Long-term debt...................    2,984     2,735    2,832   2,859    2,941
Company-obligated mandatorily
 redeemable preferred securities
 of subsidiary trusts holding
 solely company debentures.......      250       250
Preferred stock
  With sinking fund
   requirements..................       47        47      295     295      295
  Without sinking fund
   requirements..................       50        50      171     171      171
Common equity....................    1,790     2,809    2,745   2,597    2,454
Short-term debt..................      636       135      144      89       74
Total capital provided by
 investors.......................    5,757     6,026    6,187   6,011    5,936
Capital lease obligations........      168       171      247     220      225
Financial Ratios
Return on average common equity--
 % (f)...........................    13.39     10.60    12.30   12.81     8.73
Embedded cost rates (b)
  Long-term debt--%..............     7.40      7.88     7.89    7.95     8.07
  Preferred stock--%.............     5.87      5.85     6.09    6.09     6.07
  Preferred securities (pre-
   tax)--%.......................     8.43      8.43
Times interest earned before
 income taxes (f)................     3.69      3.39     3.55    3.56     2.73
Ratio of earnings to fixed
 charges--total enterprise basis
 (c).............................     3.48      3.22     3.45    3.47     2.70
Ratio of earnings to fixed
 charges and dividends on
 preferred stock--total
 enterprise basis (c)............     3.12      2.85     2.90    2.91     2.27
Common Stock Data
Number of shares outstanding--
 thousands
  Year-end.......................  157,412   166,248  162,665 159,403  155,482
  Average........................  164,651   164,550  161,060 157,649  153,458
Number of shareowners (b)........  100,458   117,293  123,290 128,075  132,632
Earnings (loss) per share--
 reported........................   ($3.46)  $  1.80  $  2.05 $  2.05  $  1.41
Earnings (loss) per share
 excluding extraordinary items
 (f).............................  $  2.29   $  1.80  $  2.05 $  2.05  $  1.41
Dividends declared per share.....  $ 1.335   $  1.67  $  1.67 $  1.67  $  1.67
Book value per share (b).........  $ 11.37   $ 16.90  $ 16.87 $ 16.29  $ 15.79
Market price per share (b).......  $27.875   $23.938  $    23 $    25  $    19
Dividend payout rate--% (f)......       58        93       82      82      119
Dividend yield--% (d)............     4.79      6.98     7.26    6.68     8.79
Price earnings ratio (f).........    12.17     13.30    11.22   12.20    13.48

-------
(a) Earnings for 1998, 1997, 1995 and 1994 were affected by several one-time adjustments. Results for 1998 also include the impact of extraordinary items. These adjustments affected net income and certain items under Financial Ratios and Common Stock Data. See Financial Notes 4, 10 and 11.
(b) At year-end.
(c) Computed using earnings and fixed charges of PP&L Resources and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals. (Extraordinary items excluded from 1998 calculations.)
(d) Based on year-end market prices.
(e) Results for 1994 restated to reflect formation of the holding company.
(f) Results for 1998 based on earnings per share excluding extraordinary items.
(g) Operating income of 1997 and earlier years restated to conform to the current presentation.

Note: See Results of Operations--"Financial Indicators" for selected ratios for 1996, 1997 and 1998 based on fully-adjusted earnings.

EXECUTIVE OFFICERS OF PP&L RESOURCES, INC.

  Officers of PP&L Resources are elected annually by the Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, or any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.

  There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.

  Listed below are the executive officers of PP&L Resources as of December 31, 1998:

                                                            Effective Date of
                                                               Election to
        Name        Age              Position               Present Position
        ----        ---              --------               -----------------
 William F. Hecht..  55 Chairman, President and Chief       February 24, 1995
                         Executive Officer
 Frank A. Long.....  58 Executive Vice President            February 24, 1995
 Robert G. Byram*..  53 Senior Vice President--Generation   April 1, 1997
                         and Chief Nuclear Officer--PP&L
 John R. Biggar....  54 Senior Vice President and Chief     November 1, 1998
                         Financial Officer
 Robert D. Fagan*..  53 President--PP&L Global, Inc.        December 20, 1995
 Robert J. Grey....  48 Senior Vice President, General      March 1, 1996
                         Counsel and Secretary
 Terry H. Hunt.....  50 Senior Vice President--Strategic    October 1, 1998
                         Planning
 Joseph J. McCabe..  48 Vice President and Controller       August 1, 1995

-------
 * Mr. Byram and Mr. Fagan have been designated executive officers of PP&L Resources by virtue of their respective positions at PP&L Resources subsidiaries.

  Each of the above officers, with the exception of Messrs. Fagan, Grey, Hunt and McCabe, has been employed by PP&L for more than five years as of December 31, 1998. Mr. Fagan joined PP&L Global in November 1994. Prior to that time, he was Vice President and General Manager at Mission Energy Company. Mr. McCabe joined PP&L in May 1994 and was previously a partner of Deloitte & Touche LLP. Mr. Grey joined PP&L in March 1995. He had been General Counsel of Long Island Lighting Company since 1992. Mr. Hunt joined PP&L in October 1998. He also is the President and CEO of Penn Fuel Gas and its subsidiaries.

  Prior to their election to the positions shown above, the following executive officers held other positions within PP&L since January 1, 1994: Mr. Byram was Senior Vice President--Nuclear; Mr. Biggar was Vice President-- Finance, Vice President--Finance and Treasurer and Senior Vice President-- Financial; Mr. Grey was Vice President, General Counsel and Secretary; and Mr. McCabe was Controller.

SHAREOWNER AND INVESTOR INFORMATION

  Annual Meetings: The annual meeting of shareowners is held each year on the fourth Friday of April. The 1999 annual meeting will be held on Friday, April 23, 1999, at Lehigh University's Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, PA.

  Proxy Material: A proxy statement and notice of PP&L Resources' annual meeting are mailed to all shareowners of record as of February 26, 1999.

  Dividends: The 1999 dates for consideration of the declaration of dividends on PP&L Resources common stock and PP&L preferred stock by the board of directors or its finance committee are February 26, May 28, August 27 and November 19. Subject to the declaration, such dividends are paid on the first day of April, July, October and January. Dividend checks are mailed in advance of those dates with the intention that they arrive as close as possible to the payment dates. The 1999 record dates for dividends are expected to be the 10th day of March, June, September and December.

  Direct Deposit of Dividends: Shareowners may choose to have their dividend checks deposited directly into their checking or savings account. Quarterly dividend payments are electronically credited on the dividend date, or the first business day thereafter.

  Dividend Reinvestment Plan: Shareowners may choose to have dividends on their PP&L Resources common stock or PP&L preferred stock reinvested in PP&L Resources common stock instead of receiving the dividend by check.

  Certificate Safekeeping: Shareowners participating in the Dividend Reinvestment Plan may choose to have their common stock certificates forwarded to PP&L for safekeeping.

  Lost Dividend or Interest Checks: Dividend or interest checks lost by investors, or those that may be lost in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.

  Transfer of Stock or Bonds: Stock or bonds may be transferred from one name to another or to a new account in the name of another person. Please contact Investor Services regarding transfer instructions.

  Bondholder Information: Much of the information and many of the procedures detailed here for shareowners also apply to bondholders. Questions related to bondholder accounts should be directed to Investor Services.

  Lost Stock or Bond Certificates: Please contact Investor Services for an explanation of the procedure to replace lost stock or bond certificates.

  PP&L Resources Summary Annual Report: Published and mailed in mid-March to all shareowners of record.

  Shareowner News: An easy-to-read newsletter containing current items of interest to shareowners--published and mailed at the beginning of each quarter.

  Periodic Mailings: Letters regarding new investor programs, special items of interest, or other pertinent information are mailed on a non-scheduled basis as necessary.

  Duplicate Mailings: The summary annual report and other investor publications are mailed to each investor account. If you have more than one account, or if there is more than one investor in your household, you may contact Investor Services to request that only one publication be delivered to your address. Please provide account numbers for all duplicate mailings.

  Shareowner Information Line: Shareowners can get detailed corporate and financial information 24 hours a day using the Shareowner Information Line. They can hear timely recorded messages about earnings, dividends and other company news releases; request information by fax; and request printed materials in the mail.

  The toll-free Shareowner Information Line is 1-800-345-3085.

  Other PP&L Resources publications, such as the annual and quarterly reports to the Securities and Exchange Commission (Forms 10-K and 10-Q) will be mailed upon request.

  Another part of this service is an enhanced Internet home page
(www.pplresources.com). Shareowners can access PP&L Resources' Securities and Exchange Commission filings, stock quotes and historical performance. Visitors to our website can provide their E-mail address and indicate their desire to receive future earnings or news releases automatically.

  Investor Services: For any questions you have or additional information you require about PP&L Resources and its subsidiaries, please call the Shareowner Information Line, or write to:

    George I. Kline
    Manager-Investor Services
    PP&L Resources, Inc.
    Two North Ninth Street
    Allentown, PA 18101

  Internet Access: For updated information throughout the year, check out our home page at http://www.pplresources.com. You may also contact Investor Services via E-mail at invserv@papl.com.

Listed Securities:                    Fiscal Agents:
New York Stock Exchange               Stock Transfer Agents and
PP&L Resources, Inc.:                 Registrars
Common Stock (Code: PPL)               Norwest Bank Minnesota, N.A.
                                       Shareowner Services
PP&L, Inc.:                            161 North Concord Exchange
4-1/2% Preferred Stock                 South St. Paul, MN 55075
(Code: PPLPRB)
4.40% Series Preferred Stock           PP&L, Inc.
(Code: PPLPRA)                         Investor Services Department

PP&L Capital Trust:                   Dividend Disbursing Office and
(Code: PPLPRA)                        Dividend Reinvestment Plan Agent
8.20% Preferred Securities             PP&L, Inc.
(Code: PPLPRC)                         Investor Services Department

PP&L Capital Trust II:                Mortgage Bond Trustee
8.10% Preferred Securities             Bankers Trust Co.
(Code: PPLPRD)                         Attn: Security Transfer Unit
                                       P.O. Box 291569
Philadelphia Stock Exchange            Nashville, TN 37229
PP&L Resources, Inc.:
Common Stock                          Bond Interest Paying Agent
                                       PP&L, Inc.
PP&L, Inc.                             Investor Services Department
4-1/2% Preferred Stock
3.35% Series Preferred Stock
4.40% Series Preferred Stock
4.60% Series Preferred Stock

QUARTERLY FINANCIAL, COMMON STOCK PRICE AND DIVIDEND DATA (Unaudited) PP&L Resources, Inc. and Subsidiaries
(Millions of Dollars, except per share data)

                                                For the Quarters Ended (a)
                                            -----------------------------------
                                            March 31 June 30  Sept. 30 Dec. 31
                                            -------- -------  -------- --------
1998
Operating revenues......................... $    880 $   838  $ 1,166  $    902
Operating income...........................      236     148      262       181
Net income before extraordinary items......      101      54      136        88
Net income.................................      101    (894)     136        88
Earnings per common share (b)..............     0.60   (5.34)    0.81      0.56
Dividends declared per common share (c)....   0.4175  0.4175     0.25      0.25
Price per common share
  High.....................................   24 1/4  24 3/8   26 3/8  28 15/16
  Low...................................... 21 11/16  20 7/8       22  24 15/16
1997
Operating revenues......................... $    795 $   693  $   792  $    797
Operating income...........................      264     166      201       169
Net income before extraordinary items......      117      65       42        72
Net income.................................      117      65       42        72
Earnings per common share (b)..............     0.72    0.39     0.25      0.44
Dividends declared per common share (c)....   0.4175  0.4175   0.4175    0.4175
Price per common share
  High.....................................       24  20 7/8  23 1/16    24 1/4
  Low......................................       20      19  19 7/16        20

-------
(a) PP&L's electric utility business is seasonal in nature with peak sales periods generally occurring in the winter months. In addition earnings in several quarters were affected by several one-time adjustments. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations. In addition, PP&L Resources' second quarter results of 1998 include an after-tax charge of $948 million. See Note 4.
(b) The sum of the quarterly amounts may not equal annual earnings per share due to changes in the number of common shares outstanding during the year or rounding.
(c) PP&L Resources has paid quarterly cash dividends on its common stock in every year since 1946. The dividends paid per share in 1997 were $1.67 and in 1998 were $1.50. The most recent regular quarterly dividend paid by PP&L Resources was 25 cents per share (equivalent to $1.00 per annum) paid January 1, 1999. Future dividends will be dependent upon future earnings, financial requirements and other factors.

  For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the Shareowner Information Line, or write to:

                             George Kline, Manager
                         Investor Services Department
                                  PP&L, Inc.
                  Two North Ninth Street, Allentown, PA 18101

                   Shareowner Information Line: 800-345-3085

                                ---------------

  PP&L and PP&L Resources file a joint Form 10-K Report and Form 10-Q Report with the Securities and Exchange Commission. The Form 10-K Report for 1998 and the Form 10-Q Report for the quarter ending March 31, 1999 are available without charge by writing to the Investor Services Department at the address printed above, or by calling the toll-free number.


   Whether you plan to attend the meeting or not, please mark, date, sign and mail the accompanying Proxy as soon as possible. An envelope, which requires no postage if mailed in the United States, is included for your convenience.

                                ---------------

              For the latest information on PP&L Resources, visit
                        our location on the Internet at
                          http://www.pplresources.com

Admission Ticket                                        [PP&L LOGO APPEARS HERE]
PP&L Resources, Inc. Annual Meeting of Shareowners
1:30 p.m., April 23, 1999
Lehigh University's Stabler Arena
Bethlehem, Pennsylvania

        Shareowner's mailing info here                          March 12, 1999



Dear Shareowner:

        It is a pleasure to invite you to attend the 1999 Annual Meeting of Shareowners, which will be held at 1:30 p.m. on Friday, April 23, 1999, at Lehigh University's Stabler Arena, at the Goodman Campus Complex, located in Lower Saucon Township outside Bethlehem, following the Annual Meeting of Shareowners of PP&L, Inc.

        Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company's operations and a question-and-answer period will follow.

        We hope you will be able to attend in person. If you plan to attend the meeting, please detach and return your Proxy now and bring this admission ticket with you to the meeting. If you are unable to attend the meeting but have any questions or comments on the company's operations, we would like to hear from you.

        Your vote is important. Whether you own one share or many, please mark, sign, date and return your proxy as soon as possible so that you will be represented at the meeting in accordance with your wishes.


                                 Sincerely yours,

                                 /s/William F. Hecht
                                 William F. Hecht
                                 Chairman, President and Chief Executive Officer


--------------------------------------------------------------------------------
                                                        40-char scan line

PROXY            [PP&L LOGO
                APPEARS HERE]

Please date and sign your name(s)            (Name and Account Info Here)
exactly as shown at right, and
indicate your vote on the reverse
side. Make sure the return address
on this card shows in the window of
the return envelope. Retain the top
portion of this page as your admission
ticket for the Annual Meeting.
                                        [_] Check here if the information
                                            shown above has changed.

                                        IMPORTANT: When signing as attorney,
                                        executor, administrator, trustee or
                                        guardian, please give your full title
                                        as such. In the case of JOINT HOLDERS,
PROXY VOTE                              all should sign.
PP&L RESOURCES, INC.
2 N 9TH STREET                          ____________________ Date _____________
ALLENTOWN PA 18101-9971
                                        ____________________ Date _____________


                                                                    Sequence No.

                       [MAP OF Annual Meeting location]





Indicate your vote by placing an (X) in the appropriate box, using black or dark blue ink. Please date and sign your name(s) on reverse side.

--------------------------------------------------------------------------------
Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareowners, April 23, 1999

William F. Hecht, Frank A. Long and Norman Robertson, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PP&L Resources, Inc. to be held on April 23, 1999, and any adjournments thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments thereof.

Shares represented by all properly executed proxies will be voted at the Annual Meeting in the manner specified. If properly executed and returned, and no specification is made, votes will be cast "FOR" all items on the proxy.

1. ELECTION OF DIRECTORS:

(1) Frederick M. Bernthal (2) William J. Flood (3) Frank A. Long

        For All              For All            Withhold
                            Except (*)           For All

          [_]                 [_]                  [_]

(*) To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above and mark an (X) in the "For All Except" box.

                                         For     Against     Abstain


2. PROPOSAL 2: Appointment               [_]       [_]         [_]
   of independent accountants

2. PROPOSAL 3: Approval of               [_]       [_]         [_]
   Amendments to Incentive
   Compensation Plan

2. PROPOSAL 4: Approval of               [_]       [_]         [_]
   Short-Term Incentive Plan